UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Amendment No. 2)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of China TransInfo Technology Corp. (“common stock”)

	(2)	Aggregate number of securities to which transaction applies:

(A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus 12,198,125 shares held by Mr. Shudong Xia, Karmen Investment Holdings Limited, SAIF Partners III, L.P., Ms. Danxia Huang and Mr. Shufeng Xia (the “Rollover Shares”)*), (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share, and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 with an exercise price below $5.80 per share.

* The Rollover Shares are being contributed to Shudong Investments Limited immediately prior to the consummation of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $76,745,899. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus the Rollover Shares) multiplied by $5.80 per share merger consideration, (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share multiplied by $0.98 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of such options of $4.82 per share), and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 multiplied by $4.00 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of $1.80 per share). The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $76,745,899

	(5)	Total fee paid: $8,796

[ ]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $560.89

	(2)	Form, Schedule or Registration Statement No.: Form S-3 (Registration No. 333 -162689)

	(3)	Filing party: China TransInfo Technology Corp.

	(4)	Date Filed: October 27, 2009

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

                    , 2012

To the Stockholders of China TransInfo Technology Corp.:

You are cordially invited to attend a special meeting of stockholders of China TransInfo Technology Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”) to be held at                     a.m., Beijing time, on                     , 2012, at                     .

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), among the Company, TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Shudong Xia (“Mr. Xia”).

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $5.80 in cash, without interest. We refer to this amount as the “per share merger consideration.” Each share of Company common stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including each share of Company common stock to be contributed to Parent by the Rollover Holders (as defined below) immediately prior to the effective time of the merger, will automatically be cancelled without payment of the per share merger consideration.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that our stockholders approve the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement.

The merger cannot be completed unless the merger agreement is approved by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by the Rollover Holders). More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached thereto as Annex A.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity), Karmen Investment Holdings Limited (one of our stockholders and beneficially owned by Mr. Xia), and SAIF Partners III, L.P. (collectively, the “Rollover Holders”) beneficially own in aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders are parties to the contribution agreements described in the accompanying proxy statement and have agreed with Parent and Shudong Investments Limited, a British Virgin Islands company and the sole shareholder of Parent (“Holdco”), to contribute to Parent the shares of Company common stock owned by them in exchange for newly issued shares of Holdco, immediately prior to the effective time of the merger. In addition, Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

We appreciate your continued support of the Company.

Sincerely,

Shudong Xia
Chairman, President, Chief Executive Officer and
Secretary

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

CHINA TRANSINFO TECHNOLOGY CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of China TransInfo Technology Corp. (the “Company,” “we,” “us” or “our”) will be held at                     a.m., Beijing time, on                     , 2012, at                     , for the following purposes:

1.

To approve the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), with TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Shudong Xia (“Mr. Xia”); and

2.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger agreement. Our board of directors, acting on the unanimous recommendation of the special committee, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that our stockholders approve the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity), Karmen Investment Holdings Limited (one of our stockholders and beneficially owned by Mr. Xia), and SAIF Partners III, L.P. (collectively, the “Rollover Holders”) beneficially own in aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders are parties to the contribution agreements described in the accompanying proxy statement and have agreed with Parent and Shudong Investments Limited, a British Virgin Islands company and the sole shareholder of Parent (“Holdco”), to contribute to Parent the shares of Company common stock owned by them in exchange for newly issued shares of Holdco, immediately prior to the effective time of the merger. In addition, Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited.

Only stockholders of record at the close of business, New York time, on                     , 2012 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The approval of the merger agreement requires the affirmative vote by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by the Rollover Holders). The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Shudong Xia
Chairman, President, Chief Executive Officer and
Secretary

, 2012

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on                     , 2012 is available free of charge at www.shareholdermaterial.com/ctfo.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

i

Explanatory Note Regarding the Merger Agreement	66
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	66
Closing and Effective Time of the Merger	66
Treatment of Common Stock, Company Options and Company Warrants	67
Exchange and Payment Procedures	67
Representations and Warranties	68
Conduct of Business Prior to Closing	72
Parent Forbearance	73
Access to Information	73
Alternative Takeover Proposals	73
Indemnification; Directors’ and Officers’ Insurance	76
Financing	76
Obligation of Parent	77
Payment to Certain Creditor	77
Conditions to the Merger	77
Termination	78
Termination Fees and Reimbursement of Expenses	79
Fees and Expenses	80
Remedies	80
Amendment; Waiver of Conditions	80

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	81

Changes in Control	83

COMMON STOCK TRANSACTION INFORMATION	83

APPRAISAL RIGHTS	84

SELECTED FINANCIAL INFORMATION	85

Selected Historical Financial Information	85
Ratio of Earnings to Fixed Charges	85
Net Book Value per Share of Company Common Stock	85

MARKET PRICE AND DIVIDEND INFORMATION	86

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	86

OTHER MATTERS	87

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	88

WHERE YOU CAN FIND MORE INFORMATION	88

ANNEX A: MERGER AGREEMENT	A-1

ANNEX B: LIMITED GUARANTEE	B-1

ANNEX C: FINANCIAL ADVISOR OPINION	C-1

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	D-1

ANNEX E: FORM OF PROXY CARD	E-1

ii

CHINA TRANSINFO TECHNOLOGY CORP.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

PRELIMINARY PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of China TransInfo Technology Corp. which will be held at                     a.m., Beijing time, on                     , 2012, at                     , and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of China TransInfo Technology Corp. as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement regarding the merger and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 88. In this proxy statement, the terms “we,” “us,” “our,” “CTFO” and the “Company” refer to China TransInfo Technology Corp. and its subsidiaries. We refer to Shudong Investments Limited as “Holdco,” TransCloud Company Limited as “Parent” and TransCloud Acquisition, Inc. as “Merger Sub.” We refer to Mr. Shudong Xia (“Mr. Xia”), Ms. Danxia Huang, Mr. Shufeng Xia, Karmen Investment Holdings Limited (“Karmen”) and SAIF Partners III, L.P. (“SAIF III”) collectively as the “Rollover Holders.” We refer to the stockholders of the Company (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company) as the “unaffiliated stockholders.” We refer to Parent, Merger Sub and their affiliates, and the Rollover Holders as the “Excluded Holders.” We refer to Holdco, Parent, Merger Sub, SAIF Partners IV, L.P. (“SAIF IV”) and the Rollover Holders as the “buyer group.” We refer to SAIF III and SAIF IV as “SAIF Partners.” When we refer to the “merger agreement,” we mean the Agreement and Plan of Merger, dated as of June 8, 2012, among the Company, Parent and Merger Sub.

The Parties (page 17)

China TransInfo Technology Corp. is a leading provider of end-to-end intelligent transportation systems (“ITS”) and related comprehensive technology solutions servicing the transportation industry in China. We are involved in developing multiple applications in highway ITS, urban ITS, commercial vehicles ITS plus location based services, and to a lesser degree, in digital city, and land and resource filling systems based on geographic information systems technologies which are used to service both the public and private sector.

Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Xia.

The Rollover Holders beneficially own in the aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders have agreed with Parent and Holdco to contribute to Parent the shares of Company common stock owned by them (the “Rollover Shares”) in exchange for newly issued shares of Holdco immediately prior to the effective time of the merger pursuant to the contribution agreements.

Overview of the Transaction (page 18)

The Company, Parent and Merger Sub entered into the merger agreement on June 8, 2012. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). The Company, as the surviving corporation, will continue to do business under the name “China TransInfo Technology Corp.” following the merger. At the effective time of the merger, the following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive $5.80 (the “per share merger consideration”) in cash without any interest thereon;

  each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes;

  each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option; and

  each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following and as a result of the merger:

  the unaffiliated stockholders will no longer have any interest in, and will no longer be stockholders of the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Special Meeting (page 62)

The special meeting will be held at                     a.m., Beijing time, on                     , 2012, at                     . At the special meeting, you will be asked to, among other things, approve the merger agreement. See “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 62)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business, New York time, on                     , 2012, the record date for the special meeting. On that date, there were                     shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Approval of the merger agreement requires the affirmative vote of (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the Rollover Shares). Assuming 25,270,069 shares of Company common stock are outstanding on the record date, at least 6,535,973 shares of Company common stock owned by the unaffiliated stockholders must be voted in favor of the proposal to approve the merger agreement in order for the proposal to be approved pursuant to the approval requirement set forth in (ii). See “The Special Meeting” beginning on page 62 for additional information.

Merger Consideration (page 67)

If the merger is completed, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive the per share merger consideration in cash without interest. Shares of Company common stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger , including the Rollover Shares will be canceled without conversion or consideration.

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the per share merger consideration. Promptly after the effective time of the merger (but in any event no later than five business days), the paying agent will send each record holder of shares of Company common stock (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for its per share merger consideration. Do not return your stock certificates with the enclosed proxy card, and do not forward your stock certificates to the paying agent without a letter of transmittal. You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” and “The Merger Agreement—Exchange and Payment Procedures” beginning on page 67 for additional information.

Treatment of Company Options and Company Warrants (page 67)

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” beginning on page 67 for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger (page 28)

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Our board of directors and the special committee believe that the merger is fair to the unaffiliated stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement and in determining that the merger is fair to the unaffiliated stockholders, see “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 27 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” beginning on page 28.

Positions of the Buyer Group Regarding the Fairness of the Merger (page 41)

Each member of the buyer group believes that the merger is fair to the unaffiliated stockholders. Their belief is based upon the factors discussed under the caption “Special Factors Relating to the Merger—Positions of the Buyer Group Regarding the Fairness of the Merger” beginning on page 41.

Opinion of William Blair, Financial Advisor to the Special Committee (page 34)

In connection with the merger, the special committee received a written opinion from William Blair & Company, L.L.C. (“William Blair”), financial advisor to the special committee, as to the fairness, from a financial point of view and as of the date of its opinion, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders. The full text of William Blair’s written opinion, dated June 7, 2012, is attached to this proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. William Blair’s opinion was provided to the special committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view, does not address any other aspect or implication of the proposed merger or the merits of the underlying decision by the Company to engage in the merger or the relative merits of any alternatives discussed by the special committee and the board of directors of the Company, does not constitute an opinion with respect to the Company’s underlying business decision to effect the merger, any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the per share merger consideration) and does not constitute a recommendation as to any vote or action the Company or any stockholders of the Company should take in connection with the merger or any aspect thereof. For a more complete description of William Blair’s opinion, see “Special Factors Relating to the Merger—Opinion of William Blair, Financial Advisor to the Special Committee” beginning on page 34.

Financing of the Merger (page 50)

The buyer group estimates that the total amount of funds required to consummate the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $200.3 million. The buyer group expects to fund this amount through a combination of the contribution of 12,198,125 shares of Company common stock from the Rollover Holders to Parent (the equivalent of an investment of approximately $70.7 million based upon the per share merger consideration of $5.80), equity financing from Mr. Shudong Xia of up to $26,955,708, equity financing from SAIF IV of up to $11,552,446, and debt financing of up to $96 million from China Development Bank Corporation Hong Kong Branch (“CDB”), which we refer to as the “CDB Loan.” See “Special Factors Relating to the Merger—Financing of the Merger” beginning on page 50 for additional information.

Limited Guarantee (page 52)

On June 8, 2012, Mr. Xia and SAIF IV delivered a limited guarantee in which they agreed to guarantee the obligations of Parent and Merger Sub to pay certain fees and reimburse certain expenses, including the $2.8 million termination fee that may become payable to the Company by Parent under certain circumstances set forth in the merger agreement. See “Special Factors Relating to the Merger—Limited Guarantee” beginning on page 52 and “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 79 for additional information. A copy of the limited guarantee is attached as Annex B to this proxy statement.

Contribution Agreements (page 52)

Pursuant to two contribution agreements dated as of June 7, 2012, at or prior to the effective time of the merger, the Rollover Holders will contribute to Parent an aggregate amount of 12,198,125 shares of Company common stock beneficially owned by them in exchange for shares of Holdco. See “Special Factors Relating to the Merger—Financing of the Merger—Rollover Financing” beginning on page 52 for additional information.

Voting Agreement (page 52)

Parent and the Rollover Holders have entered into a voting agreement in which the Rollover Holders agreed to vote all of their shares in favor of approval of the merger agreement at the special meeting. See “Special Factors Relating to the Merger—Voting Agreement” beginning on page 52 for additional information.

Interests of the Company’s Directors and Officers in the Merger (page 53)

When considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the members of our board of directors and certain of our officers have interests in the merger in addition to their interests as our stockholders generally. These interests may be different from, or in addition to, your interests as our stockholders.

Concurrently with the execution and delivery of the merger agreement, Parent delivered to us two contribution agreements executed by certain members of the buyer group, including Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity) and SAIF III. Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited, an affiliate of SAIF III. These members of the buyer group have agreed, among other things, to contribute the shares of Company common stock beneficially owned by them to Parent in exchange for newly issued shares of Holdco. The effect of these transactions will be to allow such members of the buyer group to remain indirect owners of the surviving corporation after the merger is completed. Because of their equity ownership of Holdco, each such member of the buyer group will enjoy the benefits from any future earnings and growth of the Company after the merger and will also bear the corresponding risks of any possible decreases in future earnings, growth, or value. Such members of the buyer group may also benefit after the merger from the elimination of expenses associated with public company reporting and compliance requirements and increased flexibility as a private rather than a publicly-traded company.

Additionally, members of the special committee received compensation for their service of evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “Special Factors Relating to the Merger —Background of the Merger” beginning on page 19. Parent also agreed to indemnify our directors and officers against certain claims and liabilities arising from their actions taken prior to the effective time of the merger for the six years following the effective time of the merger.

The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “Special Factors Relating to the Merger —Interests of the Company’s Directors and Officers in the Merger” beginning on page 53.

Conditions to the Merger (page 77)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 77.

Regulatory Matters (page 56)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the articles of merger with the Secretary of State of the State of Nevada with respect to the merger.

Alternative Takeover Proposals (page 73)

From June 8, 2012 until 11:59 p.m. New York City time on July 18, 2012, which we refer to as the “go-shop” period, the Company and its subsidiaries and their respective representatives are permitted to:

  solicit, initiate, facilitate and encourage any inquiry or the making of takeover proposals (as defined below under “The Merger Agreement—Alternative Takeover Proposals”) from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company simultaneously or as promptly as reasonably practicable provides any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

  enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with, assist, participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 19, 2012, the Company and its subsidiaries and their respective representatives are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to continuing parties (as defined below under “The Merger Agreement—Alternative Takeover Proposals”). From and after 12:00 a.m. New York City on July 19, 2012 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries and their respective representatives will not:

  solicit, initiate, knowingly encourage or knowingly induce the making of takeover proposals from any third parties;

  provide any material non-public information concerning the Company or its subsidiaries to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

However, the Company may continue to engage in the actions described in the first and second bullet above until 11:59 p.m. New York City time on August 2, 2012 with a continuing party.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Prior to the time the Company’s stockholders approve the merger agreement, if the Company receives an unsolicited written takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal and the failure to take action would result in a breach of its fiduciary duties under applicable law, the Company may:

  contact such party to clarify and understand the terms and conditions thereof to the extent the special committee shall have determined in good faith that such contact is necessary to determine whether such proposal or is reasonably likely to result in a superior proposal;

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such proposal.

The Company shall promptly advise Parent within 24 hours, orally or in writing, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such takeover proposal or request.

The merger agreement provides that the board of directors of the Company can only (a) effect a “change of recommendation” (as defined below under “The Merger Agreement—Alternative Takeover Proposals”) or (b) enter into a takeover proposal (as described under “The Merger Agreement—Alternative Takeover Proposals”) if at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may enter into a definitive written agreement with respect to such superior proposal and terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a definitive written agreement with respect to such superior proposal, as applicable, and specifying the reasons therefor, including in the case of a superior proposal the material terms and conditions of such superior proposal that is the basis of the proposed action by the board of directors of the Company (including the identity of the third party making the superior proposal and any financing materials related thereto, if any), (ii) during the five business day period following Parent’s and Merger Sub’s receipt of the notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the financing commitments so that such superior proposal ceases to constitute a superior proposal, and (iii) following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the terms of the debt financing and the equity financing proposed in writing by Parent and Merger Sub in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and the Company will be required to comply again with the procedures in this paragraph, provided that references above in this paragraph to five business days will be changed to references to three business days.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law. For a more detailed description of the alternative takeover proposals, see “The Merger Agreement—Alternative Takeover Proposals” beginning on page 73.

Termination of the Merger Agreement (page 78)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 7, 2013, provided that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the failure of the closing to occur by that date; or

  our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof.

by the Company, if:

  either Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that any condition to the obligation of the Company to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred; or

  the Company effects a change of recommendation or enters into a definitive written agreement with respect to a superior proposal after (a) complying with the applicable provisions of the merger agreement and (b) paying to Parent a termination fee payable pursuant to the merger agreement.

by Parent, if:

  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that any condition to the obligation of Parent of Merger Sub to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within thirty business days after written notice of such breach or if earlier, by the April 7, 2013, provided that this termination right will not be available to Parent if a material breach of the merger agreement by Parent is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company effects a change of recommendation.

Termination Fees and Reimbursement of Expenses (page 79)

The Company is required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event that the merger agreement is terminated:

  by the Company in order to effect a change of recommendation or enter into a definitive written agreement with respect to a superior proposal;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by April 7, 2013 or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within twelve months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal; or

  by Parent due to (i) a breach by Company of any of their representations, warranties, covenants or agreements under the merger agreement, such that the condition to the obligation of Parent or Merger Sub to closing would not be satisfied; or (ii) the board of directors of the Company effects a change of recommendation.

Parent is required to pay the Company a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event that the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements under the merger agreement, such that the condition to the obligation of the Company to closing would not be satisfied; or

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred.

Remedies (page 80)

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstance is the sole and exclusive remedy of the Company against the Parent, Merger Sub, their respective affiliates or financing source for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Appraisal Rights (page 84)

You are not entitled to dissenter’s rights or any other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the Nevada Revised Statutes, or the NRS, does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Material United States Federal Income Tax Consequences (page 57)

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, a U.S. Holder (as defined below under “Special Factors Relating to the Merger —Material United States Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. In general, a Non-U.S. Holder (as defined below under “Special Factors Relating to the Merger — Material United States Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. You should consult your tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Material PRC Tax Consequences (page 59)

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the People’s Republic of China (“PRC”) whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these common stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such common stock who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Litigation Relating to the Merger (page 60)

The Company and certain directors of the Company were named as defendants in three putative class action complaints filed in the Eighth Judicial District Court of Clark County, Nevada (the “Eighth Judicial District Court”) by stockholders of the Company in connection with the proposed merger. The complaints allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s stockholders and seek, among other things, to enjoin the defendants from completing the proposed merger. The Company and the board of directors believe that the claims in these complaints are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Where You Can Find More Information (page 88)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 88.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section titled “Summary Term Sheet Related to the Merger” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement, all of which you should read carefully and in their entirety. You may obtain the documents incorporated by reference in this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 88.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at a.m., Beijing time, on , 2012, at .

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of, among other things, the approval of the merger agreement. On June 8, 2012, we entered into the merger agreement, with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of Company common stock will not be publicly traded. Parent and Merger Sub are beneficially owned by Mr. Shudong Xia, the chairman, president, chief executive officer and secretary of the Company.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $5.80 in cash, without interest, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on pages 57 and 59, respectively, for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	What vote of our stockholders is required to approve the merger agreement and other proposals?

A:	The vote requirements to approve the proposals are as follows:

For Proposal No. 1 (approval of the merger agreement), both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding Rollover Shares) must vote “FOR” the proposal to approve the merger agreement.

For Proposal No. 2 (approval of the adjournment or postponement of the special meeting), the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not the quorum is present, is required.

At the close of business, New York time, on , 2012, the record date, shares of Company common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record as of the close of business, New York time, on                     , 2012, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:

Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the approval of the merger agreement. As of                     , 2012, the record date for the special meeting, our directors (including Mr. Xia and Ms. Danxia Huang) and current executive officers beneficially owned, in the aggregate, 9,196,276 shares of Company common stock, or collectively approximately 36.39% of the total outstanding shares of Company common stock.

In addition, on June 7, 2012, the Rollover Holders entered into a voting agreement with Parent under which they have agreed to, among other things, vote all shares of Company common stock beneficially owned by them in favor of approval of the merger agreement.

Considering the intentions of our directors and current executive officers and the voting agreement, 53.27% of the total outstanding shares of the Company common stock as of the date of this proxy statement will vote to approve the merger agreement at the special meeting. Given these facts, the approval of the merger agreement at the special meeting by the stockholders of a majority of the shares of Company common stock is assured.

You should read “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” beginning on page 28 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” beginning on page 53 for additional information.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:

You are not entitled to dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS, does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Q:	How do I cast my vote if I am a holder of record?

A:

If you were a holder of record as of the close of business, New York time, on                     , 2012, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:

If you hold your shares in “street name,” which means your shares of Company common stock are held of record on                     , 2012 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement or other proposals?

A:

In all matters, if you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee with respect to any particular proposal, it will have the same effect as a vote against such proposal, although your abstention or failure to act will not count as a vote against, withheld or abstained with respect to any other proposal, unless you also abstain or fail to act with respect to such other proposal. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

All proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book-form entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting in person or by proxy of the holders of a majority of shares of Company common stock issued and outstanding and entitled to vote at the special meeting as of the record date will be necessary and sufficient to constitute a quorum for the purposes of the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Okapi Partners LLC.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved by our stockholders, or if the merger is not completed for any other reason, you will not receive any payment for your Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. Under certain circumstances specified in the merger agreement, we may be required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration or, Parent may be required to pay us a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 79 for additional information.

Q:	When is the merger expected to be completed?

A:

We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the fourth quarter of 2012; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the requisite stockholder approvals of the merger and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

The Company

China TransInfo Technology Corp. is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. Through its affiliate and its Chinese operating subsidiaries, the Company is primarily focused on providing urban and highway transportation management solutions and information services. The Company’s principal executive offices are located at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191. The Company’s telephone number is (86) 10-5169-1999.

Parent

TransCloud Company Limited was formed under the laws of the Cayman Islands by Mr. Xia solely for the purpose of owning the Company after the merger and arranging the financing for the merger. Parent is a wholly-owned subsidiary of Holdco. Parent has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Parent is The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands, and its telephone number is (86) 10-5169-1999.

Merger Sub

TransCloud Acquisition, Inc. was formed under the laws of the State of Nevada by Parent solely for the purpose of effecting the merger. Merger Sub is a wholly-owned subsidiary of Parent. Upon completion of the merger, Merger Sub will no longer exist. Merger Sub has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger. The registered office of Merger Sub is c/o Paracorp Incorporated 318 N Carson St. #208 Carson City, Nevada 89701, and its telephone number is (86) 10-5169-1999.

Holdco

Shudong Investments Limited was formed under the laws of the British Virgin Islands by Mr. Xia solely for the purpose of owning Parent and arranging the financing of the merger. Mr. Xia is currently the sole beneficial owner of Holdco. Prior to the closing of the merger, each of Mr. Xia, Mr. Shufeng Xia, Ms. Danxia Huang, Karmen and SAIF III will receive equity interests in Holdco in exchange for contributing their shares of Company common stock to Parent pursuant to two contribution agreements, as part of the Rollover Financing. Holdco has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Holdco is 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 10-5169-1999.

Mr. Shudong Xia

Mr. Xia is and has been the chairman, president, chief executive officer and secretary of the Company for the past five years. Mr. Shudong Xia’s business address is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. His telephone number is (86) 10-5169-1999. He is a citizen of the PRC. During the past five years, Mr. Xia has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Karmen

Karmen Investment Holdings Limited was formed under the laws of the British Virgin Islands by Mr. Xia for the purpose of making investments in China-related companies. Karmen is a wholly owned subsidiary of East Action Investment Holdings Ltd., which in turn is wholly owned by Mr. Xia. The registered office of Karmen is P.O.Box 3444 Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 10-5169-1999.

Ms. Danxia Huang

Ms. Danxia Huang is and has been a vice president and a director of the Company for the past five years. The business address of Ms. Danxia Huang is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. Her telephone number is (86) 10-5169-1999. She is a citizen of the PRC. During the past five years, Ms. Danxia Huang has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has she been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mr. Shufeng Xia

Mr. Shufeng Xia is and has been the director of financial department of China TransInfo Technology Group Co., Ltd. for the past five years. Mr. Shufeng Xia’s business address is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. His telephone number is (86) 10-5169-1999. He is a citizen of the PRC. During the past five years, Mr. Shufeng Xia has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SAIF III

SAIF Partners III L.P. was formed under the laws of the Cayman Islands. The principal business of SAIF III is to make investments in companies in China and India. The registered office of SAIF III is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

SAIF IV

SAIF Partners IV L.P. was formed under the laws of the Cayman Islands. The principal business of SAIF IV is to make investments in companies in China and India. The registered office of SAIF IV is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on June 8, 2012. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Company, as the surviving corporation, will continue to do business under the name “China TransInfo Technology Corp.” following the merger. At the effective time of the merger, the following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive per share merger consideration of $5.80 without interest;

  each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes;

  each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option; and

  each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following and as a result of the merger:

  the unaffiliated stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing stockholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

Around the end of September and early October 2011, Mr. Xia started to contemplate the feasibility of a going-private transaction involving the Company after he learned of the completion of the going private transactions including those involving Chemspec International Limited, Funtalk China Holdings Limited and China Security & Surveillance Technology Inc.

In early October 2011, Mr. Xia met with CDB in Hong Kong to discuss the possibility of CDB providing financing to Mr. Xia for the transaction. No details regarding the terms or timing of the possible transaction were discussed.

On October 14, 2011, Mr. Xia consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) regarding the transaction and engaged Skadden as his legal counsel for the transaction based on, among other factors, Skadden’s extensive experience with mergers and acquisitions transactions, particularly going-private transactions, its significant history of representing Asia-based companies and its ability to communicate easily in both English and Chinese.

On November 7, 2011, Mr. Xia met with CDB in Beijing to further consider the possibility of CDB providing financing for the transaction.

On November 14, 2011, Mr. Xia met with SAIF III, as a potential investor in the transaction, Mr. Xia approached SAIF III because of its history as an institutional stockholder of the Company since July 17, 2008 as well as its reputation and extensive experience in investments in China-based companies. The discussion covered the transaction as well as Mr. Xia’s discussion with CDB concerning the transaction. No details regarding the terms or timing of the transaction were discussed. SAIF III expressed its preliminary interest in participating in the transaction.

On November 21, 2011, Mr. Xia met with Houlihan Lokey (China) Limited (“Houlihan”) regarding the possibility of Houlihan representing Mr. Xia and the buyer group in the transaction. Houlihan was engaged as the financial advisor to Mr. Xia and the buyer group on November 21, 2011.

On December 21, 2011, Mr. Xia met with CDB again in HK to discuss the possibility of CDB providing financing for the transaction.

On December 22, 2011, Mr. Xia met with SAIF III again and discussed further the feasibility of and SAIF III’s participation in the transaction. Mr. Xia updated SAIF III on the status of his efforts in securing debt financing from CDB. SAIF III continued to show interest in participating in the transaction.

On February 15, 2012, Mr. Xia met again with CDB in Hong Kong to discuss the possibility of CDB providing financing for the transaction. CDB indicated during the meeting that its credit committee would discuss financing to the transaction during the following week.

On February 16, 2012, Mr. Xia had another meeting with SAIF III in Hong Kong to discuss the feasibility of and SAIF III’s participation in the transaction. Mr. Xia updated SAIF III on the status of his efforts in securing debt financing from CDB and SAIF III indicated its strong interests in participating in the transaction, provided that debt financing from CDB was secured.

On February 19, 2012, after taking into consideration the status of the discussions with CDB and SAIF III regarding the financing of the transaction, at a meeting of the board of directors of the Company, Mr. Xia submitted a preliminary, non-binding letter (the “Proposal Letter”) to the board of directors proposing to undertake the transaction by acquiring all of the shares of Company common stock not currently directly or indirectly owned by him for cash consideration of $5.65 per share of Company common stock. In the Proposal Letter, Mr. Xia outlined his intention to finance the transaction with a combination of debt financing and equity financing. He indicated that he had held preliminary discussions with a Chinese bank which is experienced in financing going-private transactions, and he also had held preliminary discussions with certain stockholders of the Company and other potential sources of equity financing, and could make agreements with them relating to possible investments in the transaction. In the Proposal Letter, he also clearly indicated that he did not intend to sell his stake in the Company to a third party. After presenting his letter, Mr. Xia left the meeting because of his personal interest in the matters to be discussed and, at the invitation of the board of directors, representatives of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to the Company, advised the directors concerning their fiduciary duties to the Company’s stockholders.

On February 21, 2012, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein.

On February 23, 2012, all of the disinterested directors held a telephonic meeting to formally establish the mandate of and delegations of authority to a special committee to consider and attend to all matters in connection with the Proposal Letter and the transactions contemplated thereby.  After this meeting, the board of directors of the Company decided by written resolution that it was in the best interest of the Company to form a special committee, consisting of four members:  Mr. Xingming Zhang (to serve as chairman of the special committee), Mr. Zhongsu Chen, Mr. Dan Liu and Mr. Walter Teh Ming Kwauk.  These members of the special committee were selected based on meeting the independent director definition under the NASDAQ listing rules as well as being free from all personal, professional or business relationships with Mr. Xia or other financial or business interests or personal, professional or business relationships which could affect their ability to act impartially in discharging their duties on behalf of the Company’s stockholders in connection with the transactions contemplated by the Proposal Letter.  The board of directors authorized the special committee to, among other things,  (i) consider, review and evaluate the terms and conditions of any proposed transaction; (ii) negotiate the terms and conditions of any proposed transaction; (iii) express its view as to the fairness to the Company and the unaffiliated stockholders of any proposed transaction; (v) reject the proposed transaction or any alternative proposals; (v) recommend to the board of directors what action, if any, should be taken by the Company with respect to the proposed transaction; and (vi) retain legal counsel, financial advisors and such other accountants, appraisers, consultants or advisors to assist it in connection with the performance of its duty if the special committee deemed it appropriate in its sole discretion.

On February 23, 2012, the Company issued a press release regarding the establishment of the special committee to consider the Proposal Letter and to evaluate any additional proposal that Mr. Xia may make.

Between February 24 and March 5, 2012, the special committee interviewed several global investment banks which had submitted their qualifications and proposals to act as the special committee’s financial advisor and interviewed international law firms which had submitted their qualifications and proposals to act as the special committee’s legal counsel.

Between February 24 and March 6, 2012, several lawsuits were filed in the Eighth Judicial District Court in Clark County, Nevada against the Company and all of its directors alleging similar breaches of fiduciary duties in connection with the proposed transaction.

On March 6, 2012, the special committee held a telephonic meeting to discuss the engagement of a financial advisor and legal counsel. Having considered, among other things, the credentials of the candidates, the relevant experience of team members, the negotiation power and skills of the team members in the proposed transaction, the strategic process management capability and execution skills, independence of each candidate in the proposed transaction and the knowledge of the Company, the special committee decided to engage William Blair as its financial advisor. After deliberations on the experience in similar transactions, qualifications and reputation of each of these law firms, the special committee decided to engage Shearman & Sterling LLP (“Shearman”) as its legal counsel. Subsequently, the special committee negotiated and formally executed an engagement letter with Shearman on March 9, 2012, and an engagement letter and indemnity letter with William Blair on March 13, 2012.

On March 14, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman to discuss the process of a potential transaction with respect to Mr. Xia’s proposal including, among other things, (a) preliminary timeline of the proposed transaction, (b) financial analysis of the price offered in Mr. Xia’s proposal and related due diligence to be conducted by William Blair, (c) confidentiality requirements and publicity restrictions and (d) the retention of Nevada legal counsel to the special committee. William Blair further elaborated on the timetable in connection with a market check, assuming one were considered necessary. At the meeting, the special committee decided that William Blair’s preliminary financial analysis would help it better understand the value of the Company and the terms of Mr. Xia’s Proposal Letter, therefore, the special committee decided not to commence negotiation with Mr. Xia and his representatives with respect to the terms of his proposal until William Blair’s preliminary financial analysis was available.

On March 15, 2012, Mr. Xia received from White & Case LLP (“White & Case”), legal counsel to CDB, a preliminary draft of the facility agreement for the proposed financing by CDB in connection with the proposed transaction, which we refer to as the “facility agreement.”

On March 16, 2012, an interested financial investor (“investor A”) contacted Shearman and William Blair and indicated its interest in the proposed transaction. It was not clear whether investor A would form its own independent proposal or join Mr. Xia in his proposal.

On March 19, 2012, the board of directors held a telephonic special meeting to discuss the compensation of the members of the special committee. All directors except Mr. Xia attended the meeting. After discussion, the board determined monthly compensation for the members of the special committee of $7,500 for the chair and $5,000 for the other members of such committee for the duration of each person’s service on such committee.

On March 19, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman to discuss the progress of the preliminary financial analysis and related due diligence conducted by William Blair, the selection and engagement of Nevada legal counsel to the special committee, the financing arrangement of the buyer group and the response to the interest in the proposed transaction expressed by investor A. After discussion, the special committee instructed Shearman to clarify with the buyer group the buyer group’s contemplated financing arrangement in connection with the proposed transaction and instructed William Blair to confirm with investor A its interest in the proposed transaction.

On March 19, 2012, Mr. Xia met with CDB and discussed key commercial terms of the facility, including, but not limited to, the interest rate, repayment schedule and security package.

On March 19, 2012, Mr. Xia received a conditional debt commitment letter from CDB to provide a loan in connection with the proposed transaction, subject to, among other conditions, execution of mutually acceptable definitive documents for the loan. CDB’s commitment under the conditional commitment letter will terminate on February 16, 2013 unless CDB by written confirmation further extends the termination date. On March 20, 2012, Skadden delivered a copy of the conditional debt commitment letter to Shearman.

On March 21, 2012, White & Case circulated to Mr. Xia a revised draft of the facility agreement based on the discussion between Mr. Xia and CDB on March 19, 2012.

From March 22, 2012 to April 5, 2012, Skadden prepared a preliminary draft of the merger agreement with respect to the proposed transaction, which we refer to as the “merger agreement,” as well as preliminary drafts of the voting agreement, the contribution agreement and equity commitment letter, and assisted Mr. Xia in negotiating these agreements with SAIF III.

On March 30, 2012, members of the management of the Company met with representatives of William Blair and discussed the due diligence being conducted by William Blair. Topics covered in the discussion included the Company's financial management structure, internal financial controls, financial reporting systems and financial performance in the past as well as management’s estimates for the future.

On March 26, 2012 and April 1, 2012, the special committee held telephonic meetings with representatives of William Blair and Shearman to discuss the progress of the preliminary financial analysis and related due diligence being conducted by William Blair, the selection and engagement of Nevada legal counsel to the special committee, and that the interest of investor A in the proposed transaction. In the meeting held on April 1, 2012, representatives of William Blair discussed the process and content of due diligence in the meeting that occurred on March 30, 2012. The special committee decided not to respond to investor A until after (i) confirmation by investor A of its interest in the proposed transaction, and (ii) a discussion with representatives of William Blair regarding William Blair’s preliminary valuation analysis.

On April 1, 2012, Skadden circulated to White & Case the buyer group’s comments to the facility agreement.

On April 16, 2012, the special committee held a meeting with representatives of William Blair and Shearman. At the meeting, the special committee decided not to respond to the draft merger agreement provided by Skadden until William Blair’s preliminary financial analysis was available.

On April 20, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman. At the meeting, the representatives of William Blair discussed with the special committee its preliminary valuation analyses and the methodologies it applied, including selected public company analysis, selected transactions analysis, discounted cash flow analysis, leveraged buyout analysis and premiums paid analysis. The special committee and its advisors further discussed potential strategic alternatives which were (i) maintaining the status quo of the Company by remaining a public company and (ii) soliciting interest from third parties in a possible alternative transaction by conducting a market check or including a go-shop provision in the merger agreement, as well as the implications of each strategy and suggested next steps. Regarding the first potential strategic alternative, after discussions with its advisors, the special committee concluded that in light of (i) the challenges to the Company’s efforts to increase stockholder value as an independent publicly traded company, including competition the Company faces from companies with substantially greater resources than the Company currently has, and (ii) the negative impact of the existence of the SEC investigation and the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the trading price of the Company common stock, the Company should pursue the proposed transaction or an alternative transaction with a third party over the strategic alternative of remaining a public company. Regarding the second potential strategic alternative, the special committee instructed William Blair and Shearman to continue the preparatory work for a market check in case the parties were not able to reach agreement on major terms, particularly the proposed purchase price increase. The special committee also instructed William Blair and Shearman to propose a go-shop provision in the next draft of the merger agreement. In addition, the special committee instructed William Blair to contact investor A to clarify its interest in the proposed transaction and whether investor A intended to form its own independent proposal or join the buyer group as an equity financing source. At the meeting, Shearman also advised the special committee about factors to be considered in its decision making process in light of the fiduciary duties of the special committee members. In order to maximize value for the Company’s unaffiliated stockholders and also facilitate the consummation of a transaction fair to the Company and the unaffiliated stockholders, the special committee instructed William Blair and Shearman to initiate financial and legal negotiations with the buyer group in connection with the proposed transaction. In particular, the special committee instructed William Blair to propose in principle to Mr. Xia or his representative an increase in the purchase price and report to the special committee the response of Mr. Xia or his representative.

On April 20, 2012, Skadden provided Shearman a draft of Mr. Xia’s equity commitment letter, voting agreement and contribution agreements for the review and comments of the special committee and its advisors, which Shearman then provided to the special committee.

On April 23, 2012, representatives of William Blair contacted investor A, which indicated it was only interested in joining Mr. Xia, as opposed to making its own independent proposal with respect to a proposed transaction.

On April 24, 2012, representatives of William Blair, on behalf of the special committee, asked representatives of Houlihan and Skadden to request that Mr. Xia consider an increase in the offer price.  Skadden indicated that Mr. Xia would consider a reasonable price increase proposed by the special committee together with other positions and comments on the draft merger agreement provided by Skadden.  The parties did not discuss any specific amount of the proposed price increase.

Around April 25, 2012, Mr. Xia discussed with Ms. Danxia Huang and Mr. Shufeng Xia potentially committing to rolling over their shares of Company common stock and joining the buyer group. Mr. Xia approached Ms. Danxia Huang and Mr. Shufeng Xia because of their extensive experience and critical management roles in the development of the Company and China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity, respectively, and welcomed their continued extensive involvement in the financial and operational management of the Company. Ms. Danxia Huang and Mr. Shufeng Xia agreed to Mr. Xia’s offer and became members of the buyer group.

The special committee considered, but decided not to restrict Mr. Xia from forming a group with Ms. Danxia Huang and Mr. Shufeng Xia because (i) Ms. Danxia Huang and Mr. Shufeng Xia were aware of the proposal of Mr. Xia but never indicated to the board of directors or the special committee that she or he had any intention to form an independent proposal in competition with Mr. Xia’s; and (ii) considering their working and personal relationship with Mr. Xia and the central operating and strategic role Mr. Xia currently plays at the Company and his importance to the operation of the Company, it is not possible as a practical matter for Ms. Danxia Huang and Mr. Shufeng Xia to join other potential buyers of the Company, if any. The special committee did not restrict Mr. Xia from forming a group with SAIF III and its affiliates because Mr. Xia and SAIF III had already commenced their discussions to form a group prior to his submission of the Proposal Letter.

On April 26, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman.  Representatives of William Blair reported to the special committee that Mr. Xia would consider a price increase proposed by the special committee as well as the special committee’s other positions and comments on the draft merger agreement.  Representatives of William Blair also reported that investor A was only interested in joining the buyer group in its proposal, as opposed to forming an independent proposal.  Considering the intent of investor A, the special committee decided to cease discussions with investor A.  At the meeting, the special committee also discussed with representatives of Shearman and William Blair the key terms proposed by the buyer group in the draft merger agreement and the proposed position of the special committee as to those terms, including (a) the offered price of $5.65, (b) whether Holdco should be a party to the merger agreement, (c) treatment of the Company’s stock options and warrants, (d) confidentiality provision, (e) withholding tax provision, (f) “majority of the minority” vote and dissenter’s rights, (g) the special committee’s rights and limitations in dealing with third party competing proposals including a go-shop provision, (h) specific performance remedies, (i) the amount of the termination fee and the Parent termination fee and the triggering events for the termination fee and the Parent termination fee, (j) buyer group’s proposed financing arrangement, (k) expenses, and (l) governing law.  In particular, the special committee decided to seek a higher offer price from the buyer group to maximize value to the unaffiliated stockholders of the Company. After a review of the preliminary valuation analyses of William Blair and precedent increases in going-private transactions involving similar U.S. listed Chinese companies, the special committee decided that an increase of approximately 2% based on the buyer group's offered price of $5.65 would be reasonable. As its starting negotiation position, and after taking into consideration the other unaffiliated shareholder protections it wished to have added to the merger agreement, the special committee decided to propose that the buyer group increase its offer price to $5.80 per share of Company common stock, representing an increase of more than 2% from the original offer price of $5.65. After lengthy discussions with representatives of Shearman and William Blair, the special committee decided to propose, among other things, (i) merger consideration of $5.80 per share of Company common stock, (ii) a “majority of the minority” voting provision, (iii) a go-shop provision, and (iv) a reverse termination fee of $2.8 million.

On April 29, 2012, Shearman provided to Skadden a revised draft of the merger agreement reflecting the special committee’s positions including, among other things, (i) to delete the tax withholding rights provision, (ii) to expand the definition of material adverse effect in the Company’s representations and warranties to include additional carve-outs, (iii) to add a “majority of the minority” provision and a “dissenter’s rights” provision, (iv) to add a go-shop provision, (v) to expand the events giving rise to Company termination rights to include a change of recommendation by the special committee or entry by the Company into a definitive written agreement with respect to a superior proposal, (vi) to increase the amount of the Parent termination fee from US$1.5 million as proposed by the buyer group to US$4 million, and (vii) to make specific performance available to both the buyer group and the Company.

On May 3, 2012, White & Case provided Skadden with a further revised draft of the facility agreement, which was shared by Skadden with Shearman together with a revised draft of the merger agreement and a revised draft of the limited guarantee. Shearman then provided these draft agreements to the special committee. The revised draft of the facility agreement reflected, among other things, (i) a shortened availability period for the loan, (ii) a modified repayment schedule, (iii) modified restrictive covenants of the borrower, (iv) proposed financial covenant thresholds, and (v) proposed issuance of warrants to an affiliate of CDB. In the revised draft of the merger agreement, the buyer group accepted the special committee’s positions on, among other things, (a) the definition of “Company Material Adverse Effect,” (b) certain representations and warranties given by the Company on authorization and the fairness of the merger consideration to the Company's unaffiliated stockholders, OFAC, Investment Company and solvency of the surviving corporation, (c) certain representations and warranties given by Parent and Merger Sub concerning full disclosure of buyer group arrangements, full disclosure of buyer group contracts, no reliance on Company estimates and delivery of guaranty, (d) certain restrictive covenants made by the Company with respect to its ability to change executive and director compensation and to grant or amend employment agreements or incentive plans, (e) certain termination rights by the Company and by Parent, (f) payment to Beijing Shiji Yingli Technologies, Co., Ltd. under an existing agreement, and (g) the D&O insurance policy. The revised draft of the merger agreement also reflected outstanding different positions of the buyer group and the special committee including, among other things, (i) contractual dissenter’s rights, (ii) the “majority of the minority” voting requirement, (iii) whether to exclude from the Company’s representations and warranties Mr. Xia’s constructive knowledge, (iv) the scope and extent of the “go-shop” right, (v) certain representations and warranties made by the Company with respect to the Company’s SEC reports, transactions with affiliates and employees and financial indebtedness, (vi) the amount of the termination fee payable by the Company and by Parent under certain circumstances, (vii) the scope and threshold of certain restrictive covenants made by the Company on its ability to acquire or dispose of assets and business, (viii) whether to allow the buyer group to add new equity providers or operating partners to the transaction after signing of the merger agreement, (ix) material adverse effect as a condition to Parent and Merger Sub’s obligation to consummate the merger, and (x) specific performance as a unilateral remedy for the buyer group.

On May 3, 2012 and May 7, 2012, the special committee held telephonic meetings with representatives of William Blair and Shearman to discuss the revised draft merger agreement proposed by the buyer group and agreed on the negotiating positions regarding key terms of the merger agreement, including, among other things, (i) to increase the merger consideration, (ii) to extend the go-shop period from 30 days as proposed by the buyer group to 40-45 days, (iii) not to allow the buyer group to add new equity providers or operating partners to the transaction after signing the merger agreement in order to expand the pool of potential buyers of the Company in the proposed go-shop period, (iv) to increase the amount of the Parent termination fee from US$1.5 million as proposed by the buyer group to US$2.8 million, and (v) to make specific performance available to both the buyer group and the Company.

On May 4, 2012, the buyer group contacted CDB to discuss the key outstanding issues with respect to the facility agreement. The parties were able to reach agreement on (i) the availability period, (ii) the definition of “change of control,” (iii) the financial covenants, (iv) the repayment schedule, and (v) certain restrictive covenants of the borrower. The remaining key outstanding issues under the facility agreement included certain restrictive covenants of Parent with respect to the ability of its operating subsidiaries to create security over their assets and the delivery of the executed warrant documents between CDB Capital and Holdco as a condition to funding.

On May 7, 2012, White & Case provided Skadden with preliminary drafts of the security documents in connection with and ancillary to the facility agreement. Skadden continued to negotiate outstanding issues on the facility agreement with White & Case.

On May 8, 2012, the special committee and its advisors had a face-to-face negotiation session with Mr. Xia and Skadden with respect to key issues with the revised draft of the merger agreement provided by Skadden on May 3, 2012 including (i) the consideration, (ii) dissenters’ rights, (iii) duration of the go-shop period, (iv) Mr. Xia’s knowledge as qualifier to the Company’s representations and warranties, (v) the “majority of the minority” voting provision, (vi) the buyer group’s financing, (vii) the Company’s tail termination fee, (viii) Parent’s termination fee, and (ix) the specific performance provision. As to the purchase price, the special committee proposed an increase in the purchase price to $5.80 per share. Mr. Xia and Skadden indicated that $5.80 would be the highest price the buyer group could accept and such increase would be acceptable only if there were no market check. Mr. Xia and Skadden argued on behalf of the buyer group against a market check primarily because they believed that (i) a market check would unduly delay the transaction process and generate little serious interest from potential financial and strategic buyers given the buyer group’s significant ownership of equity interests in the Company, and (ii) the buyer group’s unwillingness to transfer their interests to any third party and their intention to vote against the approval of any transaction proposal alternative to the proposed transaction. In the internal discussions among the special committee and its financial and legal advisors, the special committee noted that in the Proposal Letter, Mr. Xia specifically stated that he had no intention of selling his stake in the Company to a third party. Shearman indicated to the special committee that given (i) Mr. Xia’s beneficial ownership of approximately 27.85% and the buyer group’s aggregate beneficial ownership of approximately 48.3% of the total shares of Company common stock, (ii) the buyer group’s unwillingness to transfer their interests to any third party and their intention to vote against the approval of any transaction proposal alternative to the proposed transaction, and (iii) the central operating and strategic role Mr. Xia currently plays at the Company and his importance to the operation of the Company, as a practical matter, the possibility of a third party proposing an alternative transaction in a market check to acquire 100% shares of Company common stock had been eliminated and the possibility of a third party proposing an alternative transaction in a market check to acquire a controlling stake of the Company had been substantially reduced. To the extent the buyer group accepted the proposed go-shop period, the Company reserved the opportunity for future potential alternative transactions. After internal discussions, the special committee decided to accept the buyer group’s request not to conduct a market check on the condition that the buyer group accept the purchase price increase to $5.80, a “majority of the minority” voting provision, a go-shop period and a higher Parent termination fee. As a result of the discussion between the parties, the buyer group agreed to (i) increase the purchase price to $5.80 per share, (ii) accept a “majority of the minority” voting provision, (iii) the scope and extent of the go-shop right, and (iv) the amount of the termination fee payable by the Company and by Parent under certain specified circumstances. The special committee agreed, among other things, (i) not to conduct any market check before signing the merger agreement, (ii) not to include any contractual dissenter’s rights provision in the merger agreement, (iii) not to exclude from the Company’s representations and warranties Mr. Xia’s constructive knowledge as a qualifier, (iv) to a unilateral specific performance remedy for the buyer group, and (v) to the Company’s material adverse effect as a condition to Parent and Merger Sub’s obligation to consummate the merger. In addition, representatives of Skadden and Shearman also discussed and reached agreements on certain other legal terms of the merger agreement, including (i) certain representations and warranties made by the Company with respect to the Company’s SEC reports, transactions with affiliates and employees and financial indebtedness, (ii) the scope and threshold of certain restrictive covenants made by the Company on its ability to acquire or dispose of assets and business, and (iii) the scope of the buyer group’s undertaking to secure financing.

On May 10, 2012, representatives from Skadden, Shearman and White & Case held a meeting via conference call to discuss the sequence of funding for the CDB loan and the merger consideration and the filing and effectiveness of the Nevada articles of merger in connection with the proposed transaction so as to assure the special committee of the funding process and funding certainty.

On May 10, 2012 and May 14, 2012, the special committee held two telephonic meetings with representatives of William Blair and Shearman to discuss pending issues relating to the merger agreement, including the sequence of funding for the CDB loan, the merger consideration and the filing and effectiveness of the Nevada articles of merger in connection with the proposed transaction. The special committee instructed Shearman to further negotiate and discuss with Skadden and White & Case to ensure that the closing mechanism would not expose the Company and unaffiliated stockholders to any unreasonable or unacceptable risk.

From May 15, 2012 to May 17, 2012, Shearman and Skadden continued discussions on the sequence of funding for the CDB loan, the merger consideration and the filing and effectiveness of the Nevada articles of merger, and reached agreement that (i) the Nevada articles of merger would be filed before the funding of the merger consideration, (ii) the buyer group and CDB would each confirm the satisfaction or waiver of all conditions precedent under the merger agreement and the facility agreement, and (iii) the buyer group would covenant in the merger agreement to cooperate with the Company to unwind the transaction if the funding of the merger agreement did not occur within one full business day after the effective time of the merger.

From May 10, 2012 to May 17, 2012, Skadden and White & Case engaged in extensive negotiations on the facility agreement and the ancillary security documents. The parties reached agreement on the remaining key outstanding terms of the facility agreement, including (i) the restrictive covenants of Parent on the ability of its operating subsidiaries to create security over their assets, (ii) the delivery of the executed warrant documents between CDB Capital and Holdco as a condition to funding, and (iii) further revisions to the financial covenants in connection with the loan. The facility agreement and the ancillary security documents were finalized and submitted to CDB for its internal approval process on May 17, 2012.

On June 1, 2012, Skadden received confirmation from White & Case that CDB had completed its internal approval process for the facility agreement and that the facility agreement had been approved.

From June 4, 2012 to June 7, 2012, Mr. Xia and SAIF Partners held various discussions over the terms and conditions of the contribution agreements, the voting agreement, the equity commitment letter and the limited guarantee. These discussions focused primarily on (i) the necessity of the proxy arrangement with respect to the voting agreement and (ii) allocation of the guarantors’ respective liabilities under the limited guarantee. SAIF Partners confirmed that SAIF IV would execute the equity commitment letter and the limited guarantee. The special committee and Shearman reviewed the drafts of the contribution agreements, the voting agreement, the equity commitment letter and the limited guarantee and found the drafts to be satisfactory. All parties finalized the forms of the contribution agreements, voting agreement, equity commitment letters and the limited guarantee on June 7, 2012.

On June 7, 2012, the special committee held a meeting, at which representatives of Shearman and William Blair were also present, to consider approving a revised merger agreement reflecting the terms discussed between representatives of Shearman and Skadden, including, among other things, (i) the merger consideration, (ii) the closing conditions for the parties to the merger agreement and the closing mechanism contemplated thereby, and (iii) circumstances under which the parties have the right to terminate the merger agreement and the associated termination fees. Representatives of William Blair provided a summary of the various financial analyses they had performed and discussed various other data used to evaluate the Company. Representatives of William Blair then verbally rendered William Blair’s opinion to the special committee, which was confirmed in writing by delivery of its written opinion dated the same date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, as to the fairness, from a financial point of view and as of that date, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders in connection with the proposed transaction. Shearman then provided a summary of the merger agreement and the limited guarantee to the special committee. After due consideration of the presentations made by and the discussions with representatives of William Blair and Shearman, and having deemed the terms of the merger to be advisable, fair to and in the best interests of the Company and the unaffiliated stockholders, the members of the special committee unanimously approved the terms of the merger agreement and the limited guarantee and the transactions contemplated therein. Following the meeting of the special committee, based upon the unanimous approval of the special committee, our board of directors adopted resolutions approving the terms of the merger agreement and the limited guarantee and the transactions contemplated thereby, and resolutions recommending that the Company’s stockholders vote to approve the terms of the merger agreement. Both Mr. Xia and Ms. Danxia Huang recused themselves from the deliberations of the board of directors with respect to the merger agreement and the proposed merger. See “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” below for a description of the resolutions of our board of directors at this meeting.

On June 7, 2012, each of Mr. Xia and SAIF IV executed an equity commitment letter in favor of Holdco. On the same day, the Rollover Holders, Parent and Holdco executed two contribution agreements and the Rollover Holders and Parent executed a voting agreement.

On June 8, 2012, Mr. Xia, on behalf of Parent and Merger Sub, and Mr. Xingming Zhang, on behalf of the Company, executed the merger agreement. On the same day, Mr. Xia and SAIF IV executed the limited guarantee in favor of the Company, and Parent and CDB executed the facility agreement and the related ancillary financing documents.

On June 8, 2012, prior to the commencement of trading on the NASDAQ Global Market, the Company issued a press release announcing the transaction and its entry into a definitive merger agreement.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Purposes and Reasons of Our Board of Directors and Special Committee for the Merger

The special committee and our board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of the Company’s publicly traded common stock.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Company common stock at this time due to the high costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, approximately $330,000 for service fees and expenses of public accountants (excluding fees and expenses relating to the merger), approximately $150,000 for fees and expenses of U.S. securities counsel (excluding fees and expenses relating to the merger) and $80,000 for fees and expenses of the Company’s investor relations firm (excluding fees and expenses relating to the merger). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration at this time because the per share merger consideration of $5.80 represents a significant premium over recent market prices of the shares of Company common stock.

Based on the foregoing considerations, each of the special committee and our board of directors has concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company than to remain a public company.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger

At a meeting on June 7, 2012, the special committee unanimously recommended that our board of directors adopt resolutions that:

  determine that the merger agreement, the limited guarantee and the transactions contemplated by the merger agreement and the limited guarantee, including the merger, advisable and fair to and in the best interests of the Company and the unaffiliated stockholders;

  approve in all respects, the form, terms, provisions and conditions of the merger agreement and the limited guarantee, and the transactions contemplated by the merger agreement and the limited guarantee, including the merger; and

  submit the merger agreement to the stockholders of the Company for approval at the meeting of the stockholders of the Company, and recommend that the stockholders of the Company vote for the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger.

On June 7, 2012, our board of directors unanimously adopted the resolutions recommended by the special committee. In reaching these determinations, our board of directors considered and adopted:

  the special committee’s analyses, conclusions and unanimous determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement were substantively and procedurally fair and advisable to and in the best interest of the Company and its unaffiliated stockholders; and

  the special committee’s unanimous recommendation that the board of directors adopt the merger agreement, submit the merger agreement to the Company’s stockholders for approval at a meeting of the Company’s stockholders and recommend that the stockholders vote for the approval of the merger agreement and the consummation of the merger and other transactions contemplated by the merger agreement.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position including, without limitation to, (i) the expectation that the slowdown of the Chinese economy in the next few years is likely to increase our accounts receivable by increasing pressure on the liquidity of many project owners, (ii) the limited profit growth potential in the near future due to our investments in new business areas and the uncertainty of realizing significant profits from such new business in the near future, (iii) the faster turnover of our accounts payable caused by our increased inventory in the future and (iv) the ever increasing competition in China’s transportation information industry.  See “Prospective Financial Information” beginning on page 47 for a detailed discussion of the management’s view of our Company;

  our board of directors’ knowledge and shared view of our management of our business, financial condition, results of operations, prospects and competitive position including, without limitation to, (i) the expectation that the slowdown of the Chinese economy in the next few years is likely to increase our accounts receivable by increasing pressure on the liquidity of many project owners, (ii) the limited profit growth potential in the near future due to our investments in new business areas and the uncertainty of realizing significant profits from such new business in the near future, (iii) the faster turnover of our accounts payable caused by our increased inventory in the future and (iv) the ever increasing competition in China’s transportation information industry, and its belief that the merger is more favorable to our unaffiliated stockholders than any other alternative reasonably available to the Company and our stockholders;

  the financing obtained by and the ability of the buyer group to consummate the merger assuming the availability of such financing;

  the all-cash merger consideration, which will allow the unaffiliated stockholders to immediately realize a determinate value for their shares of Company common stock and provide liquidity for their investment without incurring brokerage and other costs typically associated with market sales;

  the limited trading volume of our common stock on the NASDAQ Global Market;

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a 12.6% premium to the closing price of shares of Company common stock on February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going-private proposal and the fact that the per share merger consideration to be paid to the unaffiliated stockholders in the merger also represents a 52.6% premium over the 90-trading day volume weighted average price as of February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going- private proposal;

  the stand alone value of the Company on a going-forward basis, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a premium that compares favorably with such value;

  the possibility that it could take a considerable period of time before the trading price of the Company common stock would reach and sustain a price level that is equal to the value of the per share merger consideration of $5.80 (as being adjusted for the time value of money during such period of time), and the possibility that such value might never be obtained, particularly in light of:

  our board of directors’ recognition of the challenges to our efforts to increase stockholder value as an independent publicly traded company, including competition we face from companies with substantially greater resources than we currently have; and

  the negative impact of the existence of the SEC investigation and the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the trading price of the Company common stock;

  the extensive negotiations with respect to the merger consideration and other terms of the merger agreement that, among other things, led to (i) an increase in the purchase price from $5.65 to $5.80, and (ii) a “majority of the minority” stockholders’ approval requirement giving the unaffiliated stockholders a meaningful opportunity to consider and vote upon approval of the merger agreement;

  the likelihood that the merger would be completed based on, among other things (not in any order of importance):

  the fact that Parent had obtained the signed facility agreement, the limited number and nature of the conditions to the debt financing, the reputation of the financing source and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

  the fact that Parent had obtained equity commitment letters from Mr. Xia and SAIF IV, the limited number and nature of the conditions to the equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the equity financing, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

  the absence of a financing condition in the merger agreement;

  the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

  the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of $2.8 million;

  Mr. Xia has agreed to guarantee 70%, and SAIF IV has agreed to guarantee 30%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses of the Company;

  the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of stockholders’ approval if our board of directors determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “The Merger Agreement—Alternative Takeover Proposals” below);

  both the special committee and our board of directors recognize that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and furthermore, that the Company has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and approve the merger agreement;

  our ability to obtain a termination fee in the amount of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated by the Company under certain circumstances. See “The Merger Agreement – Termination Fees and Reimbursement of Expenses” for additional information;

  our requirement to pay Parent a termination fee in connection with the termination of the merger agreement under certain circumstances is limited to $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration. See “The Merger Agreement – Termination Fees and Reimbursement of Expenses” for additional information;

  our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our stockholders vote to approve the merger agreement; and

  the financial analyses reviewed and discussed with the special committee by representatives of William Blair, as well as the oral opinion of William Blair rendered to the special committee on June 7, 2012 (which was confirmed in writing by delivery of William Blair’s written opinion dated the same date) as to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the $5.80 per share merger consideration to be received by such stockholders in the merger, as of June 7, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion. See “Special Factors Relating to the Merger—Opinion of William Blair, Financial Advisor to the Special Committee” for additional information.

The special committee and our board of directors did not consider net book value as a factor because they do not believe that net book value reflects or has any meaningful impact on the market price of the Company common stock or the fair market value of the Company’s assets or business.  The special committee and our board of directors believe that both the market price of the Company common stock and the fair market value of the Company’s assets represent the Company’s value as a going concern, however, the Company’s net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.  The net book value per share of Company common stock as of March 31, 2012 was $6.23, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of Company common stock outstanding.  Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to providing end-to-end intelligent transportation systems and related services to the transportation industry or the business risks inherent in competing with larger companies in that industry.  The special committee and our board of directors did not consider the liquidation value of the Company’s assets to be a relevant factor because they consider the Company to be a viable business and the trading history of the Company’s common stock to generally be an indication of its value as such.  The special committee and the board of directors did not consider liquidation value in determining the fairness of the merger consideration to the Company’s unaffiliated stockholders because they believe the value of the Company’s assets that might be realized in a liquidation and attributable to the unaffiliated stockholders of the Company would be significantly less than the value of the aggregate merger consideration, because the value of the Company's assets that might be realized in a liquidation would be significantly less than the value of the Company as a going concern while the aggregate merger consideration represents a premium in addition to the Company’s going concern value attributable to its unaffiliated stockholders.

The special committee and our board of directors noted that the opinion of William Blair addressed fairness, from a financial point of view, with respect to the Company’s stockholders other than the Excluded Holders rather than to the Company’s unaffiliated stockholders. The special committee and our board of directors also noted that the Company’s stockholders other than the Excluded Holders include all unaffiliated stockholders and, to the extent that the Company’s stockholders other than the Excluded Holders may also include one or more affiliated stockholders that are not Excluded Holders, the consideration to be received by such affiliated stockholders is identical in all respects as the consideration to be received by the unaffiliated stockholders. The special committee and our board of directors believed that there was no meaningful distinction to be drawn between the concepts of “fairness to the unaffiliated stockholders of the Company” and “fairness to the Company’s stockholders other than the Excluded Holders.” As a result, the special committee and our board of directors believed that, even though the opinion of William Blair addressed fairness, from financial point of view, with respect to the Company’s stockholders other than the Excluded Holders rather than to the unaffiliated stockholders directly, it was still reasonable and appropriate to consider the opinion of William Blair as a material factor in its determination as to the fairness of the transaction to the unaffiliated stockholders of the Company.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the proposed merger, based upon the terms of the merger agreement, was procedurally fair to the unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any order of importance, are discussed below:

  in considering the transaction with the buyer group, the special committee acted solely to represent the interests of the unaffiliated stockholders, and the special committee had independent control of the extensive negotiations with the buyer group’s advisors on behalf of such stockholders;

  all of the directors serving on the special committee during the entire process are independent directors and free from any affiliation with any of the buyer group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

  other than their receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the special committee do not have interests in the merger different from, or in addition to, those of the unaffiliated stockholders;

  the consideration and negotiation of the merger agreement was conducted entirely under the oversight of and controlled by the special committee, with the advice and assistance of William Blair and Shearman as its financial and legal advisors, respectively, reporting solely to the special committee;

  the special committee was empowered to consider, attend to and take any all actions in connection with the written proposal from Mr. Xia and the transactions contemplated by the written proposal from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection with the written proposal from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

  the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the buyer group and its advisors, on the other hand;

  the special committee had the authority to reject the terms of any strategic transaction, including the merger;

  the special committee met regularly to consider and review the proposed merger with advice from its advisors;

  both the special committee and our board of directors recognize that either of them had any obligation to recommend the approval of any merger proposal from the buyer group or any other transaction;

  both the special committee and our board of directors recognize that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and furthermore, that the Company has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and approve the merger agreement; and

  the Company may terminate the merger agreement in order to enter into an agreement relating to a superior proposal.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  the unaffiliated stockholders will have no ongoing equity participation in the Company following the merger, and they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares of Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

  due to the expressed unwillingness of Mr. Xia and other members of the buyer group to sell their stakes in the Company to a third party and the central operating and strategic role Mr. Xia currently plays at the Company, the special committee recognized that it was possible that potential acquiror may be discouraged from making a bid for the Company;

  due to the lack of a market check, the special committee recognized that the opportunities are limited for a potential acquiror to make a bid prior to the execution of the merger agreement;

  the restrictions on the conduct of the Company’s business prior to the completion of the merger may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

  the fact since the Company became publicly listed on the NASDAQ Global Market, the highest historical closing bid price of our common stock exceeds the merger consideration offered to the Company’s unaffiliated stockholders, though the special committee is of the view that since the US capital market environment experienced a drastic change since 2011, especially for certain PRC-based companies that had initially been listed in the U.S. through reverse mergers, the share price of the Company common stock in the last twelve months should be deemed most relevant in considering the per share consideration of $5.80;

  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  the Company will be required to, under certain circumstances, pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the termination of the merger agreement;

  the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and under certain circumstances the Company may not be entitled to a termination fee at all;

  the buyer group may have interests in the transaction that are different from, or in addition to, those of the unaffiliated stockholder, see “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” for additional information;

  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

  the taxability of an all cash transaction to our unaffiliated stockholders who are U.S. Holders (as defined below under “Material United States Federal Income Tax Consequences”) for U.S. federal income tax purposes;

  the possibility of the imposition of PRC or other foreign taxes in connection with the merger; and

  the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub are unable to obtain sufficient financing to complete the merger despite their compliance with their financing obligations set forth in the merger agreement or if Parent and Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

 The special committee expressly adopted the analyses and the opinion of William Blair, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests to the Company and the unaffiliated stockholders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the captions “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger,” and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are fair to the unaffiliated stockholders.

Our board of directors recommends that you vote “FOR” approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of William Blair, Financial Advisor to the Special Committee

William Blair was retained to act as financial advisor to the special committee in connection with the proposed merger. As part of its engagement, William Blair was asked by the special committee to render an opinion to the special committee as to whether the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders) was fair to such stockholders, from a financial point of view. On June 7, 2012, William Blair rendered its oral opinion to the special committee and subsequently confirmed in writing, as to the fairness, from a financial point of view, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken stated in its opinion, of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders).

William Blair provided its opinion for the information and assistance of the special committee in connection with its consideration of the proposed merger. William Blair’s opinion was one of many factors taken into account by the special committee in making its determination to recommend that our board of directors approve the proposed merger. The terms of the merger agreement and the amount and form of the consideration to be paid pursuant to the merger agreement, however, were determined through negotiations between the special committee and the buyer group and were recommended by the special committee for approval by the board of directors. William Blair did not recommend any specific consideration to us, the special committee or the board of directors or that any specific consideration constituted the only appropriate consideration for the proposed merger.

The full text of William Blair’s written opinion, dated June 7, 2012, is attached as Annex C to this proxy statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation. William Blair’s opinion was directed to the special committee for its benefit and use in evaluating the fairness of the per share merger consideration to be received pursuant to the merger agreement and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders), in the proposed merger pursuant to the merger agreement, does not address any other aspects of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to the merger agreement or the proposed merger. William Blair did not address the merits of the underlying decision by the Company to engage in the proposed merger.

In connection with its opinion, William Blair examined or discussed, among other things:

  a draft of the merger agreement sent to William Blair on June 6, 2012;

  certain audited historical financial statements of the Company for the years ended December 31, 2009 through December 31, 2011;

  the unaudited financial statements of the Company for the three month periods ended March 31, 2011 and March 31, 2012;

  certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2012 through 2016 prepared by the senior management of the Company (the “forecasts”);

  information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

  the financial position and operating results of the Company compared with those of certain other publicly traded companies that William Blair deemed relevant;

  current and historical market prices and trading volumes of the Company common stock; and

  certain other publicly available information about the Company and the industry in which it operates.

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts provided by the senior management of the Company. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the senior management of the Company that the forecasts were reasonably prepared on bases reflecting the best estimates then available to, and judgments of, the senior management of the Company. In that regard, William Blair assumed, with the consent of the senior management of the Company, that (a) the forecasts would be achieved in the amounts and at the times contemplated thereby and (b) all of the material assets and liabilities (contingent or otherwise) of the Company were as set forth in the Company’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair assumed, at the direction of the senior management of the Company, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement William Blair reviewed. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation of any of the Company’s officers, directors or employees (or any class of such persons) relative to the per share merger consideration to be received by the unaffiliated stockholders. William Blair was not asked to consider, and its opinion did not address, the relative merits of the proposed merger as compared to any alternative business strategies that might have existed for the Company or the effect of any other transaction in which the Company might have engaged. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of its opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its counsel and accountants for legal, accounting, tax and regulatory matters and William Blair expressed no opinion as to any of such advice. William Blair assumed that the proposed merger would be consummated on the terms described in the merger agreement, without any amendment, modification or waiver of any material terms or conditions. As of the date of its opinion, William Blair did not seek alternative participants for the proposed merger.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the special committee in connection with its consideration of the proposed merger. William Blair’s opinion was limited to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders in the proposed merger pursuant to the merger agreement, and William Blair did not address the merits of the underlying decision of the special committee to recommend that our board of directors engage in the proposed merger or of the board of directors to engage in the proposed merger and its opinion did not constitute a recommendation to the special committee, the board of directors or any stockholder of the Company as to how such person should act or vote with respect to the proposed merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

The analyses performed by William Blair are based on the financial results of the Company as reported in its SEC filings for the fiscal year ended December 31, 2011, the three month periods ended March 31, 2011 and 2012 and the financial projections of the Company for the fiscal years 2012 through 2016.

Selected Public Company Analysis

William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Other Companies” were exchange on which the company was trading, whether the company was profitable, whether the company had publicly available Wall Street analysts’ estimates, product and service offering and business model. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Reverse Takeover Chinese Companies” were nationality of its domicile, exchange on which the company was trading, method with which it achieved its listing, size of market capitalization under $300 million, size of revenue under $300 million, profitability and publicly available Wall Street analysts’ estimates. No companies that met this criteria were excluded. Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings per share (“EPS”). William Blair considered the enterprise value as a multiple of revenue and EBITDA for each company for the latest twelve months (“LTM”) for which results were publicly available and as a multiple of calendar year revenue and EBITDA estimates for 2012 and 2013 and the stock price of common equity as a multiple of EPS for each company for the LTM for which results were publicly available and as a multiple for the calendar year EPS estimates for 2012 and 2013. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent publicly available financial information, closing share prices as of June 5, 2012 and consensus Wall Street analysts’ estimates for calendar years 2012 and 2013, as well as, for the Company only, the Company’s senior management’s estimate of revenue, EBITDA and EPS for 2012 and 2013.

William Blair then used the implied enterprise value to derive implied valuation multiples for the Company based on revenue, EBITDA and price/earnings (“P/E”) results, for LTM as of March 31, 2012 and estimates for fiscal years 2012 and 2013.

William Blair then compared the multiples implied for us based on the terms of the proposed merger to the range of trading multiples for the selected public companies. The table below sets forth a summary of relevant information reviewed by William Blair for conducting its selected public company analysis. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of June 5, 2012.

			Net
			Debt +
	Share	Market	Minority	Enterprise	LTM	2012E	2013E	LTM	2012	2013	LTM	2012	2013
	Price	Value	Interest	Value	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	EPS	EPS	EPS
U.S. Listed Other Companies
AutoNavi Holdings Limited	$10.82	$529.7	($196.1)	$333.6	$137.2	$157.4	$186.7	$44.7	$54.2	$66.1	$0.72	$0.99	$1.08
China Information Technology, Inc.	$0.96	$25.9	$49.4	$75.4	$103.9	NA	NA	$10.5	NA	NA	($0.12)	NA	NA
Federal Signal Corp.	$4.53	$281.7	$222.2	$503.9	$846.6	$966.5	$1,021.1	$56.7	$75.0	$91.1	$0.09	$0.36	$0.47
Hollysys Automation Technologies, Ltd	$8.23	$460.9	($89.8)	$371.0	$305.4	$337.4	$396.3	$63.2	$72.4	$90.9	$0.92	$0.98	$1.14
Image Sensing Systems, Inc.	$5.17	$25.4	($8.5)	$16.9	$29.6	$26.3	$29.1	$1.2	$3.6	$5.6	($0.44)	$0.40	$0.50
U.S. Listed Reverse Takeover Chinese Companies
China Recycling Energy Corporation	$1.13	$52.5	$53.0	$105.5	$19.9	$66.7	NA	$23.4	$37.9	NA	$0.41	$0.49	NA
China Shengda Packaging Group Inc.	$0.72	$27.9	($3.4)	$24.6	$125.5	NA	NA	$13.1	NA	NA	$0.20	NA	NA
China Valves Technology, Inc.	$1.34	$48.4	($2.9)	$45.5	$213.6	$257.5	NA	$48.2	$69.6	NA	$0.88	$1.20	NA
Deer Consumer Products, Inc.	$2.81	$94.4	($15.3)	$79.1	$241.9	$250.0	NA	$55.6	$57.0	NA	$1.25	$1.30	NA
Feihe International, Inc.	$4.65	$91.7	$105.1	$196.7	$288.2	$253.1	$309.5	$21.3	NA	NA	$0.40	$1.25	$1.15
SORL Auto Parts, Inc.	$2.76	$53.3	$13.2	$66.5	$209.4	$212.4	$229.6	$27.6	$25.4	$21.6	$0.73	NA	$1.07

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical or directly comparable to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following table.

	Proposed	Selected Companies
	Transaction	Valuation Multiples
	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.96x	0.20x	0.60x	1.14x	5.31x
Enterprise Value / 2012E Revenue	0.85x	0.18x	0.64x	0.84x	2.12x
Enterprise Value / 2013E Revenue	0.82x	0.29x	0.61x	0.79x	1.79x
Enterprise Value / LTM EBITDA	9.5x	0.9x	5.9x	5.8x	14.0x
Enterprise Value / 2012E EBITDA	8.2x	0.7x	3.7x	3.8x	6.7x
Enterprise Value / 2013E EBITDA	7.6x	3.0x	4.1x	4.2x	5.5x
LTM P/E	11.1x	1.5x	3.7x	6.2x	15.1x
2012E P/E	11.3x	1.1x	6.0x	6.8x	12.9x
2013E P/E	10.8x	2.6x	8.5x	7.7x	10.3x

The special committee noted that the implied multiples for the proposed merger were within or above the range of multiples for the selected public companies.

Selected Transactions Analysis

William Blair performed an analysis of selected precedent transactions consisting of transactions announced since January 1, 2005 and focused primarily on target companies that it deemed relevant. The factors William Blair considered to select these transactions were announcement date from January 1, 2005, status as completed, the target company’s industry, the enterprise value of the target company under $1 billion, and the target company’s product and service offering.

No transactions that met this criteria were excluded. William Blair did not take into account any announced transactions that were subsequently abandoned or otherwise not consummated. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The table below sets forth a summary of relevant information reviewed by William Blair for its selected transactions analysis.

Announced	Target	Bidder	Enterprise	LTM	LTM	EV/LTM	EV/LTM	P/E
Date	Company		Value	Revenue	EBITDA	Revenue	EBITDA
			(in millions)	(in million)	(in million)
3/14/2012	China Information Technology, Inc.	Jiang Huai Lin	$81.3	$114.5 $	22.1	0.71x	3.7x	4.1x
1/28/2011	China Security & Surveillance Technology	Al Faisal Holding Co.	$783.7	$684.7 $	117.1	1.14x	6.7x	6.9x
1/18/2011	China ITS (Holdings) Co., Ltd.	C&C Pacific Capital Limited	$949.7	$282.1 $	59.3	3.37x	16.0x	21.7x
5/27/2010	Petards Group PLC	Water Hall Group plc	$7.8	$25.8 $	2.7	0.30x	2.9x	3.7x
5/12/2010	Cybertech Systems and Software Ltd.	Viswanath Tadimety	$5.6	$11.4 $	1.1	0.50x	4.9x	14.5x
4/3/2007	Industronics Bhd	Chan Sing Pong	$10.0	$21.2 $	4.1	0.47x	2.5x	16.1x
12/8/2006	Stratech Systems Ltd.	Transpac Capital Pte Ltd.	$8.1	$6.5 $	(1.3)	1.23x	NM	NM

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, EBITDA and P/E for the LTM prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and P/E for the selected transactions to the implied transaction multiples of LTM revenue, EBITDA and P/E for us based on the terms of the proposed merger. Information regarding the manner in which William Blair derived the implied transaction multiple for the Company and the underlying financial information used in that analysis is set forth above. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

	Proposed	M&A Transactions
	Transaction	Valuation Multiples
Multiple	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.96x	0.30x	0.71x	1.10x	3.37x
Enterprise Value / LTM EBITDA	9.5x	2.5x	4.3x	6.1x	16.0x
P/E	11.1x	3.7x	10.7x	11.2x	21.7x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical or directly comparable to the proposed merger or us. Accordingly, this involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors therein.

The special committee noted that the implied multiples for the proposed merger were within the range of multiples for the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of March 31, 2012 of the Company’s forecasted free cash flows through the fiscal year ending December 31, 2016.  For those forecasts, see “Prospective Financial Information” beginning on page 47.  William Blair calculated the assumed terminal value of the enterprise at December 31, 2016 by multiplying projected EBITDA in the fiscal year ending December 31, 2016 by multiples ranging from 5.0x to 7.0x.  As for the process of selecting the range of 5.0x to 7.0x, William Blair (i) calculated the average EBITDA multiple by using the multiple derived from its selected precedent transactions, which is 6.1x, and (ii) eliminated the highest and lowest outliers to select a range of implied EBITDA multiples of 5.0x to 7.0x based on its professional judgment.

To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 19% to 25%. The discount rates were selected by William Blair based on the weighted average cost of capital for the public companies used in the Selected Public Company Analysis described above. To determine the range of fully diluted implied equity value per share for us, William Blair subtracted net debt as of March 31, 2012. William Blair then divided this result by the total Shares outstanding and in-the-money options as of June 6, 2012, which were approximately 25.6 million Shares. The fully diluted equity value implied by the discounted cash flow analysis ranged from $1.57 per Share to $3.01 per Share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration in the proposed merger.

	Exit Multiple
Discount Rate	5.0x	6.0x	7.0x
19.0%	$2.04	$2.52	$3.01
20.5%	$1.91	$2.36	$2.82
22.0%	$1.79	$2.21	$2.64
23.5%	$1.67	$2.08	$2.48
25.0%	$1.57	$1.95	$2.33

The special committee believed the value derived by this analysis reflected the Company’s stand alone value on a going-forward basis and noted that the per share merger consideration in the proposed merger exceeded the per share price range of the fully diluted equity value derived by this analysis.

Leveraged Buyout Analysis

Based on the forecasts provided by the senior management of the Company for fiscal years 2012 through 2016, William Blair performed a leveraged acquisition analysis to determine, based on the Company’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of the Company, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2016. For those forecasts, see “Prospective Financial Information” beginning on page 47. Estimated exit values were calculated by applying a range of exit value multiples from 5.0x to 7.0x of 2016 estimated EBITDA, which exit value multiples were determined based on an approximate range around the average enterprise value to LTM EBITDA multiple derived for the transactions used in the Selected Transactions Analysis described above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 20% and 30%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. This analysis indicated an implied per share equity reference range of $2.42 to $3.60 as compared to the per share merger consideration of $5.80.

The special committee noted that the per share merger consideration was above the per share equity reference range implied by the leveraged acquisition analysis.

Premiums Paid Analysis

William Blair reviewed data from 541 acquisitions of publicly traded companies, in which 100% of the target’s equity was acquired for cash, announced between January 1, 2006 and June 6, 2012 and with transaction values between $100 million and $500 million. William Blair selected transaction values between $100 million and $500 million as relevant because William Blair multiplied the proposed per share offer price of $5.80 by the approximately 25 million shares outstanding to arrive at a value of approximately $150 million for the proposed merger. William Blair did not exclude any transactions from this range. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one month, 90 days, 180 days and 270 days prior to the announcement of the transaction, for all 541 transactions. William Blair compared the range of resulting per Share stock price premiums for the reviewed transactions to the premiums implied by the proposed merger based on our Share prices one day, one month, 90 days, 180 days and 270 days prior to February 21, 2012. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Implied
Premium		Company
Period	Company	Premium
Before	Share	at $5.80 /	Premiums Paid Percentage Data by Percentile
Announcement	Price	Share	10th	20th	30th	40th	50th	60th	70th	80th	90th

One Day Prior	$5.15	12.6%	4.3%	10.4%	15.4%	21.2%	27.6%	32.5%	39.0%	54.2%	74.7%
One Month Prior	$4.71	23.1%	6.9%	16.5%	22.5%	28.9%	34.5%	40.4%	47.6%	59.7%	81.9%
90 Days Prior	$3.41	70.1%	7.4%	20.0%	25.1%	33.8%	45.1%	52.9%	60.9%	78.7%	112.9%
180 Days Prior	$3.00	93.3%	4.8%	19.7%	23.6%	34.8%	49.7%	62.7%	74.8%	92.2%	138.0%
270 Days Prior	$4.50	28.9%	3.9%	16.0%	26.1%	32.9%	42.6%	52.4%	67.0%	99.6%	148.9%

The special committee noted that the premiums implied by the transaction exceeded the 20th percentile one day prior to the announcement, exceeded the 30th percentile one month prior to the announcement, exceeded the 70th percentile 90 days prior to the announcement, exceeded the 80th percentile 180 days prior to the announcement, and exceeded the 30th percentile 270 days prior to the announcement.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders). Rather, in rendering its oral opinion (subsequently confirmed in writing) on June 7, 2012 to the special committee as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Company or the proposed merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade the Company’s securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

The special committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm. Pursuant to a letter agreement dated March 13, 2012, a fee of $50,000 was paid to William Blair upon execution of that letter agreement, a fee of $650,000 became payable to William Blair upon delivery of its opinion, and a fee of $100,000 is payable to William Blair upon stockholders approval of the merger. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Purposes and Reasons of the Buyer Group for the Merger

Under SEC rules governing “going-private” transactions, each member of the buyer group are deemed to be an affiliate of the Company and required to express its reasons for the merger to the unaffiliated stockholders. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the buyer group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders will receive $5.80 per share of Company common stock. After shares of Company common stock cease to be publicly traded, Parent will bear 100% of the rewards and risks of ownership of the Company. In addition, the merger will allow the buyer group to maintain their investment in the Company through their respective equity investments in Parent as described in this proxy statement under the section captioned “Special Factors Relating to the Merger—Financing of the Merger—Rollover Financing,” and at the same time enable Mr. Xia to maintain a leadership role with the surviving corporation.

The buyer group believes that, after the Company becomes a privately-held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term.

As a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the concerns of the unaffiliated stockholders and to engage in dialogue with the unaffiliated stockholders can also at times distract management’s time and attention from the effective operation and improvement of the business. See “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger.”

The buyer group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately-held company as described above and because Holdco and Parent were able to obtain debt and equity financing commitment from CDB, Mr. Xia and SAIF IV, in each case on terms satisfactory to the buyer group.

Positions of the Buyer Group Regarding the Fairness of the Merger

Under SEC rules governing “going-private” transactions, each member of the buyer group are deemed to be an affiliate of the Company and required to express its beliefs as to the fairness of the proposed merger to the unaffiliated stockholders. The buyer group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any stockholder of the Company as to how to vote on the proposal to approve the merger agreement. The buyer group has interests in the merger that are different from those of the other stockholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the merger. These interests are described under “Special Factors Relating to the Merger—Interests of the Company's Directors and Officers in the Merger” of this proxy statement.

The buyer group believes the interests of the unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such unaffiliated stockholders. The buyer group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the unaffiliated stockholders. The buyer group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the buyer group to assist them in assessing the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company’s board of directors discussed in “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” of this proxy statement (which considerations and findings are adopted by the buyer group solely for the purposes of making the statements in this section), the buyer group believes the proposed merger is substantively fair to the unaffiliated stockholders based upon the following factors:

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a 12.6% premium to the closing price of shares of Company common stock on February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going- private proposal and the fact that the per share merger consideration to be paid to the unaffiliated stockholders in the merger also represents a 52.6% premium over the 90-trading day volume weighted average price as of February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going-private proposal;

  the Company common stock traded as high as $5.20 per share and as low as $2.07 per share during the 52-week period prior to the announcement of the execution of the merger agreement;

  the merger consideration of $5.80 per share is payable entirely in cash, thus allowing the unaffiliated stockholders to realize liquidity and a determined value for their investment;

  the members of the special committee are not officers or employees of the Company and do not have any interests in the proposed merger different from, or in addition to, those of the unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or the special committee’s or the board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders;

  the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the unaffiliated stockholders;

  Parent has entered into a facility agreement with CDB, pursuant to which CDB has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $96 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement;

  SAIF IV has entered into an equity commitment letter pursuant to which it will purchase or cause certain funds and/or entities that it manages or advises to purchase preference shares of Holdco, on terms and conditions set forth in the equity commitment letter, for an aggregate amount of $11,552,446, which will be used to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

  Mr. Xia has entered into an equity commitment letter pursuant to which he will purchase or cause one of his affiliates to purchase ordinary shares of Holdco, on terms and conditions set forth in the equity commitment letter, for an aggregate amount of $26,955,708, which will be used to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

  Mr. Xia has agreed to guarantee 70%, and SAIF IV has agreed to guarantee 30%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses of the Company; and

  the proposed merger will provide liquidity for the unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The buyer group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The buyer group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

The buyer group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable, going concern and because the Company will continue to operate its business following the merger.

The buyer group did not establish, and did not consider, a going concern value for the Company common stock as a public company to determine the fairness of the proposed merger consideration to the unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company common stock, the merger consideration of $5.80 per share represented a premium to the per share going concern value of the Company.

The buyer group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The buyer group did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The buyer group believes the proposed merger is procedurally fair to the unaffiliated stockholders based upon the following factors:

  the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the buyer group, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and to decide not to engage in the merger;

  the members of the special committee do not have any interests in the proposed merger different from, or in addition to, those of the unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or special committee’s or board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  while each of Mr. Xia, Ms. Danxia Huang and Mr. Brandon Ho-Ping Lin is a director, officer or employee of the Company, because of their participation in the transaction as described under the section captioned “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” neither of them served on the special committee, nor did any of the buyer group participate or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

  the special committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

  the merger was unanimously approved by the special committee;

  the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations over an extended period of time between Mr. Xia, Parent, Merger Sub and their legal and financial advisors, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

  in addition to the statutory stockholder approval requirement under Nevada law, approval of the merger agreement is subject to the approval of a majority of holders of shares of Company common stock (excluding the Rollover Holders), giving such unaffiliated stockholders a meaningful opportunity to consider and vote upon the approval of the merger agreement;

  the special committee negotiated a 40-day “go-shop” period;

  the special committee received from its financial advisor an opinion, dated June 7, 2012, as to the fairness, from a financial point of view, to the unaffiliated stockholders of the per share merger consideration of $5.80 to be received by those stockholders in the proposed merger, as of June 7, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion;

  under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite stockholder approvals of the merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making takeover proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement; and

  the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal.

The foregoing discussion of the information and factors considered and given weight by the buyer group in connection with their evaluation of the substantive and procedural fairness to the unaffiliated stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, is not intended to be exhaustive, but is believed by the buyer group to include all material factors considered by them. The buyer group did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness of the merger agreement and the proposed merger to the unaffiliated stockholders. Rather, the buyer group made the fairness determinations after considering all of the foregoing as a whole. In addition, the buyer group considered and recognized the negative factors considered by the special committee and the board of directors described under “Special Factors Relating to the Merger – Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger,” the consideration of which is adopted by the buyer group.

The buyer group believes these factors provide a reasonable basis for its belief that the proposed merger is both substantively and procedurally fair to the unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any stockholder of the Company as to how such stockholder should vote with respect to the approval of the merger agreement.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Holders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our unaffiliated stockholders will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive per share merger consideration, without interest.

Each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

Each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

Each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following the merger, shares of Company common stock will no longer be traded on the NASDAQ Global Market or any other public market. Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

The buyer group expects that following completion of the merger, our operations will be conducted substantially the same as they are currently being conducted. However, following completion of the merger, the Company will have significantly more debt than it currently has. The buyer group has informed us that it has no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. The buyer group may initiate from time to time reviews of the Company and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. The buyer group expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

Following consummation of the merger, Parent will directly or indirectly own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. The table below sets forth the direct and indirect beneficial interest in our net book value and net earnings for each of the Rollover Holders and SAIF IV before and after the merger in proportion to each such party’s direct and indirect beneficial ownership in the Company before and after the merger, based on our net income for the fiscal year ended December 31, 2011 of approximately $14.0 million and our net book value as of December 31, 2011 of approximately $149.9 million.

All dollar figures in the chart immediately below are in the thousands and rounded to the nearest dollar amount.

	Ownership of the Company			Ownership of the Company
	Prior to the Merger			After the Merger
			Net
			earnings
			for the	Net book		Net earnings
	Net book		fiscal year	value as		for the fiscal
	value as of		ended	of		year ended
	December	%	December	December	%	December 31,
	31, 2011	Ownership	31, 2011	31, 2011	Ownership	2011
Shudong Xia(1)	$41,744	27.85%	$3,889	$96,895	64.64%	$9,028
Karmen	$35,623	23.76%	$3,319	$47,788	31.88%	$4,453
SAIF III	$24,625	16.43%	$2,294	$33,033	22.04%	$3,078
Danxia Huang	$3,025	2.02%	$282	$4,058	2.71%	$378
Shufeng Xia	$2,966	1.98%	$276	$3,979	2.65%	$371
SAIF IV	$0	0.00%	$0	$11,937	7.96%	$1,112

(1) The beneficial ownership of Mr. Xia disclosed above reflects the shares of the Company directly owned by Karmen, which is wholly owned by East Action Investment Holdings Ltd. of which Mr. Xia is the sole shareholder.

Effects on the Company if Merger is not Completed

If our stockholders do not approve the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not approve the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction. Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” for additional information.

Plans for the Company

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. There are no current plans to repay the debt taken out to finance the merger. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the financial analysis of the proposed merger, our management provided the following financial projections for fiscal years 2012 through 2016 to William Blair and provided the buyer group a copy of these projections in connection with their due diligence of the Company. No member of the buyer group assisted in preparing these projections. The projections were last updated by management on March 26, 2012. As confirmed with the Company’s management, there have been no material changes to the financial position, results of operations, business and prospects of the Company and the industry in which the Company operates between March 26, 2012 and June 8, 2012 and the assumptions for the following financial projections for fiscal years 2012 through 2016 have not changed. Our board of directors and the special committee held the view that the following projections and the resulting discounted cash flow valuation and leverage acquisition analysis provide a reliable estimate of the Company’s value as of June 8, 2012.

The information below is included solely to give stockholders access to the information that was made available to William Blair and the buyer group and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger.

2012-2016 Projection	Projected Consolidated Financial data
	(provided on March 26, 2012)
	2012E	2013E	2014E	2015E	2016E
	(amounts in millions)
Revenue	$179.4	$186.3	$196.5	$198.6	$208.6
Cost of revenue	$134.3	$139.0	$145.6	$145.1	$150.8
Gross profit	$45.1	$47.3	$50.9	$53.5	$57.8
Operating expense	$29.7	$31.0	$32.3	$32.7	$34.6
Income from operations	$15.5	$16.3	$18.6	$20.8	$23.2
Other income ( expense):
Gain on equity investments	$2.6	$2.6	$2.6	$2.6	$2.6
Subsidy Income	$2.7	$2.9	$2.9	$2.9	$2.9
Other Expenses (Income)	$0.5	$0.5	$0.5	$0.6	$0.6
Income before MI	$20.2	$21.3	$23.5	$25.7	$28.1
Income Taxes	$2.6	$2.6	$2.7	$2.9	$3.2
Net Income including MI	$17.6	$18.7	$20.8	$22.8	$24.9
Minority Interest	$4.5	$4.9	$6.0	$7.1	$8.1
Net Income	$13.1	$13.7	$14.9	$15.7	$16.8
EBITDA	$18.7	$20.0	$22.6	$25.2	$28.1
Unlevered Free Cash Flow(1)	$2.5	$(5.1)	$(3.8)	$(1.7)	$(0.3)

Net Working Capital
Accounts receivable	$39.9	$42.7	$45.4	$47.9	$50.4
Inventory	$10.8	$15.3	$19.7	$23.8	$27.7
Cost and estimated earnings in excess of billings on uncompleted contracts	$47.3	$50.1	$53.9	$56.6	$59.4
Other receivables	$18.0	$20.3	$22.5	$24.6	$26.5
Total Current Assets	$116.0	$128.5	$141.5	$152.9	$164.0
Accounts payable	$25.4	$21.9	$18.4	$14.9	$11.4
Billings in excess of costs and estimated earnings on uncompleted contracts	$14.1	$14.9	$16.0	$16.8	$17.7
Total Current Liabilities	$39.4	$36.8	$34.4	$31.8	$29.1
Net Working Capital As Projected	$76.6	$91.7	$107.0	$121.2	$134.9

(1) “Unlevered Free Cash Flow” refers to EBITDA less taxes and capital expenditures and plus or minus changes in working capital.

The main assumptions underlying the financial projections include:

  the Chinese economy will slow down in the next few years;

  the economy slowdown is likely to add pressure on the liquidity of many project owners. As a result, payment terms of projects will become longer, which will increase the Company’s accounts receivables;

  the Company will undertake more projects which will require it to bear all the construction cost until project completion. It will increase the line “Cost and estimated earnings in excess of billings on uncompleted contracts,” that is, to increase the working capital requirement going forward;

  the Company will engage in more project related hardware sales, which will require carrying more inventory than before. Since hardware purchase usually requires a payment upon delivery, the Company’s accounts payables turnover will be much faster than before.

The increases in the projections for the Company’s working capital (current assets less current liabilities) for the period ranging from 2012 through the end of fiscal year 2016 reflect the nature of the business, the type of customers the Company has and the Company’s projected growth of its business during such period. A significant portion of the Company’s business consists of large government contracts and consequently the Company typically receives payment at some point following the completion of a project. Many of these projects require more than a year to complete, while at the same time the Company continues to incur expenses to manufacture, purchase and install the systems and products required in connection with such a project. As the Company expects to grow its business rapidly and to undertake more of such projects, both the amount of accounts receivable and the cash it needs for such projects are expected to increase significantly, and therefore lead to a corresponding increase in the Company’s expected working capital needs.

The above prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control.

The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than projection. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the buyer group, the special committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the buyer group, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the buyer group or the special committee that they are viewed by the Company or the buyer group or the special committee as material information of the Company, and in fact the Company, the buyer group, and the special committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range projections. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. The Company provided this information to William Blair and the buyer group because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company did not prepare prospective financial information related to stock-based compensation.

Pursuant to the requirements of Regulation G, the Company sets forth below a reconciliation of projected EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
	(amounts in millions)
Income from Operations	$15.5	$16.3	$18.6	$20.8	$23.2
Add:
Depreciation and amortization	$3.2	$3.7	$4.0	$4.4	$4.9
EBITDA	$18.7	$20.0	$22.6	$25.2	$28.1

Pursuant to the requirements of Regulation G, the Company sets forth below a reconciliation of projected Unlevered Free Cash Flow to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
	(amounts in millions)
Income from Operations	$15.5	$16.3	$18.6	$20.8	$23.2
Add:
Depreciation and amortization	$3.2	$3.7	$4.0	$4.4	$4.9
Subtract:
Taxes	$3.9	$4.0	$4.7	$5.2	$5.8
Subtract:
Capital Expenditures	$5.4	$5.9	$6.4	$7.6	$8.9
Changes in Working Capital	$6.9	$15.2	$15.3	$14.1	$13.7
Unlevered Free Cash Flow	$2.5	$(5.1)	$(3.8)	$(1.7)	$(0.3)

Financing of the Merger

The buyer group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $200.3 million. Parent and Merger Sub expect this amount to be provided through a combination of debt financing, equity financing and the contribution of Rollover Shares to Parent immediately prior to the merger. Neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans.

Debt Financing

On June 8, 2012, Parent entered into the facility agreement with CDB pursuant and subject to which CDB has agreed to provide the CDB Loan in an aggregate amount of up to $96 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement.

Conditions to Financing. The funding of the CDB Loan is subject to the satisfaction or waiver of the following conditions:

  receipt by CDB of the documentary conditions precedent required under Schedule 1 of the facility agreement;

  no major default (as defined in the facility agreement) that is continuing or would result from the proposed borrowing;

  all of the major representations (as defined in the facility agreement) being true;

  receipt by CDB of a certified copy of the register of members of Parent evidencing that Holdco is the beneficial owner of the entire equity interest of Parent and that the shares of Parent issued to Holdco have been validly issued and fully paid up;

  receipt by CDB of (a) the relevant bank receipt evidencing the irrevocable wire transfers of an aggregate amount of no less than the difference between the Acquisition Consideration (as defined in the facility agreement) and the Total Commitment (as defined in the facility agreement) by Mr. Xia and SAIF IV to a bank account under the name of Parent or the paying agent, (b) a copy of a resolution of the board of directors of Holdco resolving to contribute the aggregate amount received under (a) above to Parent, and (c) a copy of Parent’s instructions to Holdco, signed by an authorized signatory of Parent, directing Holdco to transfer such amount contributed under (b) by Mr. Xia and SAIF IV above to the paying agent; and

  receipt by CDB of a letter from Parent confirming that (a) all of the conditions precedent to the merger have been satisfied or waived in accordance with the terms of the merger agreement and the articles of merger has been filed with the Secretary of State of the State of Nevada (and attaching the stamped articles of merger), (b) the merger agreement remains in full force and effect and has not been rescinded or repudiated by any party to it, and (c) the effective time of the merger has occurred.

Interest Rate. The interest rate of the CDB Loan is LIBOR plus 5.2% per annum at all times from and including date of utilization to and including the date of a listing (as defined in the facility agreement) and LIBOR plus 4.8% per annum at all times thereafter.

Prepayments and Amortization. Parent may, if it gives CDB not less than five business days’ prior notice, prepay the whole or any part of the CDB Loan (but, if in part, the amount paid must be an amount that reduces the amount of the CDB Loan by at least $10 million). Parent is required to make a mandatory prepayment upon the occurrence of any of the following:

  a listing (as defined in the facility agreement);

  a change of control (as defined in the facility agreement);

  a currency event (as defined in the facility agreement); or

  the sale of all or substantially all of the assets of Parent and its subsidiaries, as a group, or of the Company and its subsidiaries, as a group (other than the merger).

Parent is required to repay 5%, 5%, 20% and 30% of the total outstanding principal amount of the CDB Loan on the second, third, fourth and fifth anniversaries of the initial drawdown, respectively, and the balance of the outstanding principal amount on the sixth anniversary of the initial drawdown. Currently, Parent does not have any plans or arrangements to refinance the CDB Loan.

Security. The obligations of Parent under the facility agreement will be secured by:

  a personal guarantee and a deed of undertaking from Mr. Xia and Ms. Yang Lan, Mr. Xia’s wife;

  a pledge of 100% of the equity interest of the Parent held by Holdco in favor of CDB; and

  a pledge of 100% of the equity interest of Beijing TransCloud Information Technology Limited by China TransInfo Technology Limited in favor of CDB.

Other Terms. The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default.

Equity Financing

Chairman Equity Commitment. On June 7, 2012, Mr. Xia entered into an equity commitment letter with Holdco pursuant to which Mr. Xia committed to subscribe, or caused to be subscribed, directly to indirectly through one or more intermediary entities, for equity securities of Holdco at or immediately prior to the effective time of the merger in immediately available funds equal to $26,955,708. The equity commitment of Mr. Xia is conditioned upon the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger). Unless otherwise agreed in writing by Mr. Xia, the equity commitment of $26,955,708 is subject to reduction to a level sufficient to, in combination with the other financing arrangements contemplated by the merger agreement, fully fund the merger and other transactions contemplated by the merger agreement, including the payment of customary fees and expenses in connection with the merger, in a circumstance where Parent does not require the full amount of the $26,955,708 to consummate the merger. The equity commitments will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger; provided that Mr. Xia shall at or prior to the effective time of the merger have fully funded and paid to Holdco his commitment and fully performed his obligations under the equity commitment letter, and (ii) the valid termination of the merger agreement in accordance with its terms.

SAIF IV Equity Commitment. On June 7, 2012, SAIF IV entered into an equity commitment letter with Holdco pursuant to which SAIF IV committed to subscribe, or caused to be subscribed, directly to indirectly through one or more intermediary entities, for equity securities of Holdco at or immediately prior to the effective time of the merger in immediately available funds equal to $11,552,446. The equity commitment of SAIF IV is conditioned upon the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger). Unless otherwise agreed in writing by Mr. Xia, the equity commitment of $11,552,446 is subject to reduction to a level sufficient to, in combination with the other financing arrangements contemplated by the merger agreement, fully fund the merger and other transactions contemplated by the merger agreement, including the payment of customary fees and expenses in connection with the merger, in a circumstance where Parent does not require the full amount of the $11,552,446 to consummate the merger. The equity commitments will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger; provided that SAIF IV shall at or prior to the effective time of the merger have fully funded and paid to Holdco his commitment and fully performed his obligations under the equity commitment letter, and (ii) the valid termination of the merger agreement in accordance with its terms.

Rollover Financing

On June 7, 2012, Mr. Xia, Karmen, Ms. Danxia Huang and Mr. Shufeng Xia entered into a contribution agreement with Parent and Holdco pursuant to which the Mr. Xia, Karmen, Ms. Danxia Huang and Mr. Shufeng Xia collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 8,046,973 shares of Company common stock to Parent (the equivalent of a $46,672,443.40 investment based upon the per share merger consideration of $5.80) in exchange for certain newly issued shares of Holdco.

On June 7, 2012, SAIF III entered into a contribution agreement with Parent and Holdco pursuant to which SAIF III committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 4,151,152 shares of Company common stock to Parent (the equivalent of a $24,076,681.60 investment based upon the per share merger consideration of $5.80) in exchange for certain newly issued shares of Holdco. The Rollover Holders’ commitments pursuant to the contribution agreements are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement, the funding of the debt financing described above and the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Limited Guarantee

On June 8, 2012, Mr. Xia and SAIF IV entered into a limited guarantee with the Company pursuant to which each of Mr. Xia and SAIF IV has agreed to guarantee 70% and 30%, respectively, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses (including disbursements and reasonable fees of counsel) incurred by the Company in connection with the collection of such termination fee, if overdue. Each of Mr. Xia and SAIF IV has also agreed to guarantee 70% and 30%, respectively, of the obligations of Parent and Merger Sub under the merger agreement to reimburse reasonable and documented out-of-pocket costs incurred by the Company in connection with the cooperation provided by the Company to the buyer group in connection with the buyer group’s debt financing.

Voting Agreement

On June 7, 2012, the Rollover Holders entered into the voting agreement with Parent under which they have agreed to, among other things, vote all shares of Company common stock beneficially owned by them in favor of approval of the merger agreement and against any other acquisition proposal. The voting agreement will terminate upon the earliest of (i) the termination of the merger agreement, (ii) the written agreement of Parent and, at the direction of the special committee, the Company to terminate the voting agreement, and (iii) the effective time of the merger.

Limitation on Remedies

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstances is the sole and exclusive remedy of the Company against the Parent, Merger Sub, their respective affiliates or financing sources for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Interests of the Company’s Directors and Officers in the Merger

Interests of Continuing Stockholders

As a result of the merger, Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity) will indirectly hold 64.64%, 2.71% and 2.65%, respectively, of the fully diluted equity interest of Parent, which will own 100% of the Company immediately following the completion of the merger. Affiliates of SAIF Partners will indirectly hold 30.0% of the fully diluted equity interest of Parent immediately following the completion of the merger. Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited, an affiliate of SAIF Partners. Because of the indirect equity ownership of these continuing stockholders in Parent, each of them will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated stockholders. These continuing stockholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.

The merger may provide additional means to enhance stockholder value for the continuing stockholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the board of directors of the Company determined that the chairman of the special committee shall receive a retainer of $7,500 per month and that each other member of the special committee shall receive a retainer of $5,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by the board of directors of the Company. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

Indemnification and Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries or fiduciaries of the Company or any of its subsidiaries under benefit plans of the Company and its subsidiaries (collectively, the “Indemnified Parties”) with respect to acts or omissions occurring at or prior to the effective time, as provided in the organizational documents of the Company or its subsidiaries. The articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorney’s fees and expenses), judgments, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent shall not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the total annual premiums currently paid by the Company on a yearly basis; and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to 300% of the total annual premiums currently paid by the Company on a yearly basis).

Company Options

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

Company Warrants

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

The following table sets forth the cash amounts to be received by each director and executive officer of the Company as a result of the merger calculated based on his or her securities ownership as of the date of this proxy statement.

Name	Position	Stock	Options (Vested)	Options (Unvested)	Cash Received from Common Stock	Cash Received from Vested Options	Cash Received from Unvested Options
Shudong Xia	CEO, President and Chairman	7,037,077	-	-	-	-	-
Danxia Huang	Vice President, Director	509,896	-	-	-	-	-
Zhibin Lai	Vice President	634,378	-	-	$3,679,392.4	-	-
Zhiping Zhang	Vice President of Research and Development	628,088	-	-	$3,642,910.4	-	-
Shan Qu	Vice President	-	75,000	225,000	-	$73,500	$220,500
Rong Zhang	Chief Financial Officer	-	189,337	315,564	-	$179,870.15	$299,785.80
Walter Teh Ming Kwauk	Director	-	5,000	22,500	-	$10,900	$49,050
Zhongsu Chen	Director	-	30,000	-	-	$21,300	-
Dan Liu	Director	-	-	-	-	-	-
Brandon Ho- Ping Lin	Director	-	30,000	-	-	$21,300	-
Xingming Zhang	Director	-	20,000	10,000	-	-	-

Relationship Between Us and Buyer Group

Relationship with Rollover Holders

Mr. Xia is the sole director, officer and 100% owner of Parent and Merger Sub. As such, Mr. Xia and his affiliates will have direct and indirect interests in the Company after the merger. Mr. Xia has also been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Ms. Danxia Huang currently is the vice president of operations of the Company and has been the Company’s director since May 27, 2007. Both Mr. Xia and Ms. Danxia Huang received compensation for their services as employees of the Company. Both Mr. Xia and Ms. Danxia Huang recused themselves from the deliberations and the board of directors’ determination with respect to the merger agreement and the proposed merger.

Karmen is a wholly owned subsidiary of East Action Investment Holdings Ltd., of which Mr. Xia is the sole shareholder. Karmen currently holds 23.76% shares of Company common stock.

Mr. Shufeng Xia is and has been the director of financial department of China TransInfo Technology Group Co., Ltd. since May 2007 and is Mr. Xia’s brother.

SAIF III was formed under the laws of the Cayman Islands and holds 16.43% shares of Company common stock. The principal business of SAIF III is to make investments in companies in China and India. The registered office of SAIF III is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

All Rollover Holders are parties to the contribution agreements and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for newly issued shares of Holdco. As such, Rollover Holders may have indirect interests in the Company after the merger.

Except as set forth above and elsewhere in this proxy statement, none of the buyer group, nor any of their respective directors, executive officers or other affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

Pursuant to the merger agreement, we are prohibited from making, declaring, paying or setting aside for payment any dividend on or in respect of, or declare or make any distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries) from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined as a result of extensive negotiations over an extended period of time between Parent, Merger Sub and their advisors, on the one hand, and the special committee, comprising solely of the independent directors, and its legal and financial advisors, on the other hand.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  filing the articles of merger with the Secretary of State of the State of Nevada in accordance with the NRS after the approval of the merger agreement by our stockholders; and

  complying with U.S. federal securities laws.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with proposed merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and related professional fees	$5,200,000
Financial advisory fees and expenses	$1,800,000
Legal and accounting fees and expenses	$3,720,000
Special committee fees	$180,000
Miscellaneous (including printing, proxy solicitation, filing fees, mailing costs, etc.)	$850,000
Directors & officers liability and Company reimbursement insurance	$1,450,000
Total	$13,200,000

These expenses will not reduce the per share merger consideration to be received by the Company’s unaffiliated stockholders. The party incurring any costs and expenses in connection with the proposed merger and the merger agreement will pay such costs and expenses.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision by an unaffiliated stockholder to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion only addresses the federal income tax consequences of the merger and does not address any tax consequences of transactions effected prior to, concurrently with, or after the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation the acquisition by Parent of the Rollover Shares from the Rollover Holders. In addition, except as specifically described below under “Consequences to the Filing Persons,” this discussion does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Holdco, Parent or the Company after the merger, or to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a)	U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income tax regardless of the source of its income and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of shares of Company common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares of Company common stock. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of completion of the merger. Long term capital gains recognized by a non-corporate U.S. Holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an Internal Revenue Service (“IRS”) Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b)	Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is not a U.S. Holder and is not a partnership or other entity classified as a partnership.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

  the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

  the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time.

A Non-U.S. Holder whose gain is described in the first bullet point above will generally be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

(c)	Consequences to the Filing Persons

Under U.S. federal income tax principles, the merger transaction should be treated in accordance with its net result for U.S. federal income tax purposes. The net result of the merger is that Holdco, through Parent, will acquire the Company’s shares held by the unaffiliated stockholders for the merger consideration. As Parent has elected to be treated as a disregarded entity for federal income tax purposes, the merger will be treated for such purposes as a sale by the unaffiliated stockholders of their Company common stock directly to Holdco, taxable to such holders as described above under “U.S. Holders” and “Non-U.S. Holders.” None of the Rollover Holders will be entitled to receive any merger consideration and will not, therefore, realize gain or loss therefrom for U.S. federal income tax purposes. The payment of the merger consideration will increase Holdco’s post-merger tax basis in its shares of the Company by the amount of such payment. Holdco will not realize any gain or loss on the merger.  The Company may experience an ownership change by the merger for federal income tax purposes and accordingly its ability to use any net operating losses post-merger to offset future taxable income may be limited or eliminated, but the Company will not otherwise realize gain or loss as a result of the merger. The Merger Sub will be treated as a transitory entity and will not realize gain or loss on the merger.  SAIF IV’s ownership of shares in Holdco will be unaffected by the merger and it will not realize gain or loss on the merger.

Following the acquisition of a U.S. corporation or its assets by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, or can result in the acquiring foreign corporation being treated as a U.S. corporation for federal income tax purposes. Specifically, under the “inversion test,” if (1) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (2) the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (3) the foreign corporation’s “expanded affiliated group” (consisting of its 50% owned affiliates including the acquired U.S. corporation) does not conduct substantial business activities in the jurisdiction in which the foreign corporation is created or organized compared to the activities of the expanded affiliated group as a whole, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, beginning on the first date any of the U.S. corporation's properties were acquired and ending ten years after the last date any of the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person. Furthermore, if the post-acquisition ownership of stock in the acquiring foreign corporation by the shareholders of the acquired U.S. corporation as described in item (2) of the inversion test above is 80% or greater, then the inversion gain rules described above do not apply and instead the acquiring foreign corporation is treated as a U.S. corporation for federal income tax purposes.

The merger will result in an indirect acquisition of substantially all of the Company’s assets, which relates to satisfying item (1) of the inversion test, and neither Holdco nor Parent will conduct substantial business activities in the jurisdictions where they are organized compared to the activities of Holdco’s expanded affiliated group as a whole, which relates to satisfying item (3) of the inversion test.  Also, the Rollover Holders will hold over 80% of Holdco’s common stock after the merger, although the percentage of such stock held by reason of their pre-merger ownership of Company stock is not completely clear since the acquisition of Company stock from the unaffiliated stockholders will be funded by a combination of both new equity contributions and CDB debt.  The inversion ownership rules are complex and difficult to apply, and accordingly the post-merger ownership of Holdco by the Rollover Holders may be treated as satisfying the percentage requirements in item (2) of the inversion test.  Moreover, although there is no direct acquiring foreign corporation because for federal income tax purposes Parent has elected to be a disregarded entity and Holdco has elected to be a foreign partnership rather than a foreign corporation, Holdco or certain foreign entity partners of Holdco may be treated as foreign corporations for purposes of the inversion test depending upon factors that include the U.S. tax status of such partners and the activities of Holdco and such partners subsequent to the merger.  If the acquisition of the Company pursuant to the merger and the related transactions is treated in the aggregate as an inversion transaction, and the percentage of Holdco stock held by the Rollover Holders by reason of having held stock in the Company is treated as at least 60% but less than 80%, the Company may be required to recognize “inversion gain” as described above for federal income tax purposes, or if such percentage is treated as 80% or greater, Holdco or foreign partners treated as acquiring foreign corporations as described in the preceding sentence may be treated as U.S. corporations for federal income tax purposes.

Filing persons should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition of the Company’s shares pursuant to the merger.

Material PRC Tax Consequences

Under the EIT Law, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”). Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.

However, as the Notice only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the PRC tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are managed and controlled by individual PRC residents like us. Therefore, although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these common stocks should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such common stock who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

We are aware of three putative class action complaints related to the merger filed in the Eighth Judicial District Court against, among others, the Company and certain directors of the Company:

  Oswald Velz v. China TransInfo Technology Corp. et al., Case No.: A-657022 (“Velz Complaint”): On February 24, 2012, Oswald Velz brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed going private transaction by Mr. Xia (the “proposed transaction”), alleging that the consideration of the proposed transaction was grossly inadequate and Mr. Xia had breached his fiduciary duties to the Company’s stockholders. In Velz Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) in the event any merger agreement is agreed by the board of directors, requiring the approval of the majority of shareholders unaffiliated with the defendants to proceed with the proposed transaction, (iv) damages in an unspecified amount, and (v) attorneys’ fees and costs.

  Tim Valles v. Shudong Xia et al., Case No. A-12-657443-C (“Valles Complaint”): On March 1, 2012, Tim Valles brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed transaction, alleging that the members of the board of directors of the Company had breached their fiduciary duties to the Company’s stockholders. In Valles Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) damages in an unspecified amount, and (iv) attorneys’ fees and costs.

  Carl M. Domitrovich v. Shudong Xia et al., Case No. A-12-657440-C (“Domitrovich Complaint”): On March 6, 2012, Carl M. Domitrovich brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed transaction, alleging that the consideration of the proposed transaction was grossly inadequate and the members of the board of directors of the Company had breached their fiduciary duties to the Company’s stockholders. In Domitrovich Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) damages in an unspecified amount, and (v) attorneys’ fees and costs.

On July 13, 2012, the foregoing three class action complaints, namely, Velz Complaint, Valles Complaints and Domitrovich Complaint, were consolidated into one amended class action complaint, In Re China TransInfo Technology Corp. Shareholders’ Litigation, Consolidated Case No. A-12-657022-B, filed in the Eighth Judicial District Court and against the members of the board of directors of the Company, Parent and Merger Sub. The plaintiff seek, among other thing, (i) preliminarily and permanently enjoining the defendants and all those acting in concert with them, from proceeding with the merger unless and until such time the individual defendants have acted in accordance with their fiduciary duties toward the Company’s public shareholders; (ii) in the event the merger is consummated prior to the court’s final judgment, rescinding it and setting it aside or awarding rescissory damages; (iii) ordering the defendants to carry out their fiduciary duties to the plaintiffs and other class members, including those alleged duties of care, loyalty, candor and fair dealing; (iv) directing Mr. Xia and the other individual defendants to account to the plaintiffs and the class for all damages allegedly suffered by them as a result of Mr. Xia’s and the other individual defendants’ alleged wrongful conduct if the merger is consummated; (v) awarding the plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees and expenses and (vi) granting such other and further equitable relief as the court may deem just and proper.

The Company and our board of directors believe that the claims in these complaints are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the special meeting.

Date, Time and Place

We will hold the special meeting at                     a.m., Beijing time, on                     , 2012, at                     . Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

  to approve the merger agreement (see “The Merger Agreement” beginning on page 66); and

  to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The board of directors of the Company, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that the Company’s stockholders approve the merger agreement at the special meeting. The board of directors of the Company recommends that you vote “FOR” the approval of the merger agreement.

Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business, New York time, on                     , 2012, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                     shares of Company common stock were issued and outstanding and held by                     holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191.

Shares of Company common stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will not be counted for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to approve the merger agreement or the adjournment proposal. The presence at the special meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Proposal No. 1

The approval of the merger agreement by our stockholders requires the affirmative vote of both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding Rollover Shares).

The requirement that the merger agreement be approved by the holders of a majority of the shares of Company common stock (excluding Rollover Shares) is not mandated by Nevada law but was negotiated by the special committee in order to further protect the interests of the unaffiliated stockholders in connection with the merger.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal No. 2

For the approval of the adjournment or postponement of the special meeting, the affirmative vote of the holders of at least a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not a quorum is present, is required.

Stock Ownership and Interests of Certain Persons

As of                     , 2012, the record date for the special meeting, our directors (including Mr. Xia and Ms. Danxia Huang) and current executive officers owned, in the aggregate,                     shares of Company common stock, or collectively approximately                     % of the outstanding shares of Company common stock. See “Common Stock Ownership of Management and Certain Beneficial Owners” beginning on page 81 for additional information. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the approval of the merger agreement.

Certain members of our management and the board of directors of the Company have interests that may be different from, or in addition to, those of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 53 for additional information.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the approval of the merger agreement and the proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Banks and Brokerage Firms, Call: (212) 297 0720
Stockholders and All Others, Call Toll-Free: (855) 305 0855
Email: info@okapipartners.com

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the approval of the merger agreement and the approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than (i) the proposal to approve the merger agreement and (ii) the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments and Postponements

The Company may request the adjournment or postponement of the special meeting, and the holders of a majority of the shares of Company common stock present in person or by proxy at the special meeting may approve any adjournment or postponement of the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement, the Company may, at its sole discretion, adjourn or postpone the special meeting so as to permit the further solicitation of proxies.

The Company is permitted to delay, postpone, or cancel the special meeting if in the good faith judgment of our board of directors, acting upon a recommendation of the special committee, a failure to do so would be inconsistent with their respective fiduciary duty obligations. The Company is permitted to delay the meeting in order to allow for completion of the proxy solicitation process.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

You do not have any dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors of the Company and will be paid for by the Company. In addition, we have engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Okapi Partners LLC a fee of $20,000 excluding certain out-of-pocket expenses. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

PROPOSAL ONE — APPROVAL OF THE MERGER AGREEMENT

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, dated as of June 8, 2012, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. The surviving corporation will be a privately held corporation and the unaffiliated stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the effective time of the merger, until thereafter amended as provided therein and by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day after the satisfaction or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions).

The merger will become effective on the business day immediately after the date on which the articles of merger are duly filed with the Secretary of State of the State of Nevada (or on such other date and time as Parent and the Company will agree in writing and specify in the articles of merger, and in each case, such date may not be more than ninety days after the date on which the articles of merger are filed).

Treatment of Common Stock, Company Options and Company Warrants

As of the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive the per share merger consideration in cash without any interest thereon.

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option. The restrictions applicable to such cash award are (i) the same vesting conditions and vesting schedules applicable to the respective unvested options without giving effect to the transactions contemplated in the merger agreement and (ii) that any unvested restricted cash award is not transferable by means of sale, assignment, exchange, pledge or otherwise.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly after the effective time of the merger (but in any event no later than five business days), each record holder of shares of Company common stock will be sent (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for its per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. If payment of the per share merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, a check for any cash to be delivered will only be issued if (i) the certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the per share merger consideration to a person other than the registered holder of such certificate surrendered or shall have established to the reasonable satisfaction of the paying agent that such tax either has been paid or is not payable.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, any certificates relating to shares canceled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to holders of Company common stock for twelve months after the effective time of the merger may be delivered to the surviving corporation. Any holders of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any holders of Company common stock for any per share merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, deliver an agreement of indemnification in a form reasonably satisfactory to the surviving corporation or post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letter delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  due organization, existence, good standing and authority to own and use the Company’s properties and assets and to carry on the Company’s businesses;

  the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

  the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, the approval of the merger agreement and the merger by the board of directors of the Company and the board of directors’ submission of the merger agreement to a vote by the stockholders of the Company;

  the required vote of the Company’s stockholders to approve the merger agreement;

  the absence of conflicts with, or breaches or default under, organizational documents, contracts and applicable law;

  the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders;

  governmental consents and approvals;

  the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

  the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events since December 31, 2011;

  the absence of certain undisclosed liabilities;

  the absence of legal proceedings against the Company or its subsidiaries;

  compliance with applicable laws, licenses and permits;

  possession of all material regulatory permits;

  title to assets and absence of liens on assets (other than certain permitted liens);

  intellectual property;

  insurance;

  material contracts and the absence of any material default under, or termination of, any material contract;

  the absence of certain transactions with the Company’s affiliates and employees;

  the Company’s disclosure controls and procedures and internal controls over financial reporting;

  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

  the opinion from William Blair;

  tax matters;

  environmental matters;

  the absence of foreign corrupt practices;

  the disclosure letter to the merger agreement;

  the inapplicability of Nevada anti-takeover statutes to the merger;;

  the absence of any undisclosed brokers’ or finders’ fees; and

  acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any circumstance, event, change, effect or development, that individually or in the aggregate with all other circumstances, events, changes, effects, or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, prospects, assets, liabilities, properties or business of the Company and its subsidiaries, taken as a whole. However, a Material Adverse Effect does not include the effects relating to or resulting from:

  changes or modifications in GAAP or regulatory accounting requirements or changes in laws (or interpretations thereof) applicable to the Company or any of its subsidiaries;

  changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

  changes in general business, economic, political or financial market conditions;

  changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

  the public disclosure of the merger agreement or the transactions contemplated or the consummation of the transactions contemplated or the announcement of the execution of the merger agreement, including, without limitation, any stockholder litigation relating to the merger agreement;

  any change in the price of the shares of Company common stock or trading volume as quoted on the NASDAQ Global Market;

  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters;

  actions or omissions taken with the prior written consent of or at the written request of the other parties under the merger agreement or required or permitted by the merger agreement;

  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period ;

  any change or prospective change in the Company’s credit ratings; or

  any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated or the announcement of any of the foregoing.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  their due organization, existence and good standing;

  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  the absence of conflicts with, or breaches or defaults under, organizational documents, contracts and applicable law;

  governmental consents and approvals;

  operations and ownership of Merger Sub;

  the absence of legal proceedings against Parent, Merger Sub or any of their respective affiliates;

  the accuracy of the information provided by Parent or Merger Sub or any of its subsidiaries for inclusion in the Schedule 13E-3 and this proxy statement;

  sufficiency of funds in the financing to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  delivery of the facility agreement, the equity commitment letters and the contribution agreements and the absence of any default thereunder;

  Parent and Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis each and every term or condition of closing to be satisfied by it in any of the financing documents or the contribution agreements, on or prior to the closing date of the merger;

  the absence of conditions precedent to the funding or investing of the full amount of the debt financing and the equity financing other than as expressly set forth in or contemplated by the financing documents;

  the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing or investing;

  the absence of any undisclosed brokers’ or finders’ fees;

  the absence of any other arrangements between or among Mr. Xia, Holdco, Parent, Merger Sub, SAIF IV, guarantor or any of their respective affiliates, on the one hand, and any stockholder, member of the Company board or officer of the Company, on the other hand relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement, or the ownership or operation of Parent, the surviving corporation or any of its subsidiaries, businesses or operations (including as to continuing employment) from and after the effective time of the merger;

  the absence of any undisclosed side letters or other agreements among the Mr. Xia, Holdco, SAIF IV, Parent, Merger Sub and guarantor or any of their respective affiliates relating to the transactions contemplated by the merger agreement;

  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates, projections, forecasts, plans or budgets;

  the execution and the validity and enforceability of the limited guarantee provided by Mr. Xia and SAIF IV of certain obligations of Parent and the absence of any default thereunder;

  solvency of Parent, Merger Sub and the surviving corporation immediately following consummation of the merger; and

  acknowledgement as to the absence of any other representations and warranties.

Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents, materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement on a timely basis, including the merger.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement or with the written consent of Parent, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company will and will cause each of its subsidiaries to conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organizations and advantageous business relationships, and keep available the services of its current key officers and employees.

Subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement or as required by applicable law or a governmental entity, unless Parent consents in writing, the Company will not and will not permit its subsidiaries to, among other things:

  issue, sell, pledge, dispose, encumber, grant, or authorize any capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  make, declare, pay or set aside dividends or other distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries);

  adjust, split, combine, redeem, or otherwise acquire any of the capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of the Company’s assets, deposits, business or properties, other than in the ordinary course of business;

  acquire all or any portion of assets, business, deposits or properties of any other entity;

  amend the governing documents of the Company or its subsidiaries in any material respect;

  change accounting principles or methods, except as required by United States generally accepted accounting principles or applicable regulatory accounting requirements or as a result of change in law;

  grant any material increases in the compensation of any of the Company’s or its subsidiaries’ directors or executive officers other than in the ordinary course of business;

  except in the ordinary course of business and consistent with past practice, (a) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (b) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company option plan, (c) enter into, terminate or materially amend any Company option plan (or any plan, program, agreement, or arrangement that would constitute a plan if in effect on the date hereof), (d) enter into any employment agreement with any officer or employee of the Company or any subsidiary of the Company, (e) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its subsidiaries or any of their beneficiaries, or (f) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, for any shares of Company common stock, or contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to issue additional shares of Company common stock or preferred stock;

  incur or guarantee any long-term indebtedness for borrowed money;

  enter into, terminate, modify or amend any contracts that calls for annual aggregate payments of $1,000,000 or more with a term longer than one year which cannot be terminated without material penalty upon notice of ninety days or less, other than in the ordinary course of business; or

  agree to take any of the actions prohibited by the foregoing.

Parent Forbearance

Except as expressly contemplated by or permitted by the merger agreement or with the written consent of the Company, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, neither Parent nor Merger Sub shall, and Parent shall cause Merger Sub not to, engage in any business activity or operations.

Access to Information

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information or requirements of governmental entities and certain other exceptions, the Company shall, and shall cause each of its subsidiaries to, afford Parent’s representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records, and, during such period, each of Parent and the Company shall, and shall cause its subsidiaries to, make available to the other party (a) to the extent not publicly available, a copy of each report, schedule, correspondence, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request.

Alternative Takeover Proposals

From June 8, 2012 until 11:59 p.m. New York City time on July 18, 2012 (the “go-shop” period), the Company and its subsidiaries and their respective representatives are permitted to:

  solicit, initiate, facilitate and encourage any inquiry or the making of takeover proposals from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company simultaneously or as promptly as reasonably practicable provides any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

  enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with, assist, participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 19, 2012, the Company and its subsidiaries and their respective representatives are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to continuing parties (as defined below). From and after 12:00 a.m. New York City on July 19, 2012 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries and their respective representatives will not:

  solicit, initiate, knowingly encourage or knowingly induce the making of takeover proposals from any third parties;

  provide any material non-public information concerning the Company or its subsidiaries to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

However, the Company may continue to engage in the actions described in the first and second bullet above until 11:59 p.m. New York City time on August 2, 2012 with a continuing party.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Prior to the time the Company’s stockholders approve the merger agreement, if the Company receives an unsolicited written takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal and the failure to take action would result in a breach of its fiduciary duties under applicable law, the Company may:

  contact such party to clarify and understand the terms and conditions thereof to the extent the special committee shall have determined in good faith that such contact is necessary to determine whether such proposal or is reasonably likely to result in a superior proposal;

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such proposal.

The Company shall promptly advise Parent within 24 hours, orally or in writing, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such takeover proposal or request.

The merger agreement provides that the board of directors of the Company can only (a)(i) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the board of director’s recommendation or (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any takeover proposal (any action in this clause (a) being referred to as a “change of recommendation”) or (b) adopt, approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any takeover proposal (other than a confidentiality agreement referred to under the merger agreement) if at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may enter into a definitive written agreement with respect to such superior proposal and terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a definitive written agreement with respect to such superior proposal, as applicable, and specifying the reasons therefor, including in the case of a superior proposal the material terms and conditions of such superior proposal that is the basis of the proposed action by the board of directors of the Company (including the identity of the third party making the superior proposal and any financing materials related thereto, if any), (ii) during the five business day period following Parent’s and Merger Sub’s receipt of the notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the financing commitments so that such superior proposal ceases to constitute a superior proposal, and (iii) following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the terms of the debt financing and the equity financing proposed in writing by Parent and Merger Sub in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and the Company will be required to comply again with the procedures in this paragraph, provided that references above in this paragraph to five business days will be changed to references to three business days.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

As used in this proxy statement, the following terms shall have the following meanings:

The term “continuing party” means any person or group (other than Parent or Merger Sub) (i) from whom the Company has received, after the date of the merger agreement and prior to July 18, 2012, a written takeover proposal that the Company board and the special committee determines, as of July 18, 2012, in good faith (after consultation with its independent financial advisor and outside legal counsel) would reasonably be expected to result in a superior proposal and (ii) is engaged in good faith discussions with the Company with respect to such takeover proposal immediately prior to 11:59 p.m. New York time on July 18, 2012.

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its subsidiaries that constitute 15% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole.

The term “superior proposal” means a written takeover proposal (provided that for purposes of this definition, references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the board of directors of the Company and the special committee determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s unaffiliated stockholders than the terms of the merger agreement (taking into account such factors as the board of directors of the Company and the special committee deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the Indemnified Parties with respect to acts or omissions occurring at or prior to the effective time of the merger, as provided in the organizational documents of the Company or its subsidiaries. The articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorney’s fees and expenses), judgments, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent shall not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the total annual premiums currently paid by the Company on a yearly basis; and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to 300% of the total annual premiums currently paid by the Company on a yearly basis).

Financing

As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed facility agreement from CDB, pursuant to which CDB has committed to provided debt financing to Parent in the aggregate amount set forth therein.

Holdco, Parent and Merger Sub will use their reasonable best efforts to complete the debt financing and the equity financing on the terms and conditions described in the financing documents and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the financing documents without the prior written consent of the special committee if such amendments, modifications or waivers would or would reasonably be expected to (i) reduce the aggregate amount of the debt financing and equity financing below the amount required to consummate the merger, (ii) impose new or additional conditions to the receipt of the debt financing or the equity financing, (iii) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (iv) adversely impact the ability of Holdco, Parent or Merger Sub enforce its rights against the other parties to the financing documents.

Holdco, Parent and Merger Sub will use their reasonable best efforts to (i) negotiate definitive agreements with respect to the equity financing on reasonably acceptable terms and conditions, and (ii) satisfy on a timely basis all conditions applicable to the debt financing set forth in the facility agreement. In the event that all conditions to funding under the financing documents (other than, with respect to the debt financing, the availability of the equity financing) have been satisfied, Holdco and Parent will use their reasonable best efforts to cause the bank lender, Mr. Xia and SAIF IV to fund the debt financing and the equity financing required to consummate the transactions contemplated by the merger agreement.

In the event that any portion of the debt financing or the equity financing on the terms and conditions contemplated by the financing documents, (i) Parent shall promptly notify the Company, and (ii) Holdco, Parent and Merger Sub shall each use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Holdco, Parent and Merger Sub, in an amount sufficient to consummate the merger as promptly as possible, but in any event no later than the earlier of (a) thirty days after the originally contemplated closing date, or (b) at ten business days prior to April 7, 2013.

Holdco, Parent and Merger Sub will each use its reasonable best efforts to consummate the transactions contemplated by the contribution agreements immediately prior to the closing on the terms and conditions described in the contribution agreements and will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the contribution agreements that would reasonably be expected to (in the special committee’s reasonable judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement.

The Company and its subsidiaries will use reasonable best efforts to provide to Holdco, Parent and Merger Sub, and to use its reasonable best efforts to cause its representatives to provide (each at Parent’s sole expense), such cooperation reasonably requested by Parent that is necessary in connection with the debt financing, (provided that such requested cooperation would not require the Company to pay or agree to pay any fees or expenses or give any indemnities prior to effective time of the merger and does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Parent or Merger Sub will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiary or any of their representatives in connection with such cooperation requested by Parent.

Parent will indemnify, defend, and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with (i) any action taken by them at the request of Holdco, Parent or Merger Sub pursuant to the foregoing or in connection with the arrangement of any debt financing or (ii) any information utilized in connection therewith (other than information provided by the Company or its subsidiaries).

Obligation of Parent

At the stockholders’ meeting and any other meeting of the stockholders of the Company called to seek the stockholder approvals or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the merger agreement, the merger or any other transactions contemplated is sought, Parent will cause the Rollover Shares to be voted in favor of granting the stockholder approvals.

Payment to Certain Creditor

Pursuant to a memorandum of cooperation between China TransInfo Group Co., Ltd., a variable interest entity of the Company, and Beijing Shiji Yingli Technologies, Co., Ltd. (“BSYT”), dated as of October 19, 2010, BSYT transferred the NEDO Project to China TransInfo Group Co., Ltd. In consideration for the benefits received in the transfer of the NEDO Project, the Company has agreed to issue 200,000 shares to BSYT (the “NEDO Project Shares”) or otherwise pay BSYT an amount in cash equal to the value of NEDO Project Shares. Unless otherwise mutually agreed in writing between Parent and BSYT, no later than two business days after the effective time of the merger, Parent will pay, or will cause to be paid, to Mr. Xiao Yu, as the beneficiary designated by BSYT, an amount in cash equal to $1,160,000, which is the amount equal to (x) the merger consideration multiplied by (y) the number of the NEDO Project Shares, in substitution for, and in full satisfaction of, the Company’s obligation to deliver the NEDO Project Shares.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction or waiver by Parent and the Company of the following conditions:

  the requisite stockholder approvals of the merger shall have been obtained; and

  no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or any of the transactions contemplated by the merger agreement is in effect.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  the representations and warranties of the Company set forth in the merger agreement, without giving effect to any materiality or material adverse effect qualifications therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be so true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to have, in the aggregate, a material adverse effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect; and

  since the date of the merger agreement, no effect, change, event or occurrence having occurred that has had, or would reasonably be expected to have, a material adverse effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

  the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be so true and correct as of such date), except when a failure to be true and correct would not reasonably be expected to have, in the aggregate, a Parent material adverse effect, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect; and

  each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 7, 2013, provided that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the failure of the closing to occur by that date; or

  our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof.

by the Company:

  if Parent or Merger Sub has breached any of its representations warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred; or

  if the Company effects a change of recommendation or enters into a definitive written agreement with respect to a superior proposal after (a) complying with the applicable provisions of the merger agreement and (B) paying to Parent a termination fee payable pursuant to the merger agreement.

by Parent, if:

  if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to Parent if a material breach of the merger agreement by Parent is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company effects a change of recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated:

  by the Company in order to effect a change of recommendation or enter into a definitive written agreement with respect to a superior proposal;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by April 7, 2013 or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within twelve months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal; or

  by Parent due to (i) a breach by Company of any of their representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied; or (ii) the board of directors of the Company effects a change of recommendation.

Parent is required to pay the Company a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied ; or

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby, other than fees and expenses described under the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” above, will be paid by the party incurring such fees and expenses, whether or not the merger or any of the transactions contemplated by the merger agreement are consummated.

Remedies

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstance is the sole and exclusive remedy to the Company against the Parent, Merger Sub, their respective affiliates or financing source for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Amendment; Waiver of Conditions

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time; provided, however, that in the case of the Company, the board of directors and the special committee must approve such amendment in writing; and provided further, that after any such approval of the merger agreement by the requisite stockholder approvals, no amendment shall be made which changes the merger consideration, adversely affects the unaffiliated stockholders, or otherwise requires further approval of the stockholders by law without the further approval of such stockholders.

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of Company common stock, as of the date of this proxy statement, (i) by each person who is known by us to beneficially own more than 5% of Company common stock; (ii) by each of our officers and directors; (iii) by all of our officers and directors as a group; and (iv) the Rollover Holders. Information concerning beneficial ownership was obtained from publicly available filings.

Unless otherwise specified, the address of each of the persons set forth below is in care of China TransInfo Technology Corp., 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Shudong Xia	Chairman, President, Chief Executive Officer and Secretary	Common Stock, $0.001 par value	7,037,077 (3)	27.85%
Rong Zhang	Chief Financial Officer	Common Stock $0.001 par value	220,894	*
Danxia Huang	Vice President of Operations, Treasurer and Director	Common Stock $0.001 par value	509,896	2.02%
Zhibin Lai	Vice President	Common Stock $0.001 par value	634,378	2.51%
Zhiping Zhang	Vice President of Research and Development	Common Stock $0.001 par value	628,088	2.49%
Shan Qu	Vice President	Common Stock $0.001 par value	75,000	*
Walter Teh-Ming Kwauk	Director	Common Stock $0.001 par value	7,500	*
Zhongsu Chen	Director	Common Stock $0.001 par value	30,000	*
Dan Liu	Director	Common Stock $0.001 par value	0	*
Brandon Ho-Ping Lin	Director	Common Stock $0.001 par value	30,000	*
Xingming Zhang	Director	Common Stock $0.001 par value	22,500	*
All officers and directors as a group (11 persons named above)		Common Stock $0.001 par value	9,195,333	35.84%

5% Securities Holder
Leguna Verde Investments, Ltd. P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	1,275,218(4)	5.05%
Karmen Investment Holdings Limited P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	6,005,242(3)	23.76%
SAIF Partners III L.P. #2516, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Andrew Y. Yan #2516, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Total Shares Owned by Persons Named above:		Common Stock $0.001 par value	14,621,703	56.99%
Rollover Holder
Shudong Xia	Chairman, President, Chief Executive Officer and Secretary	Common Stock, $0.001 par value	7,037,077 (3)	27.85%
Karmen Investment Holdings Limited P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	6,005,242(3)	23.76%
SAIF Partners III L.P. #2115, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Danxia Huang	Vice President of Operations, Treasurer and Director	Common Stock $0.001 par value	509,896	2.02%
Shufeng Xia		Common Stock $0.001 par value	500,000	1.98%

*Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Company common stock.

(2)

A total of 25,270,069 shares of Company common stock as of date of this proxy statement are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Includes 6,005,242 shares of Company common stock owned by Karmen, which is wholly owned by East Action Investment Holdings Ltd. of which Shudong Xia is the sole shareholder. Mr. Xia is deemed to be a beneficial owner of the shares held by Karmen.

(4)

Chuang Yang is the owner of Leguna Verde Investments, Ltd. and exercises voting and investment power over the shares owned by Leguna Verde Investments, Ltd. Mr. Yang is deemed to be a beneficial owner of the shares held by Leguna Verde Investments, Ltd.

(5)

Andrew Y. Yan is the sole shareholder and sole director of SAIF III GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF III GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners III L.P., a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have shared voting and dispositive powers with respect to the securities held by SAIF Partners III L.P.

Changes in Control

Except for the proposed merger, there are currently no other arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

COMMON STOCK TRANSACTION INFORMATION

The Company has not made any underwritten public offering of Company common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A of the Securities Act.

The Company has not purchased any shares of Company common stock within the past two years.

The following table shows purchases of the Company common stock during the past two years effected by Mr. Xia, showing the number of Company common stock purchased, the range of prices paid for those shares and the average price paid per quarter:

Quarter	Amount	Minimum Daily Weighted Average Price(1) (US$)	Maximum Daily Weighted Average Price(2) (US$)	Average Price (US$)
Quarter ended June 30, 2012	0
Quarter ended March 31, 2012	23,600	3.650	3.980	3.694
Quarter ended December 31, 2011	399,272	2.421	3.626	3.299
Quarter ended September 30, 2011	174,763	2.562	3.729	3.191
Quarter ended June 30, 2011	169,000	3.286	4.728	4.394
Quarter ended March 31, 2011	265,200	4.379	4.786	4.587
Quarter ended December 31, 2010	0
Quarter ended September 30, 2010	0

(1) The price reported is the lowest price from a comparison of all daily weighted average prices (each calculated as the weighted average price of all Company common stock purchased in a given day) in the applicable quarter.

(2) The price reported is the highest price from a comparison of all daily weighted average prices (each calculated as the weighted average price of all Company common stock purchased in a given day) in the applicable quarter.

Other than the transactions listed above in this section, there have been no prior stock purchases of Company common stock by any member of the buyer group during the past two years.

APPRAISAL RIGHTS

You are not entitled to dissenter’s rights or any other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited financial statements filed as part of our Quarterly Reports on Form 10-Q for the periods ended June 30, 2012 and 2011. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 10-K and Forms 10-Q. See “Where You Can Find More Information.”

	Six Months Ended		Year Ended
	June 30,		December 31,
	2012	2011	2011	2010
Statement of Operations Data:
Net Sales	$30,336,018	$73,373,897	$167,023,594	$122,727,958
Gross Profit	19,397,982	20,969,592	44,675,825	42,448,493
Income From Operations	5,015,667	7,250,969	14,850,745	19,966,735
Net Income	4,772,493	5,756,672	13,967,152	15,469,158
Earnings Per Share From Continuing Operations (Basic)	$0.20	$0.29	$0.59	$0.81
Earnings Per Share From Continuing Operations (Diluted)	0.20	0.29	0.59	0.81
Net Income Per Share (Basic)	0.19	0.23	0.55	0.63
Net Income Per Share (Diluted)	0.19	0.23	0.55	0.63
Balance Sheet Data (at period end):
Total Current Assets	$176,895,545	$145,303,685	$158,897,783	$142,844,608
Total Non-current Assets	54,901,857	49,768,491	52,609,633	37,681,244
Total Assets	231,797,402	195,072,176	211,507,416	180,525,852
Total Current Liabilities	73,024,903	61,321,578	61,605,570	69,093,964
Total Long Term Liabilities	27,104	15,470	-	200,699
Total Equity	158,745,395	133,735,128	149,901,846	111,231,189

Ratio of Earnings to Fixed Charges

	June 30,	December 31,	December 31,
	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	31.89	24.12	45.92

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense. The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Company Common Stock

The net book value per share of Company common stock as of June 30, 2012 was $6.28, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of Company common stock outstanding.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, Company common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock is listed for trading on the NASDAQ Global Market under the symbol “CTFO.” The following table sets forth the quarterly high and low sales prices of a share of Company common stock as reported by the NASDAQ Global Market for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Prices
	High	Low
Year Ended December 31, 2012
1st Quarter	$5.20	$3.51
2nd Quarter	5.55	4.41
3rd Quarter (through August 31, 2012)	5.58	5.54
Year Ended December 31, 2011
1st Quarter	$5.31	$4.45
2nd Quarter	5.01	2.45
3rd Quarter	3.94	2.46
4th Quarter	3.63	2.43
Year Ended December 31, 2010
1st Quarter	$9.72	$6.33
2nd Quarter	7.78	5.05
3rd Quarter	7.85	5.15
4th Quarter	6.43	4.28

If the merger is closed, there will be no further market for shares of Company common stock and shares of Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so.

On June 7, 2012, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per share on the NASDAQ Global Market was $4.52. On the record date, the closing price per share was $ . You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the record date, there were approximately                      record holders of shares of Company common stock.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy and voting on the matter.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board of directors of the Company knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Submission of Stockholder Proposals

If the merger is completed, we will cease to have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold our 2012 annual meeting of stockholders. If you wish to have a proposal included in our proxy statement for 2012 annual meeting (assuming that the merger is not completed) in accordance with Rule 14a-8 under the Exchange Act, your proposal must have been received by the Secretary of the Company at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, China 100191, no later than the close of business on March 1, 2012. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries and actual results of matters related to the merger could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the requisite stockholder approvals of the merger) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, as amended. We file reports, proxy statements and other information with the SEC. You may read and print these reports, proxy statements and other information at www.sec.gov, an Internet website maintained by the SEC that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.chinatransinfo.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012; and

  our Current Reports on Form 8-K filed on February 21, 2012, February 23, 2012, March 13, 2012, March 29, 2012, May 14, 2012, June 8, 2012 and August 14, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to China TransInfo Technology Corp., 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191, Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TRANSCLOUD COMPANY LIMITED

TRANSCLOUD ACQUISITION, INC.

and

CHINA TRANSINFO TECHNOLOGY CORP.

Dated as of June 8, 2012

A-1

EXECUTION VERSION

3.21	Environmental Matters	17
3.22	Foreign Corrupt Practices	17
3.23	Other Representations and Warranties Relating to the Company and Subsidiaries	17
3.24	Disclosure Letter	18
3.25	Nevada Takeover Statutes	18
3.26	Brokers Fees	18
3.27	No Other Representations or Warranties	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		19
4.1	Corporate Organization	19
4.2	Authorization	19
4.3	No Conflicts	20
4.4	Consents and Approvals	20
4.5	Operation and Ownership of Merger Sub	20
4.6	Legal Proceedings	20
4.7	Parent Information	20
4.8	Financing; Equity Rollover.	21
4.9	Broker's Fees	22
4.10	Certain Arrangements	22
4.11	Buyer Group Contracts	22
4.12	No Reliance on Company Estimates	23
4.13	Guaranty	23
4.14	Solvency	23
4.15	No Other Representations or Warranties	24

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		24
5.1	Conduct of Business Prior to the Effective Time	24
5.2	Company Forbearances	24
5.3	Conduct of Business Prior to the Effective Time	26

ARTICLE VI ADDITIONAL AGREEMENTS		26
6.1	Proxy Statement and Schedule 13E-3; Stockholder Approval	26
6.2	Reasonable Best Efforts	27
6.3	Access to Information	29
6.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	29
6.5	Stock Exchange Delisting	31
6.6	Solicitation; Change of Recommendation	31
6.7	Notification of Certain Matters	35
6.8	Financing	35
6.9	Takeover Statutes	36
6.10	Resignations	37
6.11	Participation in Litigation	37
6.12	Publicity	37
6.13	Obligations of Parent and Merger Sub	37

6.14	Payment to a Certain Creditor	37

ARTICLE VII CONDITIONS PRECEDENT		38
7.1	Conditions to Each Party's Obligation To Effect the Merger	38
7.2	Conditions to Obligations of Parent and Merger Sub	38
7.3	Conditions to Obligations of the Company	39

ARTICLE VIII TERMINATION AND AMENDMENT		39
8.1	Termination	39
8.2	Effect of Termination	41
8.3	Fees and Expenses	41
8.4	Amendment	43
8.5	Extension; Waiver	43

ARTICLE IX GENERAL PROVISIONS		43
9.1	Nonsurvival of Representations, Warranties and Agreements	43
9.2	Notices	44
9.3	Interpretation	45
9.4	Severability	45
9.5	Entire Agreement	45
9.6	Governing Law; Jurisdiction	45
9.7	Assignment; Third Party Beneficiaries	46
9.8	Specific Performance	46
9.9	Confidentiality	46
9.10	WAIVER OF JURY TRIAL	48
9.11	Counterparts	48

INDEX OF DEFINED TERMS

	Section		Section
Affiliate	3.8	Evaluation Date	3.16
Agreement	Preamble	Exchange Act	3.7(a)
Alternative Transaction Proposal	6.6(h)(i)	Exchange Fund	2.1
Articles of Merger	1.3	Facility Agreement	4.8(b)
Bank Lender	4.8(b)	Filings	3.6
BSYT	6.14	Financing Documents	4.8(b)
Business Day	1.2	GAAP	3.7(b)
Buyer Group Contracts	4.11	Governmental Entity	3.6
Certificate	1.5(a)	Guarantors	Recitals
Chairman Commitment Letter	4.8(b)	Guaranty	Recitals
Chairman Equity Financing	4.8(b)	Holdco	4.8(b)
Change of Recommendation	6.6(e)	Indemnified Parties	6.4(a)
claim	4.14	Intellectual Property Rights	3.13
Closing	1.2	Judgment	3.9
Closing Date	1.2	Knowledge	3.5
Company	Preamble	Law	3.3(a)
Company Articles	3.1(a)	Liens	3.2
Company Board	Recitals	Material Permits	3.11
Company Board Recommendation	Recitals	Merger	Recitals
Company Bylaws	3.1(a)	Merger Consideration	1.5(a)
Company Contract	3.15(a)	Merger Sub	Preamble
Company Group	8.3(e)	Merger Sub Common Stock	1.5(c)
Company Material Adverse Effect	3.1(b)	Mr. Xia	Article III
Company Option	1.6(a)	NASDAQ	3.3(a)
Company Option Plan	1.6(a)	NEDO Project Shares	6.14
Company Preferred Stock	3.5	Nevada Secretary of State	1.3
Company SEC Reports	3.7(a)	Notice of Superior Proposal	6.6(f)
Company Termination Fee	8.3(b)	NRS	1.1
Company Warrant	1.6(b)	NRS 92A	Recitals
Confidential Information	9.9(c)	Parent	Preamble
Continuing Party	6.6(h)(iii)	Parent Group	8.3(e)
Contract	4.8(e)	Parent Material Adverse Effect	4.1
Contribution Agreements	Recitals	Parent Termination Fee	8.3(c)
Cut-Off Date	6.6(b)	Parties	Preamble
D&O Premium	6.4(c)	Paying Agent	2.1
debt	4.14	Person	2.2(a)
Debt Financing	4.8(b)	PRC	3.22(a)
Disclosure Letter	3.24	Proceeding	3.1(a)
Effect	3.1(b)	Proxy Statement	3.6
Effective Time	1.3	RCA	1.6(a)
End Date	8.1(c)	Regulatory Approvals	3.6
Environmental Laws	3.20	Representatives	6.6(a)
Equity Financing	4.8(b)	Rollover Holders	Recitals

Rollover Shares	Recitals	Stockholder Approval	3.3(c)
SAIF	4.8(b)	Stockholders' Meeting	3.17
SAIF Commitment Letter	4.8(b)	Subsidiary	3.2
SAIF Equity Financing	4.8(b)	Superior Proposal	6.6(h)(ii)
SEC	3.6	Surviving Corporation	Recitals
Securities Act	3.7(a)	Takeover Statutes	3.25
Shares	Recitals	Transaction Agreements	4.14
Solicitation Period End Date	6.6(a)	Unvested Company Option	1.6(a)
Solvent	4.14	Vested Company Option	1.6(a)
Special Committee	Recitals	Voting Agreement	Recitals

v

AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2012 (this "Agreement"), by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability ("Parent"), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), and China TransInfo Technology Corp., a Nevada corporation (the "Company" and, together with Parent and Merger Sub, the "Parties").

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes ("NRS 92A"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the special committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the Company and its stockholders, (b) approved and adopted the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and recommended to Merger Sub’s sole stockholder that it approve this Agreement in accordance with NRS 92A on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain beneficial owners (the "Rollover Holders") of Shares (as defined below) have entered into two contribution agreements (the "Contribution Agreements") pursuant to which the Rollover Holders are agreeing, among other things, to contribute the outstanding shares of common stock, par value US$0.001 per share, of the Company (the "Shares") set forth in the Contribution Agreements owned by such Rollover Holders (the "Rollover Shares") to Parent immediately prior to the Effective Time of the Merger in exchange for shares of Holdco (as defined below);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Rollover Holders of the Company are entering into a voting agreement in favor of Parent (the "Voting Agreement");

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent has delivered to the Company a limited guaranty of Mr. Xia (as defined below) and SAIF (as defined below) (together with Mr. Xia, the "Guarantors"), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the "Guaranty");

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1                The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (“NRS”), at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2                Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China, on the second (2nd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, Nevada or PRC are authorized or obligated under applicable Law to be closed.

1.3                Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) with respect to the Merger, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of NRS 92A, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under NRS 92A. The Merger shall become effective on the Business Day immediately after the date on which the Articles of Merger are duly filed with the Nevada Secretary of State or on such other date and time as Parent and the Company shall agree in writing that, in each case, may not be more than ninety (90) days after the date on which the Articles of Merger are filed, and shall be specified in the Articles of Merger (the date the Merger becomes effective being the “Effective Time”).

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1.4                Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of NRS 92A. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in NRS 92A and other applicable Laws of the State of Nevada.

1.5                Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)                Conversion of Shares. Subject to Sections 1.5(b) and 2.4, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to US$5.80 (the “Merger Consideration”), without any interest thereon. All of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such Shares (each such certificate or evidence, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b)                Cancellation of Treasury Shares and Rollover Shares. Each Share held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto. For the avoidance of doubt, the Rollover Shares contributed to Parent by the Rollover Holders pursuant to the Contribution Agreements immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

(c)                Common Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

1.6                Treatment of Options and Warrants.

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(a)                As of the Effective Time, each option to purchase Shares (a “Company Option”) pursuant to the China TransInfo Technology Corp. Equity Incentive Plan 2009 (the “Company Option Plan”) that is then outstanding, vested and unexercised (a “Vested Company Option”) shall be cancelled and converted into the right to receive, net of any applicable withholding taxes, as soon as reasonably practicable after the Effective Time, cash in an amount equal to (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Vested Company Option. As of the Effective Time, each Company Option that is then outstanding and unvested (an “Unvested Company Option”) shall be cancelled and converted into the right to receive as soon as reasonably practicable after the Effective Time, a restricted cash award (“RCA”) in an amount equal to (i) the total number of Shares subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Unvested Company Option. RCAs shall be subject to the same vesting conditions and vesting schedules applicable to the respective Unvested Company Options without giving effect to the transactions contemplated herein and unvested RCAs are not transferable by means of sale, assignment, exchange, pledge or otherwise. On the date, and to the extent, that the Unvested Company Options would have become vested without giving effect to the transactions contemplated herein, such corresponding portion of the RCAs shall be converted into U.S. dollars and will be delivered to the holder of such RCAs, net of any applicable withholding tax, as soon as practicable thereafter.

(b)                As of the Effective Time, each warrant to purchase Shares (a “Company Warrant”) that is then outstanding and unexercised shall be cancelled and converted into the right to receive as soon as reasonably practicable after the Effective Time, cash in an amount equal to (i) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share issuable under such Company Warrant.

(c)                As provided herein, unless otherwise determined by Parent, the Company Option Plan shall terminate as of the Effective Time.

(d)                At or prior to the Effective Time, the Company shall take all actions reasonably necessary to (i) effect the measures contemplated by this Section 1.6, including the adoption of any plan amendments, obtaining the approval of the Company Board or a committee thereof, and/or obtaining any necessary employee consents and (ii) cause there to be no rights under the Company Option Plan to acquire Shares following the Effective Time.

(e)                Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 1.6 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4

1.7                Changes in Company Common Stock. If at any time during the period between the date of this Agreement and the Effective Time, the number of outstanding Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.8                Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the articles of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.4 and (b) reflect that the name of the Surviving Corporation shall be China TransInfo Technology Corp. until thereafter amended as provided therein and by applicable Law.

1.9                Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1                Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer of immediately available funds (i) with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the "Paying Agent"), for the benefit of the holders of Shares (excluding any Shares to be cancelled pursuant to Section 1.5(b)), cash in an amount sufficient for the Paying Agent to make payments under Sections 1.5(a) (such cash amount being hereinafter referred to as the "Exchange Fund") and (ii) in an account designated by Parent cash immediately available funds in an amount sufficient to make payments under Sections 1.6(a) and 1.6(b) . The Paying Agent shall also act as the agent for the holders of Shares for the purpose of holding the Certificates and shall obtain no rights or interests in the Shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of Shares, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment; provided, further, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-l or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation. The Exchange Fund shall not be used for any other purpose.

5

2.2                Exchange Procedures.

(a)                Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity ("Person") who was at the Effective Time a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.5(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the Shares shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an "agent's message" with respect to Shares held in book-entry form as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry Shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company.

(b)                Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an "agent's message" by the Paying Agent, as applicable, in the case of Shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry Shares) shall be entitled to receive in respect of each Share previously represented thereby the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a) or 1.6(a) .

(c)                If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be an obligation of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

(d)                Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of Shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry Shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

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2.3                Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates, as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon and less any required withholding of taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4                Withholding Rights. The current understanding of Parent or Merger Sub is that no Party will be required to deduct or withhold any amount from the consideration otherwise payable pursuant to this Agreement under applicable PRC Law; provided that, in the event that the circumstances change after the date hereof such that the Surviving Corporation or Parent reasonably determines a deduction or withholding is required, the Surviving Corporation and Parent shall inform the Special Committee in detail of such change in circumstances and consult with the Special Committee concerning such proposed deduction or withholding, and each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold appropriate amounts. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.5                Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each Share formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

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2.6                Transfer Books. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Subject to Section 2.4, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.7                Unwinding the Merger. If (i) one (1) full Business Day has elapsed since the Effective Time and (ii) Parent has not deposited or cause to be deposited in full the amount specified in Section 2.1, the Parties agree they shall, at the Special Committee's request, take any and all steps as may be necessary or appropriate in order to unwind the effect of the filing of the Articles of Merger in order to place the Parties, and their respective stockholders and owners, in the same positions they occupied prior to the filing of the Articles of Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Disclosure Letter (it being understood that any information set forth on one section or subsection of the Disclosure Letter shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), (b) as may be disclosed in the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections or any other disclosures in the Company SEC Reports to the extent they are general, nonspecific, forward-looking or cautionary in nature, or (c) for any matters with respect to which both Mr. Shudong Xia (“Mr. Xia”) and SAIF Partners III L.P. have actual knowledge, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1                Organization and Qualification.

(a)                Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its articles of incorporation, bylaws or other equivalent organizational documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have or reasonably be expected to result in a Company Material Adverse Effect, and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as deposition) ("Proceeding") has been instituted or, to the Knowledge of the Company, threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. True, complete and correct copies of the Articles of Incorporation of the Company as amended to date (the "Company Articles") and the Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

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(b)                As used in this Agreement, the term "Company Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect, or development (any such item, an "Effect") that, individually or in the aggregate together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, prospects, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include Effects arising out of, relating to or resulting from (i) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general business, economic, political or financial market conditions, (iv) changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (v) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement, including, without limitation, any stockholder litigation relating to this Agreement; (vi) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in stock price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters; (viii) actions or omissions taken with the prior written consent of or at the written request of the other Parties hereto or required or permitted by this Agreement; (ix) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (x) any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such change or prospective change may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); or (xi) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

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3.2                Subsidiaries. All of the Subsidiaries of the Company are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions ("Liens"), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term "Subsidiary" means any entity in which the Company directly or indirectly, owns at least a majority of capital stock or holds at least a majority of equity or similar interest and shall, where applicable, include any subsidiary of the Company formed or acquired after the date hereof.

3.3                Authorization, Special Committee and Fairness.

(a)                The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and, subject to the Stockholder Approval, the consummation by it of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approval, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable Laws. As used in this Agreement, the term "Law" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NASDAQ Global Market ("NASDAQ"), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.

(b)                The Special Committee is composed of four members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company's management. As of the date hereof and with respect to and based on the facts and circumstances as of the date hereof, the Company Board, acting upon the recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) subject to the terms of this Agreement (including Section 6.6), resolved to make the Company Board Recommendation to the holders of Shares. The Company Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Shares for their approval.

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(c)                (i) The affirmative vote (in person or by proxy) of both (i) the holders of a majority of the Shares and (ii) holders of a majority of the Shares (excluding the Rollover Shares) at the Stockholders' Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the "Stockholder Approval") are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4                No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) assuming Stockholder Approval is obtained, conflict with or violate any provision of the Company Articles or Company Bylaws, or the articles of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than the Liens, if any, created as a result of any actions by Holdco, Parent, or Merger Sub) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected.

3.5                Capitalization. The authorized capital stock of the Company consists of 150,000,000 Shares and 10,000,000 shares of preferred stock, US$0.001 par value per share ("Company Preferred Stock") of which, as of the date of this Agreement, (i) 25,270,069 Shares and no shares of Company Preferred Stock are issued and outstanding, and (ii) 3,000,000 Shares are reserved for future issuance pursuant to outstanding Company Options and 5,555 Shares are reserved for future issuance pursuant to outstanding Company Warrants. Except as set forth in the Company SEC Reports, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as disclosed herein, in Section 3.5 of the Disclosure Letter or in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Shares or shares of Company Preferred Stock. All of the Shares are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such Shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the SEC Reports and the Transaction Agreements (as defined below), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company's stockholders. As used in this Agreement, the term "Knowledge" or "Knowledge of the Company" means the actual knowledge of Mr. Rong Zhang, the Chief Financial Officer of the Company.

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3.6                Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.4 are duly made and obtained, as applicable, and except for (a) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with approval by the Company's stockholders of this Agreement, the Merger and the transactions contemplated hereby (together with any supplements or amendments thereto, the "Proxy Statement") and a Schedule 13E-3, (b) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS, (c) any Filings or Regulatory Approvals in connection with compliance with the rules of NASDAQ), and (d) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, as would not have a Company Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As used in this Agreement, the term "Governmental Entity" means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational, the term "Filings" means filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation with any Governmental Entity, and the term "Regulatory Approvals" means permits, consents, approvals, authorizations, clearances, exemptions, nonobjections, waivers or orders from any Governmental Entity.

3.7                Company SEC Reports; Financial Statements.

(a)                The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2010, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "Company SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)                The consolidated financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.8                Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports, except (i) as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement or (ii) as expressly contemplated by this Agreement, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Company Material Adverse Effect, (b) the Company has not altered its method of accounting, (c) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (d) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company Option Plan. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the Merger or the other transactions contemplated hereby or as disclosed in the Company SEC Reports, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws. For purposes of this Agreement, "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9                Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened in writing, Proceedings of any nature against the Company or any of its Subsidiaries or to which any of their material properties or assets is subject, and (ii) as of the date of this Agreement, there is no material judgment, order, injunction or decree ("Judgment") (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets.

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3.10                Compliance. Neither the Company nor any Subsidiary (a) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or Governmental Entity, or (c) is or has been in violation of any statute, rule or regulation of any Governmental Entity, including without limitation, (i) any Law applicable to its business, (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, rules or regulations, and (iii) any Laws, rules or regulations related to health, safety or the environment, including those relating to the regulation of hazardous substances.

3.11                Regulatory Permits. The Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Company SEC Reports ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

3.12                Title to Assets. Neither the Company nor any of its Subsidiaries owns any real property. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) with which the Company and the Subsidiaries are in compliance.

3.13                Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the intellectual property rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

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3.14                Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company deems adequate for the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.15                Contracts.

(a)                Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a) is referred to herein as a "Company Contract."

(b)                (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in breach of or default under the terms of any Company Contract.

3.16                Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K promulgated under the Exchange Act with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner other than for (a) payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including stock option agreements under any stock option plan of the Company.

3.17                Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there has been no change in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

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3.18                Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contained any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

3.19                Opinion. The Special Committee and the Company Board have received the opinion of William Blair & Company, L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the consideration to be received by the holders of Shares (other than Parent, Merger Sub and their Affiliates, and the Rollover Holders) pursuant to the Merger is fair, from a financial point of view, to such holders.

3.20                Tax Status. The Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements.

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3.21                Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance ("Environmental Laws"). There are no material Proceedings pending before, or, to the Company's Knowledge, threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. There are no Judgments by or with any Governmental Entity which could reasonably be expected to result in any material liabilities or obligations under or in respect of any Environmental Law. To the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in material liability to or claims against the Company or its Subsidiaries relating to any Environmental Law.

3.22                Foreign Corrupt Practices. Neither the Company, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has violated in any material respect any provision of (a) any company contribution or bribery Laws, (b) the Foreign Corrupt Practices Act of 1977, as amended, or (c) any similar domestic or foreign Laws applicable to the Company.

3.23                Other Representations and Warranties Relating to the Company and Subsidiaries.

(a)                All material consents, approvals, authorizations or licenses requisite under applicable Law of the People's Republic of China ("PRC") for the due and proper establishment and operation of the Company and Subsidiaries have been duly obtained from the relevant PRC Governmental Entity and are in full force and effect.

(b)                Except as disclosed in the Company SEC Reports, all material filings and registrations with the PRC Governmental Entities required in respect of the Company and Subsidiaries and their capital structure and operations including, without limitation, the registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, State Administration of Taxation, General Administration of Customs, and their respective competent local counterparts, have been duly completed in accordance with the applicable PRC Law.

(c)                Each of the Company and the Subsidiaries has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital. Except as disclosed in the Company SEC Reports and expressly contemplated under this Agreement, there are no binding commitments made by the Company or any Subsidiary to sell any equity interest in the Company or any Subsidiary.

(d)                Neither the Company nor any Subsidiary has received any letter or notice from any relevant PRC Governmental Entity notifying it of revocation of any material licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Entity for non-compliance with the terms thereof or with applicable PRC Law, or the lack of compliance or remedial actions in respect of the activities carried out by the Company or any Subsidiary.

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(e)                Each of the Company and the Subsidiaries has conducted its business activities within the permitted scope of business or have otherwise operated their business in compliance with applicable PRC Law and with all requisite licenses and approvals granted by competent PRC Governmental Entity other than such non-compliance that do not, and would not, individually or in the aggregate, have a Company Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any material part of the Company or the Subsidiaries' business which is subject to periodic renewal, the Company has no Knowledge of any reasons for which such requisite renewals will not be granted by the relevant PRC Governmental Entities.

(f)                With regard to employment and staff or labor, each of the Company and the Subsidiaries has complied with all applicable PRC Laws in all material respects, including, without limitation, those pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or similar plans.

3.24                Disclosure Letter. Simultaneously with the execution of this Agreement, the Company delivered to Parent a letter (the “Disclosure Letter”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission or evidence of materiality of such item or that such item has had or, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any fact, circumstance or information in any Section of the Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Disclosure Letter if it is reasonably apparent that such disclosure relates to one or more of all of such Sections.

3.25                Nevada Takeover Statutes. None of the requirements or restrictions of (a) the "Combinations With Interested Stockholders" statutes set forth in NRS 78.411—78.444 or (b) the “acquisition of controlling interest” statutes set forth in NRS 78.378—78.3793 (collectively, the “Takeover Statutes”) would apply to prevent the consummation of any of the transactions contemplated hereby, including the Merger.

3.26                Brokers Fees. None of the Company or any of its Subsidiaries nor any of their officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company.

3.27                No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts, management presentations or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges that Parent and Merger Sub make no representations or warranties except for the representations and warranties contained in Article IV.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1                Corporate Organization. Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and, except as would not have a Parent Material Adverse Effect, has all requisite corporate power and authority to carry on its business as presently conducted. As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger.

4.2                Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith. The board of directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their stockholders, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, Merger Sub has recommended this Agreement to Parent and Parent, as the sole stockholder of Merger Sub, has approved this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

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4.3                No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

4.4                Consents and Approvals. Except for Filings required under and compliance with the applicable requirements of the Exchange Act and the NRS, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.5                Operation and Ownership of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to or in connection with this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clean of all Liens (other than Liens created pursuant to the Debt Financing).

4.6                Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect.

4.7                Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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4.8                Financing; Equity Rollover.

(a)                Parent will have, available at the Effective Time, sufficient cash and cash equivalent resources to consummate the transactions contemplated by this Agreement, including the Merger, and to pay all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses. Subject to the terms and conditions of the Financing Documents, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Documents will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Debt Financing and to satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(b)                Parent has delivered to the Company true, complete and correct copies of (i) an executed Facility Agreement, dated as of June 8, 2012 (the “Facility Agreement”), between Parent and China Development Bank Corporation Hong Kong Branch (the “Bank Lender”), pursuant to which the Bank Lender has agreed, subject to the terms and conditions thereof, to provide the term loans described therein (the “Debt Financing”), (ii) an executed equity commitment letter (the “Chairman Commitment Letter”) from Mr. Xia to Shudong Investments Limited, a Cayman Islands exempted company with limited liability (“Holdco”), pursuant to which Mr. Xia has committed, subject to the terms and conditions thereof, to provide the equity investment set forth therein (the “Chairman Equity Financing”), (iii) an executed equity commitment letter (the “SAIF Commitment Letter”, and together with the Facility Agreement and the Chairman Commitment Letter, the “Financing Documents”) from SAIF Partners IV L.P. (“SAIF”) to Holdco, pursuant to which SAIF has committed, subject to the terms and conditions thereof, to provide the equity investment set forth therein (the “SAIF Equity Financing,” together with the Chairman Equity Financing, the “Equity Financing”) and (iv) the executed Contribution Agreements.

(c)                Each of the Chairman Commitment Letter and the SAIF Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Holdco and of the other parties thereto. The Facility Agreement is in full force and effect and is the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the Bank Lender. Each of the Contribution Agreements is in full force and effect and is a legal, valid and binding obligation of Holdco, Parent, Mr. Xia, SAIF Partners III L.P. and the other parties thereto. None of the Financing Documents has been or will be amended or modified, except as consistent with Section 6.8, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect as of the date hereof. None of the Contribution Agreements has been or will be amended or modified.

(d)                No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Contribution Agreements or any Financing Document or that would otherwise excuse or permit the Bank Lender, Mr. Xia or SAIF to refuse to fund their respective obligations under the Financing Documents to which each is party; and subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 7.1 and 7.3 hereof, none of Holdco, Parent and Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis each and every term or condition of closing to be satisfied by it in any of the Financing Documents or the Contribution Agreements, on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Debt Financing and the Equity Financing other than as expressly set forth in or contemplated by the Financing Documents as in effect on the date hereof. There are no conditions precedent related to the contribution of Shares or issuance of new shares of Holdco contemplated by the Contribution Agreements other than as expressly set forth therein or contemplated thereby.

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(e)                There are no side letters or other Contracts or arrangements (written or oral) related to the funding or investing, as applicable, of the full amount of (i) the Debt Financing other than as expressly set forth in or contemplated by the Facility Agreement, (ii) the Chairman Equity Financing other than as expressly set forth or contemplated in the Chairman Commitment Letter, and (iii) the SAIF Equity Financing other than as expressly set forth or contemplated in the SAIF Commitment Letter. There are no side letters or other Contracts or arrangements related to the contribution of Shares or issuance of new shares of Parent or Holdco other than as expressly set forth in or contemplated by the Contribution Agreements. As used in this Agreement, the term "Contract" means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

4.9                Broker's Fees. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Houlihan Lokey (China) Limited, the fees and expenses of which will be paid by Parent.

4.10                Certain Arrangements. Parent has disclosed to the Company all contracts, agreements, formal or informal arrangements or understandings (whether or not binding)(and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among, Holdco, Parent, Merger Sub, the Guarantors or any of their respective Affiliates, on the one hand, and any stockholder, member of the Company Board or officer of the Company, on the other hand relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the ownership or operation of Parent, the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.11                Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of: (a) each of the Contribution Agreements; (b) the Voting Agreement; (c) the Chairman Commitment Letter; and (d) the SAIF Commitment Letter (collectively, the "Buyer Group Contracts"), including all amendments thereto or modifications thereof. Except as set forth in a buyer disclosure letter from Parent and Merger Sub to the Company simultaneously executed with this Agreement and other than the Buyer Group Contracts, there are no side letters or other oral or written Contract relating to the transactions contemplated hereby between two or more of the following persons: each of Holdco, Parent, Merger Sub and the Guarantors or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the management and control of the Surviving Corporation following the Effective Time). The Voting Agreement has been duly and validly executed and delivered by Parent and other parties thereto and constitutes a valid and binding agreement of Parent and each of the other parties thereto, enforceable against Parent and such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law).

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4.12                No Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

4.13                Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty with respect to certain matters on the terms specified therein. The Guaranty is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of each Guarantor (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of each Guarantor under the Guaranty.

4.14                Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Company. As of the date hereof, neither Parent nor Merger Sub owns any asset (except for cash in a de minimis amount) and neither Parent nor Merger Sub have liabilities other than liabilities incidental to their formation or relating to the transactions contemplated by this Agreement or the Transaction Documents. Assuming that (a) the Company is Solvent immediately prior to the Effective Time and (b) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, at and immediately following the Effective Time, after giving effect to all of the transactions contemplated hereby, including the Debt Financing and the Equity Financing, the payment of the aggregate Merger Consideration and the aggregate amount of consideration payable at the Effective Time in accordance with Section 1.6(a) and Section 1.6(b), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and the payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent at and immediately after the Effective Time. As used in this Section 4.14, the term "Transaction Agreements" means this Agreement, the Buyer Group Contracts, the Guaranty, and the Facility Agreement, and the term "Solvent" shall mean, with respect to a particular date, that on such date, in each case on a consolidated basis (i) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (ii) Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred or agreed to incur debts beyond their ability to pay such debts as such debts mature, and (iii) Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have sufficient capital and liquidity with which to conduct their business. For purposes of this Section 4.14, "debt" means any liability on a claim, and "claim" means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured or unsecured.

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4.15                No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information. Parent and Merger Sub hereby acknowledge that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                Conduct of Business Prior to the Effective Time. Except for matters set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or with the written consent of Parent, during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and keep available the services of its current key officers and employees.

5.2                Company Forbearances.

(a)                During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent:

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(i)                issue, sell, pledge, dispose, encumber, grant, or authorize any Shares or any other capital stock of the Company or its Subsidiaries (other than pursuant to the Company Option Plan and the exercise of Company Options existing on the date hereof on the terms in effect on the date hereof);

(ii)                (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements);

(iii)                sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business;

(iv)                acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity;

(v)                amend or otherwise change the Company Articles or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company in any material respect;

(vi)                implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or as a result of change in Law;

(vii)                grant any material increases in the compensation of any of its or its Subsidiaries' directors or executive officers other than in the ordinary course of business;

(viii)                except in the ordinary course of business and consistent with past practice, (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Option Plan, (C) enter into, terminate or materially amend any Company Option Plan (or any plan, program, agreement, or arrangement that would constitute a Plan if in effect on the date hereof), (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company, (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Shares or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Shares or Company Preferred Stock;

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(ix)                incur or guarantee any long-term indebtedness for borrowed money;

(x)                enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$1,000,000 or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business; or

(xi)                agree to take any of the actions prohibited by this Section 5.2(a) .

(b)                Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3                Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the written consent of the Company, during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall, and Parent shall cause Merger Sub not to, engage in any business activity or operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                Proxy Statement and Schedule 13E-3; Stockholder Approval.

(a)                Subject to Section 6.6, promptly following the date hereof, the Company shall, with the assistance and cooperation of Parent and Merger Sub, prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders' Meeting and the Company and Parent shall jointly prepare and caused to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting or filed with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent or the Company or any of their respective Subsidiaries, officers or directors should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

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(b)                Subject to Section 6.6, as promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give proper notice of, convene and hold the Stockholders' Meeting and (ii) mail a Proxy Statement to the holders of Shares as of the record date established for the Stockholders' Meeting; provided that the Company shall not be required to mail the Proxy Statement on or before the Solicitation Period End Date or, in the event the Company is continuing to engage in activities pursuant to Section 6.6(a)(ii) with respect to an Acquisition Proposal submitted by a Continuing Party on or before the Solicitation Period End Date, the Cut-Off Date. Subject to Section 6.6(e), the Company shall include in the Proxy Statement the recommendation of the Company Board that the Company's stockholders approve this Agreement.

6.2                Reasonable Best Efforts.

(a)                The Parties shall cooperate with each other and shall, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Merger); and (ii) use its reasonable best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, including (1) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of such Party in connection with proceedings relating to or arising out of such transactions; (2) providing the other Party prior notice of any proposed substantive communication, or any proposed understanding, undertaking or agreement, with any Governmental Entity relating to such transactions or any investigations or other inquiries relating thereto, and not participating independently in any meeting, engage in any such substantive communication or furthering any such understanding, undertaking or agreement without giving the other Party prior notice thereof and, unless prohibited by such Governmental Entity, a reasonable opportunity to participate therein; and (3) keeping the other Party fully apprised of the status of matters relating to completion of such transactions; and (B) take, or to cause to be taken, all actions, and to do, or to cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (and, in any event, by no later than the End Date). Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

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(b)                In furtherance and not in limitation of the foregoing, each Party shall, and shall cause its respective Subsidiaries to, take any and all actions to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned, any Judgment, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including vigorously defending any Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (ii) eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the licensing or disposition of businesses or assets of Parent, the Company or their respective Subsidiaries or otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' freedom of action with respect to, or their ability to retain, any of their respective businesses or assets or those of the Company or its Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the dissolution or lift of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

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6.3                Access to Information.

(a)                From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, the Company shall, and shall cause each of its Subsidiaries to, afford Parent's Representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records, and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, make available to the other Party (a) to the extent not publicly available, a copy of each report, schedule, correspondence, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries or (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement.

(b)                For the avoidance of doubt, all information and materials provided pursuant to this Section 6.3 shall be subject to the provisions of Section 9.9.

6.4                Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)                Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the "Indemnified Parties"), as provided in the Company Articles or the Company Bylaws (or equivalent organizational documents of the Company's Subsidiaries), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the articles of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Articles and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

(b)                Without limiting the provisions of Section 6.4(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party.

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(c)                Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.4, as applicable, than, the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year "tail" prepaid policy on such terms and conditions (provided that the premium for such "tail" policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.4(c) .

(d)                The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.4 shall not be terminated or modified by such Parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.4, to whom this Section 6.4 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.4.

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(e)                The provisions of this Section 6.4 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.4, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.5                Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.6                Solicitation; Change of Recommendation.

(a)                Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is forty (40) days following the date of this Agreement (the "Solicitation Period End Date"), the Company, the Company Subsidiaries and their respective directors, officers, employees, advisors, representatives or agents (collectively, "Representatives") shall have the right (acting under the direction of the Special Committee) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Alternative Transaction Proposal from any third party, including by way of providing access to information pursuant to one or more confidentiality agreements containing terms at least as restrictive with respect to such Person as the terms contained in Section 9.9 are with respect to Parent, provided that any material non-public information concerning the Company or the Company Subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent simultaneously or as promptly as reasonably practicable after it is provided to such third party; (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Alternative Transaction Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Alternative Transaction Proposal.

(b)                Except as expressly permitted by this Section 6.6, the Company shall, and the Company shall instruct the Subsidiaries and Company Representatives to, immediately after the Solicitation Period End Date (or, as may relate to any Continuing Party, immediately after the Cut-Off Date): (A) cease all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction Proposal; and (B) until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce an Alternative Transaction Proposal; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussions or negotiations with any third party concerning an Alternative Transaction Proposal. For the avoidance of doubt, after the Solicitation Period End Date, the Company may continue to engage in the activities described in this Section 6.6(b) with respect to any Alternative Transaction Proposal submitted by a Continuing Party on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the fifteenth (15th) day following the Solicitation Period End Date (the "Cut-Off Date"), including with respect to any amended or revised Alternative Transaction Proposal submitted by such Continuing Party on or before the Cut-Off Date.

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(c)                Notwithstanding anything to the contrary contained in Section 6.6(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited written Alternative Transaction Proposal, then the Company may take the following actions:

(i)                contact the Person who has made such Alternative Transaction Proposal to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Alternative Transaction Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal;

(ii)                furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its respective Representatives) pursuant to a customary confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in Section 9.9 are with respect to Parent; and

(iii)                engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Alternative Transaction Proposal;

provided that prior to taking any action described in Section 6.6(c)(ii) or Section 6.6(c)(iii) above, the Special Committee shall have determined in good faith (i) (after consultation with the Company's outside financial advisors) that such Alternative Transaction Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (ii) (after consultation with the Company's outside legal advisors) that the failure to take such action would result in a breach of its fiduciary duties under applicable Law,

(d)                The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent, orally or in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person or group who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal, and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall keep Parent informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request.

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(e)                Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Alternative Transaction Proposal (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 6.6(a)(i) or Section 6.6(c)(ii)) . Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval (either before or after the Solicitation Period End Date), (x) if the Special Committee determines in good faith (after consultation with the Company's outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the recommendation of the Special Committee, may make a Change of Recommendation; and (y) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Alternative Transaction Proposal constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(d)(iii).

(f)                The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 6.6(e) unless (i) the Company has provided written notice (a "Notice of Superior Proposal") at least five (5) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, including in the case of a Superior Proposal the material terms and conditions of such Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), (ii) during the five (5) Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the five (5) Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the terms of the Debt Financing and the Equity Financing proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(f); provided that references above in this Section 6.6(f) to five (5) Business Days shall be change to references to three (3) Business Days.

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(g)                Nothing in this Agreement shall restrict the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law.

(h)                As used in this Agreement, the following terms shall have the following meanings:

(i)                The term "Alternative Transaction Proposal" means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)                The term "Superior Proposal" means a written Alternative Transaction Proposal (provided that for purposes of this definition, references to "fifteen percent (15%)" in the definition of Alternative Transaction Proposal shall be deemed to be references to "fifty percent (50%)") on terms which the Company Board and Special Committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders than the terms of this Agreement (taking into account such factors as the Company Board and Special Committee deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

(iii)                The term "Continuing Party" shall mean any Person or group (other than Parent or Merger Sub) (i) from whom the Company has received, after the date of this Agreement and prior to the Solicitation Period End Date, a written Alternative Transaction Proposal that the Company Board and Special Committee determines, as of the Solicitation Period End Date, in good faith (after consultation with its independent financial advisor and outside legal counsel) would reasonably be expected to result in a Superior Proposal and (ii) is engaged in good faith discussions with the Company with respect to such Alternative Transaction Proposal immediately prior to the Solicitation Period End Date.

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6.7                Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to such Party's Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

6.8                Financing.

(a)                Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to, at Parent’s cost and expense, provide to Holdco, Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary in connection with the Debt Financing, including (i) participation in a reasonable number of meetings, presentations, and due diligence sessions; (ii) as promptly as reasonably practical, furnishing Holdco, Parent and, as applicable, the Bank Lender with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent; and (iii) using reasonable best efforts to obtain customary legal opinions, as applicable, and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Holdco, Parent or Merger Sub, to cooperate with and assist Holdco, Parent or Merger Sub in obtaining such documentation and items. Nothing in this Section 6.8(a) shall require such cooperation to the extent it would (i) require the Company to pay or agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time or (ii) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. The effectiveness of any documents executed by the Company or any Subsidiary shall be subject to the Closing having occurred. Parent or Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any Subsidiary or any of their Representatives in connection with such cooperation requested by Parent. Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (i) any action taken by them at the request of Holdco, Parent or Merger Sub pursuant to this Section 6.8 or in connection with the arrangement of any Debt Financing or (ii) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Nothing contained in this Section 6.8 or otherwise shall require the Company to be an issuer or other obligor with respect to any Debt Financing prior to the Effective Time. All material, non-public information regarding the Company and its Subsidiaries provided to Holdco, Parent, Merger Sub or their respective Representatives pursuant to this Section 6.8 shall be kept confidential by them in accordance with Section 9.9.

(b)                Holdco, Parent and Merger Sub shall each use its reasonable best efforts to complete the Debt Financing and the Equity Financing on the terms and conditions described in the Financing Documents and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Documents without the prior written consent of the Special Committee if such amendments, modifications or waivers would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing and the Equity Financing below the amount required to consummate the Merger, (ii) impose new or additional conditions to the receipt of the Debt Financing or the Equity Financing, (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely impact the ability of Holdco, Parent or Merger Sub to enforce their respective rights against the other parties to the Financing Documents. In addition, Holdco, Parent and Merger Sub shall each use its reasonable best efforts to (i) negotiate definitive agreements with respect to the Chairman Equity Financing and SAIF Equity Financing on the terms and conditions contained in the Chairman Commitment Letter and the SAIF Commitment Letter respectively, or on other terms reasonably acceptable to Holdco and Parent and not in violation of this Section 6.8(b), and (ii) satisfy on a timely basis all conditions applicable to the Debt Financing set forth in the Facility Agreement. In the event that all conditions to funding under the Financing Documents (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Holdco and Parent shall each use its reasonable best efforts to cause the Bank Lender, Mr. Xia and SAIF to fund the Debt Financing and the Equity Financing required to consummate the transactions contemplated under this Agreement, including the Merger in accordance with the terms of this Agreement. In the event any portion of the Debt Financing or the Equity Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents, (i) Parent shall promptly notify the Company, and (ii) Holdco, Parent and Merger Sub shall each use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Holdco, Parent and Merger Sub, in an amount sufficient to consummate the Merger as promptly as possible, but in any event no later than the earlier of (A) thirty (30) days after the originally contemplated Closing Date, or (B) at ten (10) Business Days prior to the End Date.

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(c)                Holdco, Parent and Merger Sub shall each use its reasonable best efforts to consummate the transactions contemplated by the Contribution Agreements immediately prior to the Closing on the terms and conditions described in the Contribution Agreements and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreements that would reasonably be expected to (in the Special Committee’s reasonable judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

6.9                Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts (a) to take all reasonable action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all reasonable action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

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6.10                Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

6.11                Participation in Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12                Publicity. Each of the Company, Parent and Merger Sub shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party's securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

6.13                Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. At the Stockholders' Meeting and any other meeting of the stockholders of the Company called to seek the Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other transactions contemplated herein is sought, Parent shall vote the Shares it beneficially owns, and shall cause the Rollover Shares and Voting Shares to be voted, in favor of granting the Stockholder Approval.

6.14                Payment to a Certain Creditor. Pursuant to a Memorandum of Cooperation between China TransInfo Group Co., Ltd., a variable interest entity of the Company, and Beijing Shiji Yingli Technologies, Co., Ltd. (“BSYT”), dated as of October 19, 2010, BSYT transferred the NEDO Project to China TransInfo Group Co., Ltd. In consideration for the benefits received in the transfer of the NEDO Project, the Company has agreed to issue 200,000 Shares to BSYT (the “NEDO Project Shares”) or otherwise pay BSYT an amount in cash equal to the value of NEDO Project Shares. Parent and Merger Sub covenant that, unless otherwise mutually agreed in writing between Parent and BSYT, no later than two Business Days after the Effective Time, Parent shall pay, or shall cause to be paid, to Mr. Xiao Yu, as the beneficiary designated by BSYT, an amount in cash equal to US$1,160,000, which is the amount equal to (x) the Merger Consideration multiplied by (y) the number of the NEDO Project Shares, in substitution for, and in full satisfaction of, the Company's obligation to deliver the NEDO Project Shares.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1                Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) by Parent and the Company prior to the Effective Time of the following conditions:

(a)                Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)                No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2                Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.1 (Organization and Qualification), 3.3 (Authorization, Special Committee and Fairness), 3.5 (Capitalization) and 3.8(a) (Material Changes; Undisclosed Events, Liabilities or Developments) shall be true and correct in all respects and (ii) set forth in each other Section or subsection of this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, in the case of clause (i) and (ii) both as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Company Material Adverse Effect" and words of similar import. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect.

(b)                Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)                No Material Adverse Effect. Since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

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7.3                Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Parent Material Adverse Effect" and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b)                Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a)                by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee);

(b)                by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree;

(c)                by either the Company or Parent if (i) the Merger shall not have been consummated on or before April 7, 2013 (as may be extended pursuant to this Section 8.1(c), the "End Date"); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of or primarily resulted in the failure of the Closing to occur by such date; provided, further, that, if as of the Business Day immediately preceding the End Date (without any extension thereto, or in the event any Party has extended the End Date pursuant to this Section 8.1(c), as of the Business Day immediately preceding the end of such extension) the condition in Section 7.1(b) has not been satisfied or waived, and all other conditions set forth in Article VII have been satisfied or waived (or, in the case of those conditions that by their nature may only be satisfied at the Closing, such conditions would be satisfied if such Business Day were the Closing Date), then the Company or Parent may extend the End Date for periods of additional twenty (20) calendar days, by delivery to the other Parties of written notice of such extension signed by a senior executive officer of the Company or Parent, as applicable, but in no event will the End Date be extended beyond June 7, 2013; or (ii) the Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

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(d)                by the Company, if:

(i)                Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if a material breach of this Agreement by the Company has been the primary cause of or primarily resulted in the failure of any such condition capable of satisfaction;

(ii)                if (x) all of the conditions to closing contained in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by Parent at the Closing)) and (y) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.2; or

(iii)                the Company effects a Change of Recommendation or enters into a definitive written agreement with respect to a Superior Proposal after (A) complying with the applicable provisions of Section 6.6 and (B) paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b); or

(e)                by Parent, if:

(i)                the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to Parent if a material breach of this Agreement by Parent or Merger Sub has been the primary cause of or primarily resulted in the failure of any such condition capable of satisfaction; or

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(ii) the Company Board effects a Change of Recommendation.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is being effected.

8.2                Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.12, 8.2 and 8.3 and Article IX shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3                Fees and Expenses.

(a)                Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

(b)                In the event that (i) the Company terminates this Agreement pursuant to Section 8.1(d)(iii); (ii) (A) prior to the Stockholders' Meeting and after the date hereof, any Person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c)(i) without the Stockholder Approval having been obtained or Section 8.1(c)(ii), and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; or (iii) Parent terminates this Agreement pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii), then the Company shall pay Parent a fee in the amount of US$1,500,000 (the "Company Termination Fee") at the time of such termination, in the case of a termination described in clause (i) or (iii) above, or upon the consummation of such transaction, in the case of a termination described in clause (ii) above. For the purposes of the foregoing, the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 6.6(h)(i) except that the references to "fifteen percent (15%)" shall be deemed to be references to "fifty percent (50%)." Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee (x) on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i) .

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(c)                In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then Parent shall pay a termination fee to the Company in an amount equal to US$2,800,000 (the "Parent Termination Fee").

(d)                The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement, and (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. In the event that either Party fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

(e)                In the event that either of Parent or Merger Sub fails to effect the Closing when required by Section 1.2 for any reason or otherwise breaches this Agreement or fails to perform hereunder (in each case, whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive (i) the Parent Termination Fee; (ii) any reimbursement of costs and expenses pursuant to the last sentence of Section 8.3(d); and (iii) any amount in respect of which it is indemnified by Parent pursuant to Section 6.8(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Company Group against the Parent Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise); provided, however, the limitation of remedies set forth under this Section 8.3(e) shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts specified in Section 2.1 within one (1) Business Day following the Effective Time. As used in this Agreement, the term "Company Group") means the Company, its Subsidiaries and their respective direct or indirect stockholders, Affiliates and Representatives, and the term "Parent") means Parent, Merger Sub, their respective direct and indirect stockholders and Affiliates and any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent and Merger Sub.

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(f)                Subject to Section 9.8, in the event that the Company fails to effect the Closing when required by Section 1.2 for any reason or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), Parent’s right to terminate this Agreement and receive (i) the Company Termination Fee; and (ii) any reimbursement of costs and expenses pursuant to the last sentence of Section 8.3(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise).

8.4                Amendment. Subject to the applicable provisions of the NRS, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, each of the Company Board and Special Committee have approved such amendment in writing, and (b) after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5                Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.3 (Access to Information), 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance), 8.2 (Effect of Termination) and this Article IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

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9.2                Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                if to the Company, to:

China TransInfo Technology Corp.
9th Floor, Vision Building,
39 Xueyuanlu, Haidian District,
Beijing 100191, China
Attention: General Counsel
Facsimile: +86 10 5169 1666

with a copy to:

Shearman & Sterling LLP
12F East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing 100022, China
Attention: Lee Edwards
Facsimile: +86 10 6563 6001

and

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Attention: Louis Bevilacqua
Facsimile: +1 202-663-8007

if to Parent or Merger Sub, to:

c/o China TransInfo Technology Corp
9th Floor, Vision Building,
39 Xueyuanlu, Haidian District,
Beijing 100191, China
Attention: Mr. Shudong Xia
Facsimile: +86 10 5169 1666

with a copy to:

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Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China
Attention: Peter X. Huang
Facsimile: +86 10 6535 5577

9.3                Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Sections of the Disclosure Letter, such reference shall be to an Article or Section of or Exhibit or Section of the Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "herewith," "hereto" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All Sections of the Disclosure Letter and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

9.4                Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5                Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6                Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles, except that matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the Laws of the State of Nevada. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Borough of Manhattan of the City of New York. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

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9.7                Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than Section 6.4 and Section 6.14 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8                Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the Borough of Manhattan of the City of New York, this being in addition to any other remedy to which such Party is entitled at Law or in equity. The Company further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The Parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement (other than the remedies for failure to fund the Merger Consideration set forth in Section 2.7) and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 8.1, 8.2 and 8.3 (which shall be in addition to the remedies set forth in Section 2.7, if applicable).

9.9                Confidentiality.

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(a)                Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other Party Confidential Information. Subject to Section 9.9(b), unless otherwise agreed to in writing by the disclosing Party, the receiving Party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving Party’s Representatives or, in the case of Parent as the receiving Party, SAIF and any source of potential debt financing and their respective Representatives, in each case, (A) who are actively and directly participating in the consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom the receiving Party will cause to observe the terms of this Section 9.9, and (ii) not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement and other Transaction Documents. Each Party acknowledges that such Party shall be responsible for any breach of the terms of this Section 9.9 by such Party or its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)                In the event that the receiving Party or any of its Representatives or, in the case of Parent as the receiving Party, SAIF or any source of potential debt financing or any of their respective Representatives, is requested pursuant to, or required by, Law to disclose any the Confidential Information, the receiving Party will provide the disclosing Party with prompt notice of such request or requirement in order to enable the disclosing Party to seek an appropriate protective order or other remedy (and if the disclosing Party seeks such an order, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request), to consult with the receiving Party with respect to the disclosing Party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.9. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance, in whole or in part, with the terms of this Section 9.9, the receiving Party or its Representative will disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed and will use such disclosing Party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

(c)                As used in this Agreement, the term “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one Party or any of its Affiliates to the other Party or any of its Affiliates, concerning the disclosing Party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Section 9.9 or other obligation of confidentiality, (ii) was available to the receiving Party on a nonconfidential basis prior to its disclosure by the disclosing Party or the disclosing Party’s Representatives, or (iii) becomes available to the receiving Party on a nonconfidential basis from a Person (other than the disclosing Party or the disclosing Party’s Representatives) who is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party or any of the disclosing Party’s Representatives.

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9.10                WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.11                Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRANSCLOUD COMPANY LIMITED

By: /s/ Shudong Xia
Name: Shudong Xia
Title: Director

TRANSCLOUD ACQUISITION, INC.

By: /s/ Shudong Xia
Name: Shudong Xia
Title: Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHINA TRANSINFO TECHNOLOGY CORP.

By: /s/ Xingming Zhang
Name: Xingming Zhang
Title: Chairman of the Special Committee

ANNEX B

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of June 8, 2012 (this “Limited Guarantee”), by Mr. Shudong Xia and SAIF Partners IV L.P. (the “Guarantors”) in favor of China TransInfo Technology Corp., a Nevada corporation (the “Guaranteed Party”). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.                 GUARANTEE. (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of all of the payment obligations of Parent and Merger Sub with respect to the payment of (i) the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement, (ii) any reimbursement of costs and expenses pursuant to the last sentence of Section 8.3(d) of the Merger Agreement, and (iii) any amount in respect of which the Guaranteed Party is reimbursed by Parent or Merger Sub pursuant to Section 6.8(a) of the Merger Agreement (collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall such Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s respective percentage, as set forth opposite its or his name on Annex A hereto, of the amount of the Obligations (the “Maximum Amount”). No Guarantor shall have any obligations or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

(b)                 Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to each Guarantor’s Maximum Amount). In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations (subject to each Guarantor’s Maximum Amount), regardless of whether any action is brought against Parent or Merger Sub. Each Guarantor agrees, severally but not jointly nor jointly and severally, to pay on demand its pro rata portion (based on the percentage set forth in Annex A hereto) of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) any of the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) any of the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantors are required to make such payment hereunder.

2.                 NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. This is an unconditional guarantee of payment and not of collectability. Each Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

3.                 CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, Parent or Merger Sub without in any way impairing or affecting each Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (d) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (e) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (f) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 8.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (g) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; or (h) any discharge of any Guarantor as a matter of applicable Law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligation (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of such Guarantor’s obligations hereunder. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Related Persons (as defined below) not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein) and (ii) claims against Parent and Merger Sub under the Merger Agreement ((i) and (ii) collectively, the “Retained Claims”). The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at Law)), each Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.                 NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.                 REPRESENTATIONS AND WARRANTIES. Each Guarantor (other than, in the case of Mr. Shudong Xia, the representations and warranties contained in Sections 5(a) and 5(b)(i)) hereby represents and warrants to the Guaranteed Party that:

(a)                 such Guarantor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

(b)                 the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene (i) any provision of such Guarantor’s charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) any Law or contractual restriction binding on the Guarantor or its assets;

(c)                 all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)                 this Limited Guarantee constitutes a legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e)                 (i) such Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.                 NO ASSIGNMENT. Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the other party hereto.

7.                 NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to Mr. Shudong Xia, to:

c/o China TransInfo Technology Corp.
9th Floor, Vision Building,
39 Xueyuanlu, Haidian District,
Beijing 100191, China

Attention: Mr. Shudong Xia
Facsimile: +86 10 5169 1666

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China

Attention: Peter X. Huang
Facsimile: +86 10 6535 5577

if to SAIF, to:

SAIF Partners IV L.P.
2516-2520, Two Pacific Place
88 Queensway, Hong Kong
Attention: Andrew Y. Yan
Facsimile: +852 2234 9116

or to such other address or facsimile number as the Guarantors shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.                 CONTINUING GUARANTEE. This Limited Guarantee will terminate, and be of no further force or effect, upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or under circumstances in which Parent and Merger Sub would not have any Obligations (including, without limitation, the obligation to pay the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement) and (c) the 90th day following the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Merger Sub would have such Obligations (including, without limitation, the obligation to pay the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement), unless a claim for such a payment has been made in writing prior thereto, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Guarantors’ obligations hereunder (subject to each Guarantor’s Maximum Amount), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting each Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party (other than the Retained Claims) or any Guarantor, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement (other than the Retained Claims), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.

9.                 NO RECOURSE.

(a)                 The Guaranteed Party acknowledges that the sole assets of each of Parent and Merger Sub are (i) its rights under the Transaction Agreements and (ii) de minimis amount of cash and that no funds are expected to be contributed to either Parent or Merger Sub until immediately prior to the Closing. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any permitted assignees thereof) have any obligations under this Limited Guarantee and that, notwithstanding that any Guarantor may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of a Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such Persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for any Retained Claims.

(b)                 Recourse against the Guarantors and their permitted assignees under and pursuant to the terms of this Limited Guarantee and the Retained Claims shall be the only and exclusive remedy of the Guaranteed Party and all of its Related Persons against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, except as expressly set forth in this Limited Guarantee.

(c)                 For the purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

(d)                 For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a Person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

10.                 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.                 ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12.                 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guarantee and all claims and defenses arising out of or relating to this Limited Guarantee or the breach, termination or validity of this Limited Guarantee, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby (a) submit for itself and its property to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in such court or that such court is an inconvenient forum for the action and agrees not to assert, plead or claim the same; (c) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; (d) irrevocably waives any right to remove any such action from the state court sitting in New York City or any federal court sitting in the Southern District of New York to any other court; (e) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address set forth in Section 7 of this Limited Guarantee); and (f) agrees that nothing in this Limited Guarantee shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

13.                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

14.                 NO THIRD PARTY BENEFICIARIES. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.                 COUNTERPARTS. This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or in .pdf form, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.                 SEVERABILITY. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Maximum Amount of the Guarantors or the provisions set forth in Sections 3, 9 and 10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.                 HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SHUDONG XIA

By: /s/ Shudong Xia

SAIF PARTNERS IV L.P.

By: /s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory

Accepted and Agreed to:

CHINA TRANSINFO TECHNOLOGY CORP.

By:  /s/ Xingming Zhang
Name: Xingming Zhang
Title: Chairman of the Special Committee

Annex A

Guarantor	Pro Rata Share
Mr. Shudong Xia	70%
SAIF Partners IV L.P.	30%

ANNEX C

FINANCIAL ADVISOR OPINION

June 7, 2012

China TransInfo Technology Corp.
Special Committee of the Board of Directors
9th Floor, Vision Building
No 39 Xueyuanlu Haidian District
Beijing, 100191, China

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively the “Stockholders”) of the outstanding shares (each, a “Share”) of common stock of China TransInfo Technology Corp. (the “Company”), other than Shares owned by the Excluded Holders (as defined below), of $5.80 per share in cash (the “Merger Consideration”) proposed to be paid to such Stockholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and the Company. The Excluded Holders are defined herein as Parent, Merger Sub and their Affiliates (as defined in the Merger Agreement) and the Rollover Holders (as defined in the Merger Agreement). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) and each Share, other than Shares held by the Excluded Holders, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement sent to us on June 6, 2012; (b) certain audited historical financial statements of the Company for the years ended December 31, 2009 through December 31, 2011; (c) the unaudited financial statements of the Company for the 3 month periods ended March 31, 2011 and March 31, 2012; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2012 through 2016 (the “Forecasts”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company and the industry in which it operates. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by the senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We have assumed, at the direction of the Company, that the final executed Merger Agreement will not differ in any material respect from the draft of the Merger Agreement referred to above. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its counsel and accountants for legal, accounting, tax and regulatory matters and we express no opinion as to any of such advice. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment, modification or waiver of any material terms or conditions. As of the date of this letter, we did not seek alternative participants for the proposed Merger.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which was payable when we rendered this opinion and a portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders, other than the Excluded Holders, of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to the Board, the Committee or any Stockholder as to how such person should act or vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be reproduced in its entirety in a proxy statement that is required to be filed with the Securities and Exchange Commission and mailed to the Stockholders by the Company with respect to the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders other than the Excluded Holders.

Very truly yours,

/s/ William Blair & Company L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

     ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

China TransInfo Technology Corp.: Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. None of the Company or any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of China TransInfo Technology Corp.

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”) in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

Walter Teh-Ming Kwauk. Mr. Kwauk has been the Company’s director since December 12, 2011. Mr. Kwauk is a vice president of Motorola Solutions, Inc. (“Motorola”) and its director of corporate strategic finance and tax, Asia Pacific. He joined Motorola in January 2003 after 25 years of professional services with KPMG in Vancouver, Hong Kong, Beijing and Shanghai. Between 1987 and 2002, Mr. Kwauk held a number of senior positions in KPMG, including general manager of KPMG’s joint accounting firm, managing partner in KPMG’s Shanghai office and partner in KPMG’s Hong Kong office. Mr. Kwauk is also an independent non-executive director of Alibaba.com Limited. Mr. Kwauk is a member of the Hong Kong Institute of Certified Public Accountants. Mr. Kwauk is a citizen of Canada.

Zhongsu Chen. Dr. Chen has been the Company’s director since May 1, 2008. Dr. Chen has more than 20 years of experience in information technology, including nine years in Wall Street firms such as DLJ, Standard & Poor’s, New York Life and Ambac Financial Group. Since May 2005, Dr. Chen has been the managing director of Time Innovation Ventures, a venture capital company. He also serves on the board of directors of Beijing Ahelios Consulting, an IT consulting company and Beijing Xiakexing Network Technologies, a Chinese company producing animation products. From 2001 to 2005, Dr. Chen worked as the deputy chief technology officer at the Shanghai Stock Exchange. From 2003 to 2004, he led China’s National Financial Standardization Securities Trading Protocol Working Group, which defined China’s Securities Trading Exchange Protocol technology standard, and served as an advisor of the Shenzhen Stock Exchange Technology Development Strategy Committee. In 2006, Dr. Chen was appointed by the Chinese government as a member of the Working Group for the Foundation of China’s Futures Exchange. Dr. Chen is a citizen of the United States.

Danxia Huang. Ms. Huang became the Company’s vice president of finance and treasurer on May 14, 2007 and became the Company’s director on May 27, 2007. Currently, Ms. Huang is vice president of operations in charge of the Company’s strategic development, business administration management and finance. Since November 2006, Ms. Huang has been Vice President of PKU, where she is in charge of strategic development, business administration management and finance. From April 2005 to November 2006, Ms. Huang was the vice president of First City Investment Inc. of Hong Kong. From April 2001 to April 2005, Ms Huang worked at Beijing Business Travel Holiday Net-Tech Co., Ltd., an internet company, as chief executive officer. Ms. Huang is a citizen of the PRC.

Dan Liu. Mr. Liu has been the Company’s director since May 1, 2008. Mr. Liu held several management positions at China Electronics Import and Export Corporation for more than ten years and was vice president of China Electronics Corporation from 1990 to 1991. From 1991 to 1997, Mr. Liu was chairman of the board of Intel (China), a semiconductor manufacturer. Mr. Liu was also senior advisor to Motorola (China), a provider of mobile devices and broad band communication and enterprise mobility solutions, from 1994 to 1998. From 1991 to 2000, Mr. Liu was the president of China Tongda Networking Corporation, a communication system integration company. From 2001 to 2002, Mr. Liu was the vice general manager of China Electronics Corporation. Mr. Liu is currently a councilor at Chinese Association of Electronics, China Software Industry Association, China News Technology Association, and China Public Relations Association. Mr. Liu is a citizen of the PRC.

Brandon Ho-Ping Lin. Mr. Lin has been the Company’s director since September 28, 2008. Mr. Lin is a partner at SAIF Advisors Limited, which is one of the largest and most successful growth venture capital funds focused on China. Prior to joining SAIF Advisors Limited in 2001, Mr. Lin was a Vice President in investment banking with Credit Suisse/Donaldson, Lufkin & Jenrette (DLJ) in New York from 1997 to 2001 where he executed mergers & acquisitions, high yield debt and initial public offering transactions for leveraged buy-outs and technology companies. From 1994 to 1997, Mr. Lin worked as an associate with Sullivan & Cromwell LLP. Mr. Lin is also a director of several SAIF Advisors Limited’s portfolio companies, which include NVC Lighting Holding Limited, Jiangxi Runtian Beverage LLC and Best Elite International Limited. Mr. Lin is a citizen of Hong Kong Special Administrative Region, the PRC.

Xingming Zhang. Mr. Zhang has been the Company’s director since June 11, 2010. Mr. Zhang has severed as an executive director of investment banking in Guotai Junan Securities Co., Ltd., (“Guotai”), one of the largest investment banking and securities companies in China, since March 2009. Mr. Zhang is mainly in charge of the investment banking services of Guotai in the transportation industry including financing, IPO, restructuring and M&A. From May 2006 to March 2009, Mr. Zhang worked as the executive director of Antaeus Capital Inc.’s China office, which is a full service securities brokerage and investment banking firm. From 2003 to 2006, he worked as General Manager of the Investment Department of China Landgent Group, a company engaged in the business of real estate development and education industry. Mr. Zhang is a qualified securities practitioner and a charted representative of underwriters in China. Mr. Zhang is a citizen of the PRC.

Executive Officers of China TransInfo Technology Corp. (other than Mr. Xia and Danxia Huang)

Zhibin Lai. Mr. Lai has been the Company’s Vice President since May 14, 2007. Mr. Lai is in charge of GIS application service for the Transportation sector. Since 2000, Mr. Lai has been Vice President of PKU, where he is in charge of the GIS application service for the transportation sector. From 1988 to 2000, Mr. Lai was the head of the Software Department of Fangda Century Group (Beijing) where he was in charge of the GIS Study Center in City and Environment Department at Peking University. Mr. Lai is a citizen of the PRC.

Zhiping Zhang. Mr. Zhang has been the Company’s Vice President of Research and Development since May 14, 2007. Mr. Zhang is in charge of the R&D and GIS application service in Land and Resources sector. Since 2001, Mr. Zhang has been Vice President of PKU, where he is in charge of the R&D and GIS application service in Land and Resources sector. From July 1995 to 2001, Mr. Zhang was a professor of Remote Sensing at the Geography Information Institute of Peking University. Mr. Zhang is a citizen of the PRC.

Shan Qu. Mr. Qu became the Company’s Vice President on January 26, 2011. Mr. Qu has served as the General Manager of Beijing UNISITS Technology Co., Ltd. since November 2002. From September 1995 to November 2002, he served as the general manager in the intelligent transportation and engineering control department of Tsinghua Unisplendour Corporation Limited., a company engaged in the business of transportation. Mr. Qu is a citizen of the PRC.

Rong Zhang. Mr. Zhang has been the Company’s Chief Financial Officer since January 1, 2011. Prior to joining the Company, from July 2009 to December 2010, Mr. Zhang worked in Beijing as the Chief Financial Officer of China Vocational Training Holdings Co., Ltd., the largest automotive technician training school chain in China. Since August 2008, Mr. Zhang has served as a non-employee director of SVTeck, Inc., a silicon valley start-up in online reputation grading/search business using advanced dynamic programming as well as artificial intelligence and of OKIKI Education Management Co., Ltd., a preschool education chain aiming at expansion in China. From August 2007 to August 2008, Mr. Zhang worked as the Chief Financial Officer of Taizinai Group, a major company in China’s beverage market. From July 2005 to July 2007, Mr. Zhang was the Asia Pacific Controller of DraftFCB as well as the Asia Pacific Lead Area Controller of Interpublic Group of Companies, Inc. (DraftFCB’s parent company), one of the world’s largest advertising and marketing services companies. From January 2004 to July 2005, Mr. Zhang was a Senior Analyst and Project Leader at MCI, Inc., now a telecommunications subsidiary of Verizon Communications Inc., a global broadband and telecommunications company. From July 1997 to January 2004, Mr. Zhang worked in several finance and accounting positions in the United States, including as a Senior Analyst in Atlanta at ACSI Network Technologies, a telecommunications company that specialized in fiber optic broadband services; Senior Auditor at Union Camp Corporation and International Paper, an American pulp and paper company and as a Staff Auditor at Deloitte & Touche’s Atlanta, Georgia office. Mr. Zhang is a U.S. Certified Public Accountant. Mr. Zhang is a citizen of the United States.

Parent, Merger Sub and Holdco: Set forth below for the sole director and executive officer of each of Parent, Merger Sub and Holdco, is his present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of such director. During the past five years, none of Parent, Merger Sub, Holdco and none of their respective directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Parent, Merger Sub, Holdco and none of their respective directors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Sole Director and Executive Officer of Parent, Merger Sub and Holdco

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, PKU in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

Karmen Investment Holdings Limited: Set forth below for the sole director and executive officer of Karmen is his present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of such director. During the past five years, none of Karmen and none of Karmen’s directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Karmen and none of Karmen’s respective directors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Sole Director and Executive Officer of Karmen Investment Holdings Limited

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, PKU in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

SAIF III: Andrew Y. Yan is the sole shareholder and sole director of SAIF III GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF III GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners III, a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have sole voting and dispositive powers with respect to the securities held by SAIF Partners III.

SAIF III GP L.P. is a limited partnership formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF III GP L.P. is to serve as the general partner and adviser in various investment vehicles, including SAIF III. The registered office of SAIF III GP L.P. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

SAIF III GP Capital Ltd. is a limited liability entity formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF III GP Capital Ltd. is to serve as the general partner and adviser in various investment vehicles, including SAIF III. The registered office of SAIF III GP Capital Ltd. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

Andrew Y. Yan. Mr. Yan has been the managing partner of SAIF Advisors Limited for the past ten years. Mr. Yan is a citizen of Hong Kong, Special Administrative Region, the PRC.

SAIF IV: Andrew Y. Yan is the sole shareholder and sole director of SAIF IV GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF IV GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners IV, a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have sole voting and dispositive powers with respect to the securities held by SAIF Partners IV L.P.

SAIF IV GP L.P. is a limited partnership formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF IV GP L.P. is to serve as the general partner and adviser in various investment vehicles, including SAIF IV. The registered office of SAIF IV GP L.P. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its contact telephone number is +852 2918 2200.

SAIF IV GP Capital Ltd. is a limited liability entity formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF IV GP Capital Ltd. is to serve as the general partner and adviser in various investment vehicles, including SAIF IV. The registered office of SAIF IV GP Capital Ltd. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its contact telephone number is +852 2918 2200.

Andrew Y. Yan. Mr. Yan has been the managing partner of SAIF Advisors Limited for the past ten years. Mr. Yan is a citizen of Hong Kong, Special Administrative Region, the PRC.

     ANNEX E

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

CHINA TRANSINFO TECHNOLOGY CORP.
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints _____and _____, or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of China TransInfo Technology Corp. (the “Company”) held of record by the undersigned on _____, 2012, at the special meeting of stockholders to be held at _____local time, on _____, 2012, at _____or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time the day prior to the special meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL

Go to the website listed above.	Use any touch-tone telephone.	Mark, sign and date your proxy card.
Have your proxy card ready.	Have your proxy card ready.	Detach your proxy card.
Follow the simple instructions that appear	Follow the simple recorded	Return your proxy card in the
on your computer screen.	instructions.	postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” the approval of the merger agreement and a vote “FOR” Proposal 2.

	FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), with TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
2.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

	[ ]	[ ]	[ ]

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated: , 2012

Signature:

Title or Authority:

Signature (if held jointly):